UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Dean Foods Company

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NOTICE OF STOCKHOLDERS’ MEETING

We will hold this year’s annual stockholders’ meeting on Thursday, May 19, 2011, at 10:00 a.m. at the Dallas Museum of Art, 1717 North Harwood, Dallas, Texas 75201.

At the meeting, we will ask you to consider and vote on the following proposals recently adopted by our Board of Directors:

•	Proposal One: A proposal to re-elect Stephen L. Green, Joseph S. Hardin, Jr. and John R. Muse as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to amend our 2007 Stock Incentive Plan to increase the shares available for grant by 2.34 million shares.

•	Proposal Three: A proposal to approve our executive compensation.

•	Proposal Four: A proposal to approve the frequency of stockholder votes on our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2011.

In addition, we will ask you to consider and vote on a stockholder proposal related to tax gross-ups that is opposed by our Board of Directors, as described on pages 17-19 in the accompanying Proxy Statement.

We will also discuss and take action on any other business that is properly brought before the meeting.

If you were a stockholder of record on March 23, 2011, you are entitled to vote on the proposals to be considered at this year’s meeting.

This Notice and the accompanying Proxy Statement are first being mailed to stockholders on or about April 15, 2011.

By order of the Board of Directors,

Steven J. Kemps
Executive Vice President,
General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL STOCKHOLDERS’ MEETING TO BE HELD ON MAY 19, 2011

The Company’s Proxy Statement and Annual Report to Security Holders for the fiscal year ended December 31, 2010 are available at www.deanfoods.com/proxymaterials

How much are our Named Executive Officers paid?	60
Do we have agreements with our Named Executive Officers or directors?	72
How much stock do our executive officers and directors own?	76
Do we have any holders who beneficially own more than 5% of our common stock?	77
What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?	78
Have our equity compensation plans been approved by our stockholders?	79
Section 16(a) Beneficial Ownership Reporting Compliance	80

YOU ARE INVITED

April 15, 2011

Dear Fellow Stockholders,

We hope that you will attend our annual stockholders’ meeting on Thursday, May 19, 2011. At the annual meeting, after we vote on the proposals described in this Proxy Statement, we will present a brief report on our 2010 results and an update on our business. As always, we will conclude the meeting by inviting you to ask questions and make comments. For your convenience, we will present a live webcast of the annual meeting, which you can access through our corporate website at www.deanfoods.com.

If you have questions regarding any of the matters contained in this Proxy Statement, please contact our Investor Relations Department at 800.431.9214. We look forward to seeing you at this year’s meeting.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

QUESTIONS AND ANSWERS

Why did I receive this Proxy Statement?

On April 15, 2011, we began mailing this Proxy Statement to everyone who was a stockholder of record of our Company on March 23, 2011, the record date for our annual stockholders’ meeting. One purpose of this Proxy Statement is to let our stockholders know when and where we will hold our annual stockholders’ meeting.

More importantly, this Proxy Statement:

•	Includes detailed information about the matters that will be discussed and voted on at the meeting, and

•	Provides updated information about our Company that you should consider in order to make an informed decision at the meeting.

I received more than one Proxy Statement. Why?

If you received more than one Proxy Statement, your shares are probably registered differently or are in more than one account. Please vote each proxy card or voting card that you received.

How can I change the number of copies of the Annual Report and Proxy Statement being delivered to my household for future mailings?

Family members who are registered owners of our stock and who live in the same household generally receive only one copy per household of the Annual Report, Proxy Statement, and most other mailings. The only item that is separately mailed for each registered stockholder or account is a proxy card. If you would like to start receiving separate copies in your name, apart from others in your household, please contact our Investor Relations Department at 800.431.9214 and request that action. Within 30 days after your request is received, we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate duplications, please contact our Investor Relations Department at 800.431.9214 and request that action. That request must be made by each registered stockholder in the household.

How can I obtain my own separate copy of the Annual Report and Proxy Statement for the meeting in May?

For multiple stockholders who live in the same household and want separate copies of the Annual Report and Proxy Statement for review prior to the meeting in May, you may download them from www.deanfoods.com/proxymaterials. We will also have materials available at the meeting. If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you would like copies mailed to you and you are a registered stockholder, such materials will be mailed promptly if you request them from our transfer agent at 866.557.8698. We cannot guarantee you will receive mailed copies before the meeting.

What will occur at the annual meeting?

First we will determine whether enough stockholders are present at the meeting to conduct business. A stockholder will be deemed to be present at the meeting if the stockholder:

•	Is present in person, or

•	Is not present in person but has voted by proxy either by telephone, online or mail prior to the meeting.

According to our bylaws, holders of at least 91,584,262 shares of our common stock (which is a majority of the shares of our common stock that were outstanding on March 23, 2011) must be present at this year’s meeting in order to conduct the meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining if enough stockholders are present (in person or by proxy) to conduct the meeting. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If holders of fewer than 91,584,262 shares are present at the meeting, we will adjourn the meeting and reschedule it. The new meeting date will be announced at the meeting. If enough stockholders are present at the meeting to conduct business, then we will vote on:

•	Proposal One: A proposal to re-elect Stephen L. Green, Joseph S. Hardin, Jr. and John R. Muse as members of our Board of Directors for a three-year term.

•	Proposal Two: A proposal to amend our 2007 Stock Incentive Plan to increase the shares available for grant by 2.34 million shares.

•	Proposal Three: A proposal to approve our executive compensation.

•	Proposal Four: A proposal to approve the frequency of stockholder votes on our executive compensation.

•	Proposal Five: A proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for 2011.

•	Proposal Six: A stockholder proposal related to tax gross-ups as described on pages 17-19.

Proposals One, Two, Three, Four and Five have been approved by our Board of Directors. The Board of Directors is now soliciting your vote on these proposals and recommends that you vote FOR each of Proposals One, Two, Three and Five. The Board of Directors recommends that you vote in favor of holding an advisory vote on our executive compensation EVERY TWO YEARS on Proposal Four. The Board of Directors recommends that you vote AGAINST Proposal Six.

On each proposal, you are entitled to one vote for each share of stock that you owned on March 23, 2011. Cumulative voting is not permitted.

Our common stock was the only class of stock outstanding on March 23, 2011. As of that date, there were 183,168,522 shares of common stock issued and outstanding.

After each proposal has been voted on at the meeting, we will discuss and take action on any other matter that is properly brought before the meeting. Also, our management team will present a brief report on our 2010 results and an update on our business.

How many votes are necessary to re-elect the nominees for director?

In 2009, we implemented majority voting for the election of our directors, which became effective following our 2009 annual meeting of stockholders. Our bylaws currently provide that in an uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), if the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, that director shall be elected. Abstentions or “broker non-votes” will not be counted as votes cast either “for” or “against” any director’s election. If an incumbent director does not receive a majority of the votes cast “for” election, then the director must follow the guidelines set forth in the Board’s Corporate Governance Principles related to director elections, which provide that the director shall offer to tender his or her resignation to the Board. The Board then makes a determination of whether to accept the resignation, based on the recommendation of the Governance Committee.

What if a nominee for director is unwilling or unable to stand for re-election?

Each of the persons nominated for re-election has agreed to stand for re-election. However, if unexpected events arise which cause one or more of them to be unable to stand for re-election, then either:

•	The Board of Directors can vote at the meeting to reduce the size of the Board of Directors, or

•	The Board of Directors may, during the meeting, nominate another person for director.

If our Board of Directors nominates someone at the meeting, the person(s) to whom you have given your proxy will be able to use his or her discretion to vote on your behalf.

How many votes are necessary to pass the other proposals?

Proposal Two: The proposed amendment to our 2007 Stock Incentive Plan must receive the affirmative vote of a majority of shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

Proposal Three: The Compensation Committee of our Board of Directors has responsibility for designing our compensation program, which is described in the Compensation Discussion and Analysis section of this Proxy Statement and the related compensation tables. Stockholder approval of compensation is not binding on the Board of Directors, the Compensation Committee or the Company. However, the Board of Directors is soliciting your opinion regarding our compensation program. The Compensation Committee will take your opinion into account when considering future compensation arrangements for our Named Executive Officers. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

Proposal Four: The Board of Directors has responsibility for selecting the frequency with which it conducts an advisory vote related to the compensation of our Named Executive Officers. Stockholder approval of this selection is not binding on the Board of Directors or the Company. However, the Board of Directors is soliciting your opinion regarding this selection. The Board of Directors will take your opinion into account when considering the frequency with which it conducts future advisory votes on our executive compensation. Stockholders will choose between holding advisory votes every one, two, or three years, or to abstain from voting. The frequency choice receiving the most stockholder votes will be deemed to be the choice of the stockholders.

Proposal Five: The Audit Committee of our Board of Directors has responsibility for the selection of our independent auditor and has selected Deloitte & Touche LLP to serve as our independent auditor for 2011. Stockholder ratification of this selection is not required. However, the Board of Directors is soliciting your opinion regarding the selection of Deloitte & Touche LLP. The Audit Committee of the Board of Directors plans to take your opinion into account in selecting our independent auditor for 2012. The proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

Proposal Six: The stockholder proposal must receive the affirmative vote of a majority of the shares present (in person and by proxy) and entitled to vote at the meeting in order to pass.

How do I vote?

To vote, follow the instructions on the enclosed proxy card or voting card. You may vote by telephone, online or by mail.

If you are a registered stockholder, you can also vote in person at the meeting. If your shares are held in a brokerage account, you are probably not a registered stockholder. In this case, your shares would not be officially registered in your name; rather, they would be registered in your broker’s name (which is sometimes called

“street name”). If your shares are in street name, you cannot vote in person at the meeting unless you have a proper power of attorney from your broker. You should therefore vote by telephone, online or mail according to the instructions on the enclosed voting card in order to ensure that your vote is counted.

Voting by any means other than voting in person at the meeting has the effect of appointing Gregg L. Engles, our Chairman of the Board and Chief Executive Officer, and Steven J. Kemps, our Executive Vice President, General Counsel and Corporate Secretary, as your proxies. They will be required to vote on the proposals described in this Proxy Statement exactly as you have voted.

However, if any other matter requiring a stockholder vote is properly raised at the meeting, then Mr. Engles and Mr. Kemps will be authorized to use their discretion to vote on such issues on your behalf.

If you sign your proxy card, but do not specify how you want to vote on a proposal, your shares will be voted FOR Proposals One, Two, Three and Five, AGAINST Proposal Six and will be voted in favor of holding an advisory vote on the compensation of our Named Executive Officers EVERY TWO YEARS with respect to Proposal Four.

We encourage you to vote now (by telephone, online or by mail) even if you plan to attend the meeting in person.

Can I access Dean Foods Company’s Proxy Statement and Annual Report electronically?

Yes. Dean Foods Company delivers a full set of proxy materials to stockholders, unless you previously consented to receive electronic delivery of proxy materials. In addition, this Proxy Statement and the 2010 Annual Report are available online at www.deanfoods.com/proxymaterials. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving hard copies in the mail. You can choose this option by following the instructions when you vote over the Internet.

I previously consented to receive electronic delivery of my proxy materials. Can you send me a hard copy of these proxy materials?

For stockholders of record: We will deliver promptly, upon written or oral request, a separate copy of these proxy materials. Contact our transfer agent either by writing BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252-8015, or by telephoning 866.557.8698.

For holders in street name: You must contact your bank, broker or other intermediary to receive copies of these materials.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four days following the meeting. You can also obtain a copy on our website at www.deanfoods.com, on the SEC’s website at www.sec.gov, or by contacting our Investor Relations Department at 800.431.9214 or the SEC at 800.SEC.0330.

What if I want to change my vote?

You can revoke your vote on a proposal at any time before the meeting for any reason. To revoke your proxy before the meeting, either:

•	Write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204, or

•	Vote again, either by telephone or online (your last vote before the meeting begins will be counted).

If you are a registered stockholder (or if you hold your shares in “street name” and have a proper power of attorney from your broker), you may also come to the meeting and change your vote in writing or orally.

What if I do not vote?

If you do not vote, your failure to vote could affect whether there are enough stockholders present at the meeting to hold the meeting. Holders of a majority of the outstanding shares of our common stock must be present (in person or by proxy) in order to conduct the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on Proposal One, regarding the election of directors.

“Broker non-votes” will be considered present for quorum purposes but will not be considered present and entitled to vote on any matter for which a broker does not have authority. Brokers have authority to vote on matters considered to be routine. Pursuant to changes in the rules of the New York Stock Exchange (“NYSE”), brokers may not cast votes for director elections without instructions from the holder. In response to federal legislation adopted in 2010, the SEC has approved additional changes to the NYSE rules that make executive compensation matters, such as those presented in Proposals Three and Four, non-routine matters. Accordingly, “broker non-votes” will not have any impact on the outcome of Proposals One, Two, Three, Four or Six.

If your shares are held in “street name” and you do not vote, your brokerage firm could:

•	Vote for you, if it is permitted by the exchange or organization of which your broker is a member, or

•	Leave your shares unvoted.

Your broker will be permitted to vote for you without instruction on Proposal Five regarding the ratification of Deloitte & Touche LLP.

How do I raise an issue for discussion or vote at the annual meeting?

According to our bylaws, if a stockholder wishes to present a proposal for consideration at an annual meeting, he or she must send written notice of the proposal to our Corporate Secretary by no earlier than the 120th day prior and no later than the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting. For our annual meeting of stockholders to be held in 2012, such notice must be received no earlier than January 20, 2012 and no later than February 20, 2012.

If you would like your proposal to be included in next year’s Proxy Statement, you must submit it to our Corporate Secretary in writing no later than December 17, 2011. We will include your proposal in our next annual Proxy Statement if it is a proposal that we are required to include in our Proxy Statement pursuant to the rules of the SEC.

You may write to our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204.

According to our bylaws, any proposal properly raised at the meeting by a stockholder will require the affirmative vote of a majority of the shares deemed present at the meeting (whether in person or by proxy).

Who will pay for this solicitation?

We have engaged Georgeson Inc. to assist in the distribution of proxy materials and the solicitation of votes. In addition, certain of our officers may solicit proxies by mail, telephone, fax, e-mail or in person. We will pay Georgeson Inc. a fee of $10,000, plus certain out-of-pocket expenses. We will also pay all other costs associated with this Proxy Statement and the solicitation of proxies. Upon request, we will reimburse stockbrokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of our common stock.

Our transfer agent, BNY Mellon Shareowner Services, will count the votes and act as inspector of election.

PROPOSALS BY OUR BOARD OF DIRECTORS

Proposal One: Re-Election of Directors

Our Board of Directors is divided into three classes serving three-year terms.

This year’s nominees for re-election to the Board of Directors for a three-year term are the following Class I directors:

Stephen L. Green

Director since October 1994

Mr. Green, age 60, has been a partner with Canaan Partners, a venture capital firm, since November 1991. From October 1985 until November 1991, Mr. Green served as Managing Director of GE Capital’s Corporate Finance Group. In addition to our Board, Mr. Green also serves on the Boards of Directors of The Active Network, a software firm, where he serves on the Audit and Compensation Committees; Caris Life Sciences, the parent company of Caris Diagnostics and Caris Molecular Diagnostics, where he serves on the Audit Committee; BiddingForGood, Inc., an online auction fundraising platform, where he serves on the Audit and Compensation Committees; and Verance Corporation, a media technology developer, where he serves on the Audit Committee, all of which are privately held.

Mr. Green has a broad background in financing companies involved in manufacturing, retail, radio, television, cable broadcasting and financial services. During his 25 year career in private equity, he has analyzed hundreds of financial statements and served on many boards. In addition, Mr. Green held a variety of financial roles over a 12 year period at General Electric, including a five year term as Corporate Auditor. Mr. Green also served as Chairman of the Audit Committee at Advance PCS, a NYSE listed Fortune 500 company, from 1993 to 2005. Mr. Green’s comprehensive experience and responsibility for financial and accounting issues serves the Company well in his role as Chairman of the Audit Committee and as a member of the Company’s Board of Directors.

Joseph S. Hardin, Jr.

Director since May 1998

Mr. Hardin, age 66, currently retired, served as Chief Executive Officer of Kinko’s, Inc., a leading provider of printing, copying, and binding services, from May 1997 until January 2001. Mr. Hardin held a variety of positions from 1986 to April 1997 with increasing responsibility at Wal-Mart Stores, Inc., ultimately as an Executive Vice President and as the President and Chief Executive Officer of Sam’s Club, the wholesale division of Wal-Mart Stores, Inc. In addition to our Board, Mr. Hardin also serves on the Board of Directors of PetSmart, Inc., where he serves on the Corporate Governance Committee.

Mr. Hardin’s qualifications include serving as Chief Executive Officer of three different companies with market capitalizations ranging from $2 billion to $22 billion. He has served on the board of, and also served as a supply chain consultant to, American Greetings Corporation. Mr. Hardin’s wide-ranging leadership experience, including leadership roles with Wal-Mart, our largest customer, is an invaluable asset in his role as our Board’s Lead Director.

John R. Muse

Director since November 1997

Mr. Muse, age 60, is co-founder and Chairman of HM Capital Partners LLC (formerly known as Hicks, Muse, Tate & Furst Incorporated, which he co-founded in 1989), a private equity firm. From 1984 to 1989, he was employed at Prudential Securities Inc., where Mr. Muse headed the investment banking operations for the

Southwestern region of the United States. Mr. Muse also serves on the Board of Visitors of the UCLA Anderson School of Management. Mr. Muse was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997.

Mr. Muse has approximately 30 years of experience in investment banking, including experience in the food and beverage, energy, and media sectors. Mr. Muse’s experience in the food and beverage sector includes service on the boards of several companies, including Earthbound Farms, Inc., an organic farming company, and Advanced H20, LLC, one of the producers of private label bottled water and water-based beverages in the United States. In addition to his industry knowledge, Mr. Muse has extensive knowledge of the capital markets and finance which is invaluable to our Board’s planning for the Company’s capital and liquidity needs.

Information on our other directors, including biographies, other board service and particular qualifications, can be found on pages 20-22 of this Proxy Statement.

Our Board of Directors recommends that you vote FOR Mr. Green, Mr. Hardin and Mr. Muse.

Proposal Two: Amendment to 2007 Stock Incentive Plan

In May 2007, our stockholders approved the Dean Foods Company 2007 Stock Incentive Plan (the “2007 Plan”) at our Annual Meeting of Stockholders. In May 2009, our stockholders approved an amendment to the 2007 Plan to increase the number of shares available for grant by 4,000,000. The Company has determined that, as of February 24, 2011, there are approximately 3,235,317 million shares remaining under the 2007 Plan including shares available for grant under the Old Plans (as defined below), of which approximately 947,842 shares can be granted as restricted stock awards or restricted stock units. The number of shares currently available for issuance under the 2007 Plan is now less than the number of shares necessary for the next two years in accordance with our current compensation practices. The Board of Directors has approved, and recommends to stockholders for their approval, an amendment to the 2007 Plan to increase the number of shares available under the 2007 Plan by an additional 2.34 million shares, of which not more than an additional 1.35 million shares may be used for grants of awards other than stock options and stock appreciation rights.

Equity awards are an important part of our compensation program and align the interests of our directors and key employees with the long-term interests of our stockholders through the awards of stock options, restricted stock units and other equity awards. Equity participation plans are significant factors in attracting and retaining management talent, causing key employees to identify more closely with the interests of the stockholders, and providing incentive and reward for long-term growth and performance. Our Board of Directors also believes that amending the 2007 Plan and thereby increasing the total number of shares available for awards is necessary to ensure that a sufficient number of shares will be available to continue to attract and retain executive officers, directors, and other key employees. If the amendment to the 2007 Plan is not approved, the Company expects that it will not have enough shares available in the 2007 Plan to continue to provide key employees and directors with future annual equity grants consistent with our prior practices and compensation policies. Accordingly, the Board of Directors has approved the amendment to the 2007 Plan to become effective immediately following approval of the amendment by our stockholders at the Annual Meeting to be held on May 19, 2011. The 2007 Plan will expire on March 1, 2017, unless earlier terminated or extended by the Compensation Committee.

If the amendment to the 2007 Plan is approved by our stockholders, we plan to register the offer and sale of the additional shares of common stock underlying the awards on a registration statement on Form S-8. In addition to requiring stockholder approval of the amendment to the 2007 Plan under requirements of the New York Stock Exchange (“NYSE”), stockholder approval is necessary for us to meet requirements for tax deductibility of certain awards under the 2007 Plan pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the annual federal tax deduction for compensation paid to our Chief Executive Officer and the other four most highly compensated executive officers to $1 million. Certain performance-based compensation is excluded from this limitation.

The following is a summary of the 2007 Plan. For a more complete understanding of the 2007 Plan, please refer to the entire text of the 2007 Plan, which is attached to this Proxy Statement as Appendix A.

The purposes of the 2007 Plan are to attract and retain non-employee directors, consultants, executive personnel and other key employees of outstanding ability, to motivate them by means of performance-related incentives and to enable them to participate in our growth and financial success. Eligibility to participate in the 2007 Plan is limited to our non-employee directors, consultants and employees (including officers and directors who are employees), and the non-employee directors, consultants and employees of our subsidiaries.

The 2007 Plan is administered by our Compensation Committee, which consists entirely of independent directors. The Compensation Committee determines, from time to time, the specific persons to whom awards under the 2007 Plan are granted, the extent of any such awards and the terms and conditions of each award. The Compensation Committee has delegated limited authority to grant awards to the Chief Executive Officer and two designated Executive Vice Presidents, but only with respect to individuals who are not executive officers of the Company. Pursuant to the terms of the 2007 Plan, the Compensation Committee or its designee makes all other necessary decisions and interpretations under the 2007 Plan.

Under the 2007 Plan, the Compensation Committee may grant awards of various types of equity-based compensation, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, performance shares, performance units and other types of stock-based awards. The maximum number of shares that were available to be awarded under the 2007 Plan, as amended by our stockholders in 2009, was ten million shares of common stock of the Company, plus any shares that were remaining for issuance under the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan (collectively referred to as the “Old Plans”). The maximum number of shares of our common stock that may be issued under the 2007 Plan with respect to incentive stock options may not exceed one million shares. In addition, no participant may be granted awards of restricted stock, restricted stock units, performance shares and performance units covering an aggregate of more than one million shares in any calendar year and no participant may be granted stock options and SARs on more than one million shares of our common stock in any calendar year under the 2007 Plan. No more than $5,000,000 may be paid to any one participant with respect to cash-based awards made during a calendar year under the 2007 Plan.

Performance Shares and Performance Units; Performance Awards; Performance Criteria

The Compensation Committee may grant awards of performance shares or performance units under the 2007 Plan based upon the achievement of specified performance objectives or the occurrence of other events, such as a change in control, as determined by the Compensation Committee in its discretion. The Compensation Committee has the authority to determine other terms and conditions of the performance shares and performance units. The Compensation Committee may also grant performance awards under the 2007 Plan. Performance awards may be payable in cash or in shares of common stock, and may relate to a single-year performance period, such as an annual bonus award, or multi-year periods.

The Compensation Committee may establish performance goals applicable to any award, including performance awards, performance shares and performance units. When establishing a performance goal, the Compensation Committee will determine the performance period over which performance against the goal will be measured and the amount of cash or number or value of shares earned based on the level of the performance goal achieved. Additional provisions relating to (i) establishing the performance goal, (ii) certifying achievement of performance against the goal and the amount earned, and (iii) the ability to use negative discretion to reduce the amount earned apply to awards made to executive officers, are intended to meet the tax deductibility rules for “performance-based” compensation under Section 162(m) of the Code.

The 2007 Plan provides that the Compensation Committee may base the performance goals upon the relative or comparative attainment of one or more of the following performance criteria (whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies): total stockholder return, stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, revenue, cash flow and, in the case of persons who are not executive officers, such other criteria as may be determined by the Compensation Committee. Performance criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or subsidiaries. When establishing performance criteria for a performance period, the Compensation Committee may exclude any or all charges or costs associated with restructurings of the Company or any subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Compensation Committee deems appropriate. Beginning in 2010, the Compensation Committee began granting awards pursuant to a performance cash plan. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Performance Cash Plan” for more information on this plan.

Restricted Stock and Restricted Stock Units

The Compensation Committee may grant awards of restricted stock and restricted stock units under the 2007 Plan. The restricted stock and restricted stock units are forfeitable until they vest. Prior to 2009, the Compensation Committee granted restricted stock and restricted stock units that generally vested ratably over five years on each anniversary of the date of grant (subject to the participant’s continued service with us) or upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. Beginning in 2009, grants of restricted stock units generally vest ratably over three years on each anniversary of the date of grant. In general, if a participant’s service is terminated by reason of death, disability or retirement during the restricted period, any restricted stock or restricted stock units held by the participant will vest as of the date of termination. If a participant’s service is terminated for any other reason, any restricted stock or restricted stock units held by the participant will be immediately forfeited and canceled (unless otherwise determined by the Compensation Committee or provided in an employment or individual severance agreement), and, in any event, all such restricted stock and restricted stock units will be immediately forfeited and canceled upon termination of service for cause.

Stock Options and Stock Appreciation Rights

The Compensation Committee may grant awards of stock options and SARs under the 2007 Plan. The stock options may be either “incentive stock options” (as that term is defined in Section 422 of the Code), which provide the recipient with favorable tax treatment, or stock options that are not incentive stock options (“non-qualified stock options”). The Compensation Committee has the authority to determine the terms and conditions of the stock options, including the number of shares subject to each stock option and SAR, the exercise price per share, which must be at least the fair market value of a share of our common stock on the date of grant (as determined in accordance with the 2007 Plan), and when the stock option or SAR will become exercisable. Unless otherwise determined by the Compensation Committee, the stock options and SARs will vest and become exercisable in three approximately equal installments on each of the first three anniversaries of the date of grant. Stock options and SARs may also become exercisable upon satisfaction of any additional conditions to vesting, such as the achievement of specified performance objectives or changes in control, as determined by the Compensation Committee in its discretion. The exercise period for any stock options and SARs awarded under the 2007 Plan may not extend beyond ten years from the date of grant.

Stock options and SARs awarded under the 2007 Plan that vest and become exercisable may be exercised in whole or in part. The exercise price of a stock option award may be paid either in cash or cash equivalents or, if permitted by the Compensation Committee, with previously acquired shares of our common stock, by means of a brokered cashless exercise or by a combination of the foregoing provided that the consideration tendered, valued as of the date tendered, is at least equal to the exercise price for the stock options being exercised. Additionally, to the extent permitted by the Compensation Committee, stock options may be “net exercised,” that is, the excess, if any, of the full market value of the shares being exercised at the date of exercise over the exercise price for such shares will be delivered in shares without any requirement that the participant pay the exercise price.

Stock appreciation rights, or SARs, are similar to stock options, except that no exercise price is required to be paid. Upon exercise of a SAR, the participant will receive payment equal to the increase in the fair market value of a share of common stock on the date of exercise over the exercise price (fair market value on date of grant) times the number of shares as to which the SAR is being exercised. The payment will be made in cash or shares of common stock of equivalent value.

Unless otherwise determined by the Compensation Committee or provided for in an employment or individual severance agreement, if a participant’s service is terminated by reason of death, disability or retirement, all stock options and SARs held by the participant at the date of termination will vest and become exercisable and will remain exercisable until the earlier of (i) the first anniversary of such termination (or, for incentive stock options, the first anniversary of such termination) or (ii) the expiration date of the stock option or SAR. If a participant’s service is terminated for any other reason, any stock options held by the participant that have not vested and become exercisable will be immediately canceled and any stock options that have vested and become exercisable will remain exercisable for 90 days following such termination. In any event, all stock options and SARs (whether or not then vested and exercisable) will be immediately canceled upon termination of service for cause.

Other Stock-Based Awards

The 2007 Plan permits the Compensation Committee to grant other forms of stock-based awards with such terms and conditions as the Compensation Committee determines, including provisions relating to the impact of termination of service and a change in control. Such awards may include grants of shares without restriction or awards structured to meet the requirements of non-U.S. law or practice. Such awards may be settled by the issuance of shares or by a cash payment equal to the value of the shares earned under the award. For fiscal 2011, the Compensation Committee granted phantom shares with three-year ratable vesting for employees at the Vice President level and below. For more information on these awards, see “Compensation Discussion and Analysis—Changes to Long-Term Incentive Compensation Effective in 2011.”

Change in Control

Except as otherwise provided in an employment or individual severance agreement or award agreement, upon a change in control (as defined in the 2007 Plan) of the Company, (i) all outstanding stock options and SARs will immediately vest and become exercisable; (ii) the restricted period of all outstanding restricted stock and restricted stock units will immediately lapse; (iii) all deferred cash and phantom share awards will immediately vest; and (iv) each outstanding performance share and performance unit will be canceled in exchange for the greater of (a) target or (b) actual performance to date. In addition, the Compensation Committee may provide that in connection with a change in control:

•	each stock option and SAR will be canceled in exchange for an amount equal to the excess, if any, of the fair market value of our common stock over the exercise price for such stock option or SAR; and

•

each share of restricted stock and each restricted stock unit will be canceled in exchange for an amount equal to the fair market value multiplied by the number of shares of our common stock covered by such award. All amounts payable as a result of a change in control will be paid in cash or, at the discretion of the Compensation Committee, in shares of stock of any new employer.

If a change in control occurs as a result of a merger, reorganization, consolidation or sale of all or substantially all of our assets, any participant whose service is involuntarily terminated (other than for cause) on or after the date on which our stockholders approve the transaction giving rise to the change in control will be treated for purposes of the 2007 Plan as continuing service with us until the consummation of the change in control. For purposes of the 2007 Plan, such participant will be treated as if terminated immediately after the consummation of the change in control.

Amendment and Termination

The Board may terminate or suspend the 2007 Plan at any time and, from time to time, may amend or modify the 2007 Plan, provided that without the approval by a majority of the votes cast at a duly constituted meeting of stockholders, no amendment or modification to the 2007 Plan may (i) materially increase the benefits accruing to participants under the 2007 Plan, (ii) except as a result of an adjustment in capitalization or similar adjustments, materially increase the number of shares of stock subject to awards under the 2007 Plan or the number of awards or amount of cash that may be granted to a participant under the 2007 Plan, (iii) materially modify the requirements for participation in the 2007 Plan, or (iv) materially modify the 2007 Plan in any way that would require stockholder approval under any regulatory requirement that the Compensation Committee determines to be applicable. Consequently, the 2007 Plan cannot be amended to permit the grant of stock options or SARs at exercise prices that are below fair market value without shareholder approval. No amendment, modification or termination of the 2007 Plan shall in any material way adversely affect any award previously granted under the 2007 Plan without the consent of the participant. The 2007 Plan shall continue in effect, unless sooner terminated by the Board, until March 1, 2017, the tenth anniversary of the date on which the 2007 Plan was adopted by the Board of Directors, after which time no additional awards may be granted.

Summary of Federal Tax Consequences

The following is a brief description of the federal income tax treatment that generally applies to 2007 Plan awards. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the 2007 Plan. A participant may also be subject to state, local and foreign taxes.

Non-Qualified Stock Options. The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the excess, if any, of the then fair market value of the stock acquired over the exercise price for those shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant if the participant was, without a break in service, employed by us or an affiliate from the date of the grant of the option until the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess, if any, of the fair market value of the stock at the time of the exercise over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.

If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and we will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, the additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. The grant of a stock appreciation right will not result in taxable income to the participant. The participant will realize ordinary income at the time of exercise in an amount equal to the amount of cash or the fair market value of the shares paid upon exercise, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of any shares received will be treated as capital gains or losses, with the basis in such stock equal to the fair market value of the shares at the time of exercise.

Restricted Stock and Performance Shares. A grant of restricted stock or performance shares will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction, assuming that the shares are subject to transferability restrictions and that certain restrictions on the shares constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon vesting, the holder will realize ordinary income in an amount equal to the then fair market value of the vested shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder of restricted stock during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividends no longer are subject to a substantial risk of forfeiture or become transferable. A participant may elect, pursuant to Section 83(b) of the Code, to have income recognized at the date a restricted stock award or performance share award, as the case may be, is granted and to have the applicable capital gain holding period commence as of that date. In such a case, we will be entitled to a corresponding deduction on the date of grant.

Restricted Stock Units and Performance Units. A grant of restricted stock units or performance units will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon vesting and issuance of the underlying shares, the holder will realize ordinary income in an amount equal to the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance. Dividend equivalents paid to the holder of restricted stock units during the restricted period also will be compensation income to the participant, and we will be entitled to a corresponding deduction when the dividend equivalents are paid. No election pursuant to Section 83(b) of the Code may be made with respect to restricted stock units and performance units.

Phantom Shares. The grant of phantom shares will not result in taxable income to the participant. Phantom shares are settled in cash, and the participant will realize ordinary income at the time of vesting in an amount equal to the cash value of the closing sales price of Dean Foods stock on the vesting date, multiplied by the number of shares vesting, and we will be entitled to a corresponding deduction.

Performance Awards and Other Stock-Based Awards. A grant of a performance award or other stock-based award will not result in taxable income to the participant at the time of grant, and we will not be entitled to a corresponding deduction. Upon payment of cash or the vesting or issuance of the underlying shares, the participant will realize ordinary income in an amount equal to the cash received or the then fair market value of the issued shares, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon subsequent disposition of such shares will be treated as capital gains or losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting and issuance.

Section 162(m). With respect to certain executive officers, including the Chief Executive Officer, the amount of compensation payments that may be deducted by us in any given taxable year may be limited to $1 million, regardless of whether we would otherwise be entitled to a deduction for such payments. This limit does not apply to performance-based compensation that satisfies certain conditions. The 2007 Plan has been designed so that stock options, SARs, performance awards, performance shares and performance units as well as other performance-based cash plans, such as our short-term incentive and retention plans, can be awarded in a manner that should satisfy the applicable conditions and be deductible on the same basis as applies to all employees generally. Other types of non-performance based awards may not qualify for this performance-based exception to the deduction limit.

Section 409A. Section 409A of the Code may cause certain deferred compensation amounts to be deemed currently taxable and at a rate of income taxation at least 20% higher than would otherwise apply to such amounts if the conditions specified in that Section are not satisfied. It is intended that any amounts awarded pursuant to the 2007 Plan that are treated as deferred compensation for purposes of such Section shall be administered in a manner intended to comply with such requirements, to the extent applicable to such compensation.

Tax Withholding. As a condition to the delivery of any shares to the recipient of an award, we may require the recipient to make arrangements for meeting certain tax withholding requirements in connection with the award.

Plan Benefits. As of February 24, 2011, approximately 582 persons were eligible to receive awards under the 2007 Plan, including our executive officers and non-employee directors. The grant of awards under the 2007 Plan is discretionary, and we cannot currently determine the number or type of awards to be granted in the future to any particular person or group. Please see the “Grants of Plan-Based Awards in Fiscal Year 2010” table on pages 63-64 of this Proxy Statement for information on awards granted to our Named Executive Officers in 2010. Historically, we have granted long-term equity incentive compensation to our Named Executive Officers based on a comparison of our total stockholder return to that of our peer group companies. Beginning with grants made in fiscal 2010, we benchmark our executive officers to similar positions within our Benchmark Peer Companies (as defined under “Compensation Discussion and Analysis—Benchmark Comparison Group for Executive Compensation Purposes”) and grant at or around the 50th percentile of grants made to comparable officers at those companies. See “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” for more information.

On February 24, 2011, the closing sale price of our common stock on the NYSE was $10.08.

Our Board of Directors unanimously recommends that you vote FOR the proposal to amend the 2007 Plan to increase the number of shares available for grant under the 2007 Plan by an additional 2.34 million shares.

Proposal Three: Advisory Vote on Executive Compensation

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required by Section 14A of the Securities Exchange Act to provide stockholders with an advisory, non-binding vote on our fiscal 2010 executive compensation programs and policies and the compensation paid to our Named Executive Officers as disclosed in this Proxy Statement. We are committed to our pay-for-performance philosophy and are aware of the significant interest in executive compensation matters by stockholders and the general public.

As described more fully in “Compensation Discussion and Analysis” beginning on page 38, and the related compensation tables, notes and narrative presented in this Proxy Statement, we believe our executive compensation program is designed to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to execute our long-term transformation plan. We believe that our compensation policies and practices directly link compensation to our performance and strongly align the interests of our executive officers with our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board of Directors or the Compensation Committee. Our Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote when making future compensation decisions for our Named Executive Officers.

The Compensation Committee believes that the executive compensation described in the Compensation Discussion and Analysis and elsewhere in this Proxy Statement is appropriate and reflects the performance of the Company in 2010. In deciding how to vote on this proposal, we urge you to consider the following factors, many of which are more fully discussed in the Compensation Discussion and Analysis:

•

Our Compensation Committee has designed the compensation packages for our Named Executive Officers to be closely linked to the achievement of specific and objective annual, long-term and strategic performance goals that the Compensation Committee believes are crucial to the long-term success of the Company.

•

Company and business unit financial performance targets under the Corporate and Fresh Dairy Direct short-term incentive plans were not met in 2010, and therefore participants in those plans, including Mr. Engles, Mr. Scalzo, and Mr. Tanner, received no payment with respect to the portion of short-term incentive compensation based on financial targets, which comprised 60% of their target short-term incentive payout.

•

For most participants in the Corporate and Fresh Dairy Direct plans, including Mr. Scalzo and Mr. Tanner, the 40% payable upon the achievement of individual objectives was reduced by an additional 25% due to the below target financial performance of the Company on a consolidated basis, and Mr. Engles’ individual objective portion was reduced by an additional 37.5%.

•

Additionally, in 2011, in view of 2010 performance and the continued pressures the Company is expected to face in 2011, Mr. Engles voluntarily agreed to reduce his base salary from $1,100,000 to $1,000,000, comprising a reduction of approximately 9%. In addition, the Compensation Committee froze salary increases for all executive officers, including the Named Executive Officers.

•

Although the Company’s recently adopted retention plan originally included Mr. Engles as a participant, due to the poor performance of the business and the challenging outlook for 2011, Mr. Engles voluntarily removed himself as a participant from the plan upon approval of the Compensation Committee in March 2011.

•

Although we recognize the need to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and to increase long-term stockholder value, we strongly believe in pay for performance and compensate our executives accordingly.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal Three overrules any decision by the Company, the Board of Directors or its committees, creates or implies any change to the fiduciary duties of the Company, the Board of Directors or its committees, or creates or implies any additional fiduciary duties for the Company, the Board of Directors or its committees. However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Our Board of Directors unanimously recommends that you vote FOR this proposal.

Proposal Four: Advisory Vote on the Frequency of Future Executive Compensation Advisory Votes.

As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are required by Section 14A of the Securities and Exchange Act to provide stockholders with a non-binding, advisory vote on the frequency of future executive compensation advisory votes. Although the vote is advisory and is not binding on the Board of Directors or the Company, the Board of Directors will take into account the outcome of the vote when considering the frequency of future executive compensation advisory votes.

Stockholders may choose one of the following frequencies:

Choice 1 – every year;

Choice 2 – every two years;

Choice 3 – every three years; or

Choice 4 – abstain from voting.

The choice receiving the highest number of votes will be deemed the choice of the stockholders. Because the vote on this proposal is advisory in nature, it will not be binding on or overrule any decision by the Board of Directors, and will not create or imply any additional fiduciary duty on the part of the Board of Directors. The Board of Directors will take into account the outcome of the vote when determining the frequency of future advisory votes on executive compensation.

After careful consideration, the Board of Directors believes that an advisory vote on executive compensation every two years is the best approach for the Company based on a number of considerations, including the following:

•

A two-year vote cycle strikes the right balance between having the vote too frequently with an annual vote and being less responsive to stockholders with a vote every third year. We take a long-term view of executive compensation and encourage our stockholders to do the same. Too frequent executive compensation advisory votes may encourage short-term analysis of executive compensation.

•	A two-year vote cycle will provide stockholders sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company.

•

A two-year vote cycle gives the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures. For example, if the advisory vote on the Company’s 2010 executive compensation does not receive the approval of the stockholders at the annual meeting held in May 2011, most of the Company’s compensation programs for the 2011 fiscal year will have already been determined by the Compensation Committee. Therefore, the Compensation Committee will not be able to implement changes until the 2012 fiscal year, naturally following a two-year cycle.

•

The Board of Directors and the Company will continue to engage with our shareholders on executive compensation during the period between shareholder votes. As discussed in this Proxy Statement, shareholders may communicate directly with the Board of Directors, including on issues of executive compensation.

Please note that this proposal does not provide stockholders with the opportunity to vote for or against any particular resolution. Rather, it permits stockholders to choose how often they would like us to include a stockholder advisory vote on the compensation of our Named Executive Officers on the agenda for the Annual Meeting of Stockholders. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide that it is in the best interest of our stockholders and the Company to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Proxy cards mailed but not properly completed will be voted in accordance with the Board’s recommendation.

Our Board of Directors unanimously recommends that you vote for Choice 2 – EVERY TWO YEARS on this proposal.

Proposal Five: Ratification of Selection of Independent Auditor

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to serve as our independent auditor for the 2011 fiscal year and is soliciting your ratification of that selection.

The Audit Committee has responsibility for selection of our independent auditor and stockholder ratification is not required. However, as a matter of good corporate governance, the Audit Committee is soliciting your vote on this proposal and will take your vote into consideration when selecting our independent auditor in the future.

The Audit Committee of our Board of Directors has responsibility for overseeing our financial reporting and various other matters. See page 27 of this Proxy Statement for further information about the responsibilities of our Audit Committee and page 35 for the Audit Committee Report.

Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2011.

STOCKHOLDER PROPOSAL

Proposal Six: Stockholder Proposal Regarding Tax Gross-Ups

The Amalgamated Bank’s LongView Large Cap 500 Index Fund, 275 Seventh Avenue, New York, NY 10001, a beneficial owner of 41,661 shares of our common stock, has notified us that it intends to present a proposal at the Annual Meeting. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

RESOLVED: The stockholders of Dean Foods Company (“Dean Foods” or the “Company”) urge the compensation committee of the board of directors to adopt a policy that the Company will not make or promise to make to its senior executives any tax gross-up payment (“gross-up”), except for gross-ups provided pursuant to a plan, policy or arrangement applicable to Dean Foods management employees generally, such as a relocation or expatriate tax equalization policy. For purposes of this proposal, a “gross-up” is defined as any payment to or on behalf of the senior executive the amount of which is calculated by reference to his or her estimated tax liability. The policy should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement

As long-term Dean Foods stockholders, we support compensation programs that tie pay closely to performance and deploy company resources efficiently. In our view, tax gross-ups for senior executives—a reimbursement for tax liability or a payment to a taxing authority on a senior executive’s behalf—are not consistent with these principles.

The amount of a gross-up payment depends on various external factors such as the tax rate and not on company performance. Thus tax gross-ups sever the pay/performance link. Moreover, a company may incur a large gross-up obligation in order to enable a senior executive to receive a relatively small amount of compensation. That fact led Paula Todd of compensation consultant Towers Perrin to call gross-ups “an incredibly inefficient use of shareholders’ money.” (When Shareholders Pay the CEO’s Tax Bill, BUSINESS WEEK (Mar. 5, 2007))

The amounts involved in tax gross-ups can be sizeable, especially gross-ups relating to paying excise taxes on excess golden parachute payouts in a change-of-control context. Michael Kesner of Deloitte Consulting estimated that gross-up payments on executives’ excess golden parachute excise taxes can account for 8% of a merger’s total cost. (Gretchen Morgenson, The CEO’s Parachute Cost What?”, [sic] THE NEW YORK TIMES (Feb. 4, 2007))

In its April 2010 proxy statement Dean Foods estimated that its five senior executives would be entitled to a total of $42.5 million in severance packages after a change in control, including $6.2 million in gross-up payments for four of them. Payments would be triggered not only by a termination without cause or by an executive’s decision to leave with good reason, but also if the executive walks away for any reason within 13 months after the change.

These payouts strike us as unduly generous. This proposal does not seek to eliminate gross-ups or similar payments that are available broadly to Dean Foods management employees. Gross-ups that compensate employees for taxes due on certain relocation payments or that equalize taxation on employees serving in expatriate assignments, for example, are extended to a large number of employees under similar circumstances; they are much smaller and do not raise concerns about fairness and misplaced incentives.

We urge shareholders to vote FOR this proposal.

Our Board of Directors unanimously recommends that stockholders vote

AGAINST this proposal for the following reasons:

The Amalgamated Bank’s LongView Large Cap 500 Index Fund presented a substantially identical proposal at our 2010 annual meeting. A majority of our stockholders who voted by person or by proxy at the 2010 annual meeting rejected that proposal. For the reasons set forth below, we continue to believe that the proposal is contrary to the best interests of the Company, its stockholders and its employees.

The Board and the Compensation Committee support compensation policies that link pay to performance and motivate management to achieve short-term and long-term gains for the benefit of stockholders. We believe it is necessary to maintain flexible compensation policies and procedures to provide competitive programs that are essential to recruiting and retaining key executive talent. It is crucial that the Company offers compensation and benefits that are consistent with those offered by peer companies that compete with us for talent. Tax reimbursement (or “gross-up”) payments are used in limited instances where necessary to ensure that executives receive the intended value of these benefits and to guard against a conflicting application of the relevant tax rules to similarly-situated employees.

The Board and the Compensation Committee believe that it is particularly important for the Company to have access to the full range of compensation tools, both in the ordinary course of business and during any critical phase of strategic change that the Company might face.

Like many companies, we use tax gross-ups as a discrete element of our executive compensation program pursuant to our Company-wide relocation policy and to address excise tax inequities in the event of a change in control. The purpose of using tax gross-ups as part of our relocation policy is to encourage our employees to accept promotions or reassignments without being disadvantaged from a tax standpoint. Similarly, the reason we provide for an excise tax gross-up in the event of a change in control is to equalize payments for similarly situated employees who may otherwise face disparate tax treatment. The Code imposes a 20% excise tax on employees who receive benefits in connection with a change in control that equal or exceed three times the employee’s “base amount” of compensation (the average W-2 income over the preceding five years). Similarly situated executives may have substantially different “base amounts” of compensation based on length of service, timing of stock option exercises, or permitted deferrals of cash or equity compensation. A large portion of our senior executives’ compensation is in the form of incentive awards which vest over multiple years of service and seek to reward long-term performance. Applicable tax rules can impose excise taxes when awards vest in connection with a change in control or a termination of employment coincident to a change in control. Consequently, the Code can have significantly varying and arbitrary effects on an individual’s tax obligations based on the individual’s personal compensation history and decisions, which are unlikely to have been made with the Code in mind. Moreover, without the offsetting benefit of an excise tax gross-up, executives may be incentivized to divest their equity ownership in the Company as soon as they are able, thereby diminishing the alignment between equity grants and long-term performance.

Therefore, the Board and the Compensation Committee believe that tax gross-up payments can be appropriate in limited circumstances in order to prevent the intended value of a benefit from being significantly and arbitrarily reduced and to equalize payouts across similarly situated executives, officers and key employees who may have different exposure to excise tax.

We believe this proposal would inappropriately limit the Company’s ability to effectively retain our executive officers and key employees, and would limit the Company’s ability to effectively compete for executive talent and would therefore be contrary to the best interests of the Company and its stockholders.

For these reasons, our Board of Directors unanimously recommends that you vote AGAINST Proposal Six.

OTHER INFORMATION

Who is on our Board of Directors?

Pursuant to the Company’s bylaws, the Board of Directors has the ability to determine the appropriate number of directors in order to maximize the Board of Directors’ effectiveness and efficiency. Our Board of Directors has set the number of directors constituting the full board at ten and we currently have ten directors. The Board of Directors is divided into three classes, each of whose members serve for staggered three-year terms. Our bylaws, as well as the rules of the NYSE, require that our classes of directors are as nearly equal in number as possible. Proxies cannot be voted for a greater number of persons than the nominees named in Proposal One of this Proxy Statement.

In addition to the three directors nominated for re-election, the following persons currently serve on our Board of Directors:

Tom C. Davis

Director since March 2001

Mr. Davis, age 62, currently serves as Chief Executive Officer of The Concorde Group, a private investment firm, a position he has held since March 2001. He is also a co-founder and Managing Director of Bluffview Capital, LP, an investment banking firm. In addition, Mr. Davis served as Managing Partner of Gryphon Special Situations Fund L.P. from 2004 to 2009. He was the managing partner and head of banking and corporate finance for the Southwest division of Credit Suisse First Boston from March 1984 to February 2001. In addition to our Board, Mr. Davis also serves on the Boards of Directors of Affirmative Insurance Holdings, Inc., an insurance holding company, where he serves on the Audit Committee, Westwood Holdings Group, Inc. an investment management and trust services company, where he serves on the Audit and Compensation Committees, and BioHorizons, Inc., a dental equipment and supplies manufacturing company, where he serves on the Audit and Compensation Committees. His term will expire in 2013.

Mr. Davis has been an investment banker for more than 20 years and in that role advised several public and private companies, including companies in the broadcast and telecommunications, energy, foodservice, food processing and retail industries. In addition, Mr. Davis has worked with several large private equity firms. Our Board believes this experience brings invaluable strategic insight in the area of finance. He also serves on the Audit Committee of the Company’s Board of Directors, where his lengthy experience in public company finance plays a key role.

Gregg L. Engles

Chairman of the Board and Chief Executive Officer

Director since October 1994

Mr. Engles, age 53, has served as our Chief Executive Officer and as a director since the formation of our Company in October 1994. From October 1994 until December 21, 2001, he served as Chairman of the Board. When we acquired the former Dean Foods Company (“Legacy Dean”), Howard Dean was named Chairman of the Board pursuant to the merger agreement concerning our acquisition of Legacy Dean, and Mr. Engles was named Vice Chairman of the Board. In April 2002, Mr. Dean retired, and Mr. Engles resumed his position as Chairman of the Board. In addition to our Board, Mr. Engles also serves on the Boards of Directors of Children’s Medical Center of Dallas, where he serves on the Human Resources and Finance Committees, and Grocery Manufacturers of America. Mr. Engles also served on the Board of Directors of Treehouse Foods, Inc. until May 2008. His term will expire in 2013.

Mr. Engles is uniquely qualified to serve as a member of the Company’s Board of Directors as he is the founder of the Company and therefore has unmatched experience with the Company and deep knowledge of the dairy industry. Mr. Engles has developed valuable working relationships with the other Board members and strives to keep the Board well informed of the Company’s current and future direction and strategy.

Janet Hill

Director since December 2001

Ms. Hill, age 63, served as Vice President of Alexander & Associates, a corporate consulting firm which she owned, from 1981 until her retirement in 2010. She currently serves as principal at Hill Family Advisors. She was originally elected to our Board of Directors in connection with our acquisition of Legacy Dean in December 2001. Ms. Hill had served on the Board of Directors of Legacy Dean since 1997. In addition to our Board, Ms. Hill also serves on the Boards of Directors of Wendy’s/Arby’s Group, Inc., where she serves on the Compensation Committee, and Sprint Nextel Corporation, where she serves on the Compensation and Nominating and Corporate Governance Committees. She also serves as a trustee of Duke University. Her term will expire in 2012.

Ms. Hill brings valuable insight to our Board as a human resources and corporate governance specialist, having co-founded Alexander and Associates where she provided corporate planning advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. In addition, Ms. Hill has extensive experience serving as a director on several other Boards of Directors over the past 20 years, including Nextel (pre-merger), Wendy’s (pre-merger), Sprint Nextel Corporation (post-merger), and Wendy’s/Arby’s Group, Inc. (post-merger).

J. Wayne Mailloux

Director since May 2009

Mr. Mailloux, age 62, currently retired, served as Senior Vice President of PepsiCo, Inc. from 2000 through 2004. Mr. Mailloux joined PepsiCo in 1986 and held positions of increasing responsibility, including President, Pepsi Cola Europe/Africa Beverages from 1996 through 2000, President, Pepsi Cola Europe Beverage Group from 1994 through 1996, and President, Pepsi Cola Canada Beverages from 1989 through 1994. His term will expire in 2012.

Mr. Mailloux’s 18-year career with PepsiCo spanned a variety of senior management roles and included extensive general management, sales, and marketing experience in both company operations and franchise environments globally. Mr. Mailloux also previously served on the board of Ault Dairies Inc., then Canada’s largest dairy, prior to its acquisition by Parmalat. His experience in the beverage industry, combined with his global experience, make him uniquely qualified to advise our Company as it faces new challenges with respect to our global operations and as we continue to execute our strategic growth plan.

Hector M. Nevares

Director since October 1994

Mr. Nevares, age 60, currently serves as Managing Partner of Suiza Realty SE, a housing developer. He was formerly President of Suiza Dairy, a Puerto Rican dairy processor, from June 1983 until September 1997, having served in additional executive capacities at Suiza Dairy since June 1973. Mr. Nevares served as a consultant for us from March 1998 until April 2000. In addition to our Board, Mr. Nevares also serves on the Board of Directors of First BanCorp, where he serves on the Audit, Asset, Liability and Risk Management, and Credit Committees. Mr. Nevares is also a member of the Boards of Directors of V. Suarez and Co., a major food distributor in Puerto Rico; Suiza Realty SE; and Caribbean Preparatory School, a non-profit educational institution. In addition, Mr. Nevares served on the Board of Directors of the Corporation for the Development of the Cantera Peninsula through 2010, a government sponsored development company for a low income area. His term will expire in 2012.

As head of the former Suiza Dairy, Mr. Nevares has significant experience in the dairy industry, which is invaluable in connection with analyzing and assessing the strategic direction of the Company. Mr. Nevares also has extensive experience evaluating financial statements at FirstBank Puerto Rico, and supervising persons engaged in preparing and analyzing financial statements as the President of Suiza Dairy. These skills serve him well as a member of the Company’s Audit Committee.

Jim L. Turner

Director since November 1997

Mr. Turner, age 65, currently serves as Principal of JLT Beverages L.P. Mr. Turner served as President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group, Inc., from its formation in 1999 through June 2005 when he sold his interest. Prior to that, Mr. Turner served as Owner/Chairman of the Board and Chief Executive Officer of the Turner Beverage Group, the largest privately owned independent bottler in the United States. Mr. Turner was a member of the Board of Directors of The Morningstar Group Inc. prior to our acquisition of that company in November 1997. Mr. Turner also serves on the Boards of Directors of Crown Holdings, Inc., a manufacturer of consumer packaging products, where he serves on the Compensation Committee; Majesty Hospitality Staffing, where he serves as Chairman; Guaranty Insurance Services, where he serves as Chairman; Baylor Health Care System, where he serves as Vice Chairman; Advanced H2O, LLC, one of the largest producers of private label bottled water and water-based beverages in the United States; and Davaco, Inc., a leading provider of retail services. His term will expire in 2013.

Mr. Turner’s experience with beverage and bottling companies translates well into our Company’s profile as a leading food and beverage company. In addition, Mr. Turner’s varied board experiences, including Morningstar and other consumer packaged goods companies, give him further visibility into our business model.

Doreen A. Wright

Director since May 2009

Ms. Wright, age 54, currently retired, served as Senior Vice President and Chief Information Officer of Campbell Soup Company from 2001 to 2008. Ms. Wright also served as Interim Chief of Human Resources for Campbell Soup Company in 2002. From 1999 to 2001, Ms. Wright served as Executive Vice President and Chief Information Officer for Nabisco Inc. Prior to that, from 1995 to 1998 Ms. Wright held the position of Senior Vice President, Operations & Systems, Prudential Investments, for Prudential Insurance Company of America, and held various positions with American Express Company, Bankers Trust Corporation and Merrill Lynch & Co. Ms. Wright currently serves on the Board of Directors of Citadel Broadcasting Corporation, the largest pure play radio company in the United States, where she chairs the Compensation Committee. She also serves on the Emerson College Communications Advisory Counsel. In addition, Ms. Wright served on the Board of Directors of The Oriental Trading Company from 2008 to 2011, a top 50 internet retailer and the nation’s largest direct marketer of party supplies and arts and crafts, where she served on the Audit and Compensation Committees; Yankee Candle Company from 2003 to 2007, where she served on the Compensation and Audit Committees; and Conseco, Inc. from 2007 to 2010, a provider of supplemental health insurance, life insurance and annuities, where she served on the Audit and Enterprise Risk Committee. Her term will expire in 2012.

Ms. Wright brings more than 30 years of leadership experience in the financial services and consumer products industries, with emphasis in the area of information technology, operations, and human resources. Ms. Wright also has extensive experience as a public company director, including service on audit, compensation and corporate governance committees.

Who are our independent directors?

Under applicable NYSE rules, a director qualifies as “independent” only if the Board of Directors affirmatively determines that he or she has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a material relationship with the Company). Our Board of Directors conducts an annual assessment of the independence of each member of our Board of Directors, taking into consideration all relationships between our Company and/or our officers, on the one hand, and each director on the other, including the director’s commercial, economic, charitable and family relationships, and such other criteria as our Board of Directors may determine from time to time. The guidelines established by our Board of Directors to determine director independence are included in our Corporate Governance Principles, which are available on our website at www.deanfoods.com.

In making its independence determinations, the Board considered certain relationships and transactions, which are described below, and which are in addition to those described under “Related Party Transaction Policy” on page 78 of this Proxy Statement. In 2011, our Board determined that the following members of our Board of Directors are “independent,” as that term is used in the NYSE rules and our Corporate Governance Principles: Tom C. Davis, Stephen L. Green, Joseph S. Hardin, Jr., Janet Hill, J. Wayne Mailloux, John R. Muse, Hector M. Nevares, Jim L. Turner and Doreen A. Wright. Mr. Engles was not determined to be an independent director in 2011 as Mr. Engles is currently the Chief Executive Officer of our Company. In addition, the Board has determined that Mr. Davis, Mr. Green, Mr. Nevares and Ms. Wright are independent for Audit Committee purposes under Rule 10A-3 under the Exchange Act.

Ms. Hill serves on the Boards of Directors of Wendy’s/Arby’s Group, Inc. and Sprint Nextel Corporation, and as a trustee for Duke University. We sell products to Wendy’s/Arby’s Group, Inc. and Duke University, and we purchase products and services from Sprint Nextel Corporation, all in the ordinary course of our business. In 2010, Wendy’s/Arby’s Group, Inc. paid approximately $42.4 million for our products and Duke University paid approximately $155,700 for our products. Duke University primarily purchases our products through third-party managed food service companies. We paid approximately $97,300 for products and services purchased from Sprint Nextel Corporation in 2010. We made a payment of approximately $3,000 to Baylor Health Care System, where Jim Turner serves as Vice Chairman. We also sold products to Baylor Health Care System, primarily through third-party managed food service companies. In 2010, Baylor Health Care System paid approximately $540,600 for our products, all in the ordinary course of our business. Mr. Turner is the Principal of JLT Beverages L.P. We made a payment of approximately $128,700 to JLT Beverages L.P. in 2010 to sublease a suite at American Airlines Center in Dallas, Texas, for business entertainment purposes. These amounts are not material either to us or to the other parties. Our Board of Directors has determined, considering all relevant facts and circumstances, that these relationships were not material and did not impact Ms. Hill’s or Mr. Turner’s status as independent directors, as defined by the rules of the NYSE and our Corporate Governance Principles.

What are the responsibilities of our Board of Directors?

Our Board of Directors is responsible for overseeing and interacting with senior management with respect to key aspects of our business, including strategic planning, management development and succession, operating performance, compliance and stockholder returns. It is the responsibility of the Board of Directors to select and evaluate a well-qualified Chief Executive Officer of high integrity and to approve the appointment of other members of the senior management team. The Board of Directors provides general advice and counsel to our Chief Executive Officer and other senior executives.

All directors are expected to avoid conflicts of interest and to represent the best interests of our stockholders in maintaining and enhancing the success of our business. The Board conducts a self-evaluation annually to ensure that it is functioning effectively.

Members of our Board of Directors are required to regularly attend Board meetings and to attend our Annual Meeting of Stockholders, unless unforeseen circumstances prevent them from doing so. All members of the Board attended the 2010 Annual Meeting.

Our Board of Directors meets according to a set quarterly schedule and also holds special meetings and acts by unanimous written consent from time to time as appropriate. The Board met eight times during 2010, including four regular meetings and four special meetings. In 2010, all directors attended at least 75% of the meetings of the Board of Directors and the Board Committees on which they served.

What is our Board leadership structure?

Our Company adheres to high standards of corporate governance. Our Board of Directors is composed primarily of independent directors, as that term is defined in the New York Stock Exchange Rules and our Corporate Governance Principles. We have a strong and active Board of Directors that understands our business and works closely with our Chief Executive Officer and other senior management. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes and facilitates information flow between management and the Board, which is essential to effective governance. The Board believes the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described below, is in the best interest of stockholders because it provides the appropriate balance between development and execution of the Company’s short- and long-term strategy and independent oversight of management.

Although we do not separate the Chairman and Chief Executive Officer roles, the independent members of our Board of Directors have appointed a Lead Director. According to our Corporate Governance Principles, the Lead Director, who must be an independent director, is elected annually by the Board of Directors. The Lead Director: (1) calls all Board meetings; (2) approves the schedule and agenda for all Board meetings; (3) presides at executive sessions of the Board; and (4) acts as a liaison between the non-employee directors and our Chief Executive Officer. The independent directors on our Board meet in executive session at the end of each regularly scheduled Board meeting and following special meetings from time to time. In May of 2010, our Board of Directors elected Mr. Hardin to serve as our Lead Director. Mr. Engles works closely with Mr. Hardin to identify appropriate topics of consideration for the Board and to plan effective and informative meetings.

All members of the Audit, Governance and Compensation Committees of our Board Directors are independent. Therefore, oversight of critical matters such as the integrity of our financial statements, executive compensation (including the compensation of the Chief Executive Officer), and the nomination of directors and evaluation of the Board of Directors and its Committees and the Chief Executive Officer is entrusted solely to independent directors.

How much are Board members paid?

Our objectives for non-employee director compensation are to remain competitive with the compensation paid to non-employee directors of comparable companies so that we may attract and retain qualified candidates for Board service and to reinforce our practice of encouraging stock ownership by our directors. For the fiscal year ended December 31, 2010, non-employee directors were entitled to receive the following cash compensation:

•	$35,000 annual retainer, payable quarterly in arrears;

•	$3,000 for each meeting (Board of Directors or Committee) attended in person and $1,000 for each meeting attended by telephone, payable quarterly in arrears;

•	$5,000 per year for serving on the Audit Committee or Compensation Committee and $2,000 per year for serving on any other Board Committee, payable quarterly in arrears;

•	$10,000 per year for chairing the Audit Committee or Compensation Committee and $4,000 per year for chairing any other Board Committee, payable quarterly in arrears; and

•	$25,000 per year for serving as Lead Director, payable quarterly in arrears.

Directors may elect to receive their fees in restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the applicable quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. In 2010, Mr. Davis, Ms. Hill, Mr. Nevares and Ms. Wright elected to receive all of their fees in cash. All other directors elected to receive their fees in shares of restricted stock.

In addition to fees described above, each non-employee director receives an annual grant of restricted stock units and stock options at the same time our executive officers and other key employees receive annual grants, which is the third business day following our fourth quarter earnings release. The directors’ grants are valued at

$110,000, valued equally between restricted stock units and stock options. Historically, the number of shares for each grant was determined by using the closing sales price of Dean Foods stock on the last trading day of the previous November and granting the corresponding number of shares for each using the closing price on the date of grant for the stock option exercise price. Beginning with grants made in fiscal 2010, the valuation of these grants was determined by using a fifteen-day average of the Company’s closing stock prices, measured over the first fifteen trading days in January. The grants of restricted stock units vest pro rata over a three-year term, and the stock options are fully vested upon grant.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2010.

Director Compensation Table for Fiscal Year 2010

	Fees Earned and Paid in Cash or Stock
Name	Cash Value ($)(1)	Stock Value ($)(2)	Stock Awards ($)(3)(7)	Option Awards ($)(4)(7)	Total ($)(5)(6)
Tom C. Davis	94,500	—	43,695	43,547	181,742
Stephen L. Green	—	177,511	43,695	43,547	264,753
Joseph S. Hardin, Jr.	—	233,014	43,695	43,547	320,256
Janet Hill	78,000	—	43,695	43,547	165,242
J. Wayne Mailloux	—	135,966	43,695	43,547	223,208
John R. Muse	—	115,935	43,695	43,547	203,177
Hector M. Nevares	79,000	—	43,695	43,547	166,242
Jim L. Turner	—	145,235	43,695	43,547	232,477
Doreen A. Wright	82,500	—	43,695	43,547	160,742

(1)	This column includes the value of fees earned and paid in cash.

(2)	This column includes the value of fees earned and paid in stock. Directors may elect to receive their earned fees in shares of restricted stock rather than in cash. If a director makes this election, he or she will receive shares of restricted stock with a value equal to 150% of the cash amount owed to him or her, determined as of the last day of the quarter based on the average closing price of our common stock over the last 30 trading days of the quarter. One-third of the restricted shares vest on the grant date; one-third vest on the first anniversary of the grant date; and the final one-third vest on the second anniversary of the grant date. For directors who elected to receive shares of restricted stock instead of cash for all or part of the fees earned in 2010, the amounts shown in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Share-Based Payment.”

(3)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Share-Based Payment” as of the grant date of February 12, 2010, of restricted stock unit awards granted in fiscal 2010.

(4)	Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards related to “Share-Based Payment” as of the grant date of February 12, 2010, of stock options granted in fiscal 2010.

(5)	Represents the sum of the numbers shown in the columns to the left.

(6)	We pay, or in some cases reimburse, all travel, lodging and meal expenses associated with attending Board meetings, Board Committee meetings and other Company functions. These amounts are not reflected in the table because we do not consider them to be compensation as they are directly and integrally related to the performance of our directors’ duties.

(7)	The following table shows the aggregate number of outstanding restricted stock awards, restricted stock unit awards, and stock option awards as of December 31, 2010, including any shares for which beneficial ownership has been disclaimed, for each non-employee director serving as such on December 31, 2010:

Name	Restricted Stock Awards	Restricted Stock Unit Awards	Option Awards
Tom C. Davis	—	6,320	162,740
Stephen L. Green	14,221	8,114	72,432
Joseph S. Hardin, Jr.	18,676	15,196	162,740
Janet Hill	—	6,320	123,583
J. Wayne Mailloux	10,165	4,197	15,864
John R. Muse	9,314	6,320	162,740
Hector M. Nevares	—	10,758	162,740
Jim L. Turner	11,698	6,320	162,740
Doreen A. Wright	—	4,197	15,864

Per our Corporate Governance Principles, our directors are encouraged to own stock of the Company. As a general rule, each director is expected, over time, to own Company stock having a value of at least three times the director’s annual retainer paid for service on our Board of Directors.

What are the Committees of our Board of Directors and who serves on those Committees?

Our Board of Directors has established certain committees to assist in the performance of its various functions. Effective December 2010, our Board of Directors made changes to the committee membership. At the November meeting of the Governance Committee of the Board of Directors, the Committee expressed a desire to better balance the membership and improve the efficiency of the Board committees. Accordingly, the Committee recommended that Mr. Hardin resign from the Governance Committee, Mr. Green resign from the Executive Committee, Mr. Muse move from the Compensation Committee to the Executive Committee, and Mr. Turner move from the Compensation Committee to the Executive Committee. The Board approved the Governance Committee’s recommendations in December 2010.

The chart below lists the standing Committees of our Board of Directors and indicates who currently serves on those Committees and how many times each Board Committee met during 2010.

Board Member	Audit(2)(3)		Compensation(2)		Executive		Governance(2)
Tom C. Davis	*		*
Gregg L. Engles					*	(1)
Stephen L. Green	*	(1)	*
Joseph S. Hardin, Jr.			*	(1)	*
Janet Hill							*	(1)
J. Wayne Mailloux			*				*
John R. Muse					*
Hector M. Nevares	*
Jim L. Turner					*		*
Doreen A. Wright	*						*
Meetings in 2010	8		8		2		5

*	Committee Member

(1)	Committee Chair

(2)	Our Board of Directors has determined, upon recommendation of the Governance Committee, that all of the members of our Audit, Compensation and Governance Committees are independent as defined under the rules of the NYSE and in accordance with our Corporate Governance Principles, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act. All Committee members are appointed by our Board of Directors upon recommendation of the Governance Committee.

(3)	Our Board of Directors has determined, based upon recommendation of the Governance Committee, that Mr. Green, Mr. Davis and Mr. Nevares are “audit committee financial experts,” as that term is defined by the SEC and that Ms. Wright is “financially literate” as that term is used in the NYSE Rules.

What are the responsibilities of our Board Committees?

Audit Committee. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor for the purpose of preparing or issuing an audit report or related work;

•	reviewing and discussing our annual and quarterly financial statements with management and the independent auditor;

•	meeting regularly with members of our management and with our independent auditor outside the presence of management;

•	overseeing our internal audit function;

•	discussing the Company’s major financial risk exposure, including our risk assessment and risk management policies;

•	recommending policies regarding the hiring of employees from our independent auditor;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	monitoring our compliance with applicable legal and regulatory requirements;

•

providing oversight of our policies and practices with respect to corporate social responsibility, including environmentally sustainable solutions, ethics and compliance and the management of reputation risk;

•	pre-approving all permitted non-audit services to be performed by our independent auditor; and

•	preparing the Audit Committee report required by SEC rules, which is included on page 35 of this Proxy Statement.

The Audit Committee has authority to retain independent legal, accounting or other advisors, at our expense.

The Audit Committee makes regular reports to the Board of Directors and reviews its own performance annually. The Audit Committee is required to meet at least quarterly and operates under a charter. The Audit Committee charter is accessible on our corporate website at www.deanfoods.com. Stockholders may also contact our Investor Relations Department at 800.431.9214 to obtain a free copy.

Compensation Committee. The Compensation Committee’s responsibilities include:

•	reviewing and evaluating the performance of the Chief Executive Officer;

•	determining the Chief Executive Officer’s compensation;

•	reviewing and approving the compensation of our other executive officers and certain other key employees and acting in an advisory role on non-executive employee compensation;

•	setting our executive compensation policies and objectives and administering our executive compensation programs;

•	overseeing our long-term incentive compensation programs and making final determinations regarding grants under such programs;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which begins on page 38 of this Proxy Statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 59 of this Proxy Statement.

Additional information regarding the processes and procedures followed by the Compensation Committee in considering and determining executive and director compensation is provided below under the heading “Compensation Discussion and Analysis” beginning on page 38 of this Proxy Statement.

The Compensation Committee reviews and approves the compensation for our executive officers, including the Chief Executive Officer. Our Chief Executive Officer makes recommendations to the Compensation Committee each year on the appropriate compensation to be paid to our executive officers, excluding himself. The Compensation Committee makes the final determination of the amount of compensation to be awarded to each executive officer, including the Chief Executive Officer, based on the Compensation Committee’s determination of how that compensation achieves the objectives of our compensation policies. The Compensation Committee has delegated limited authority to the Chief Executive Officer and two designated Executive Vice Presidents to grant stock options, restricted stock units and, other long-term incentive awards in connection with the hiring of new employees or the promotion or special recognition of selected employees.

The Compensation Committee meets several times each year to discuss setting individual compensation levels, and it determines compensation based on its assessments of the personal attributes and achievements of the individual officers. The Compensation Committee also determines and establishes our short-term and long-term incentive plans and other executive benefits as needed throughout each year. For more information regarding the actions of our Compensation Committee, see the Compensation Discussion and Analysis section of this Proxy Statement.

Risk Considerations in our Compensation Programs. We have reviewed our compensation policies and practices for our employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. Further, the Compensation Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit our Company over the long term. Our compensation policies and procedures are applied uniformly to all eligible participants. By targeting both Company-wide goals and business unit goals where appropriate for short-term incentive compensation, and by using benchmarks to our peer groups for long-term incentive compensation, we believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in a manner that does not encourage excessive risk-taking by our employees.

To further mitigate risk, the Compensation Committee adopted a clawback policy in February 2010 that is applicable to both our short-term and long-term incentive compensation plans. The policy states that any restatement of our audited financial statements resulting from an employee’s fraud, intentional misconduct, gross negligence, or other misfeasance, malfeasance or nonfeasance, which results in an employee’s award being greater than the amount that should have been awarded, paid or accrued, shall give the Company the right to recover all or part of such employee’s cash bonus or equity-based compensation award, or cancel any equity-based compensation award granted on or after February 1, 2010.

Compensation Committee Consultant. The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. The Compensation Committee uses a compensation consultant, Mercer (US), LLC (“Mercer”), a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., to assist in connection with setting compensation. The Compensation Committee relies on Mercer to collect and analyze market compensation data. In addition, Mercer assists the Compensation Committee in validating the Company’s performance relative to our peer groups with respect to the awards made under our long-term incentive plans. The Compensation Committee works with Mercer to ensure that position descriptions are appropriately comparable between our Company and those companies in our peer groups, and to properly adjust the raw data so that it is appropriate for a company of our size. Using this data, Mercer makes preliminary compensation recommendations based on our Compensation Committee’s compensation philosophy.

Mercer was retained by the Compensation Committee to provide executive compensation services and reports directly to the Compensation Committee chairman with respect to such services. Although the Compensation Committee approves the scope of Mercer’s work and its fees, Mercer works with management as well to ensure that its advice and recommendations reinforce the Company’s business strategy and are consistent with the Company’s pay for performance philosophy.

Examples of services provided to the Compensation Committee by Mercer include the following:

•	participation in Compensation Committee meetings as advisor to the Committee;

•	market assessments of executive total compensation;

•	consultations on the design of short- and long-term incentive plans;

•	periodic updates on market trends;

•	quarterly and/or monthly calculations of Total Stockholder Return (TSR) performance for long-term incentive plan compensation purposes;

•	assessment of compensation of the Board of Directors; and

•	preparation of tally sheets for executive compensation.

Mercer provides advice and assistance to the Company in several areas outside of executive compensation, including the following:

•	retirement consulting, which includes actuarial valuations;

•	consulting on multi-employer plans and collective bargaining agreements, plan consolidations and government forms;

•	defined benefit plan outsourcing;

•	internal job grading and benchmarking for non-executive employees;

•	health and benefit outsourcing and consulting;

•	human resources and compensation software; and

•	due diligence services related to acquisitions.

In addition, we have engaged affiliates of Marsh & McLennan Companies, Inc., the parent company of Mercer, to provide certain group insurance, risk management services and actuarial services.

The aggregate fees billed by Mercer in 2010 were approximately:

•	$440,000 for consulting services related to executive compensation, as provided to the Compensation Committee; and

•	$5.7 million for other services provided to the Company, as set forth above, including approximately $363,000 for services provided by affiliates of Mercer.

Mercer operates its compensation practice as a separate business unit from its other services, and we have been advised by Mercer that the compensation of its compensation consultants is based solely on the fees generated by the executive compensation practice. The Compensation Committee has adopted the following policy with respect to the compensation consultant:

•	The engagement letter with the Compensation Committee’s compensation consultant is executed by the compensation consultant and the Chair of the Compensation Committee.

•	The executive compensation services provided by the compensation consultant are approved by the Compensation Committee.

•	The Compensation Committee reviews all other support services provided by the compensation consultant or its affiliates to the Company on a quarterly basis.

Although the Compensation Committee does not directly approve the engagement of Mercer for services other than those related to executive compensation, the Compensation Committee reviews, on a quarterly basis, all other services provided by Mercer and considers on an ongoing basis whether such services compromise Mercer’s independence in providing services to the Compensation Committee. Based on their ongoing review, the Compensation Committee has determined that Mercer’s executive compensation consultants are sufficiently objective to provide executive compensation services to the Compensation Committee. The other services were approved by management in the normal course of business.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is comprised entirely of independent directors. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee.

Executive Committee. The Executive Committee may act on behalf of the Board of Directors when the Board of Directors is not in session on a limited basis as to matters specifically delegated to the Executive Committee from time to time. The Executive Committee meets only as needed.

Governance Committee. The purpose of the Governance Committee is to consider, develop and make recommendations to the Board of Directors regarding corporate governance principles generally and the appropriate size, function and operation of the Board and its Committees to optimize the effectiveness of the Board. The Governance Committee also performs the functions of a nominating committee. The Governance Committee’s responsibilities include:

•	establishing the criteria for membership on the Board of Directors;

•	reviewing periodically our Corporate Governance Principles;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning and management development;

•	considering, recommending and recruiting candidates to fill new or open positions on the Board of Directors;

•	reviewing candidates recommended by stockholders;

•	conducting the appropriate inquiry into the backgrounds and qualifications of potential candidates;

•	recommending director nominees for approval by the Board of Directors and our stockholders;

•	considering possible conflicts of interest of Board members and executive officers;

•	recommending Board Committee members and director development; and

•	reviewing transactions under our Related Party Transactions Policy.

The processes and procedures followed by the Governance Committee in identifying and evaluating director candidates are described below under the heading “What is the process for nominating directors?”

Committee Charters/Form 10-K. We believe the charters adopted by the Audit, Compensation and Governance Committees comply with applicable corporate governance rules of the NYSE. These charters and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, are available on our Company website at www.deanfoods.com. Stockholders may also contact Investor Relations at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204 or at 800.431.9214 to obtain copies of the Committee charters or our Form 10-K without charge.

How can I communicate with our Board of Directors?

Should you wish to contact our Lead Director or any other member of our Board of Directors on a Board-related issue, you may write to him or her in care of our Corporate Secretary at 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Relevant communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unrelated to the duties and responsibilities of the Board will not be forwarded, such as:

•	business solicitations or advertisements,

•	junk mail and mass mailings,

•	new product suggestions,

•	product complaints,

•	product inquiries,

•	resumes and other forms of job inquiries,

•	spam, and

•	surveys.

In addition, material that is threatening, illegal or similarly unsuitable will be excluded. Any communication that is screened as described above will be made available to any director upon his or her request.

What is the Board’s role with respect to risk oversight?

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risk. While the Board is ultimately responsible for overall risk oversight at our Company, our three board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. Pursuant to its charter, the Audit Committee has primary responsibility for monitoring the Company’s major financial risk exposures and the steps the Company has taken to control such exposures, including the Company’s risk assessment and risk management guidelines and policies. Our management team has implemented an enterprise risk management program to conduct an annual business risk assessment and present its findings and progress toward mitigating such risks to the Audit Committee throughout the year. The business risk assessment includes an action plan to address such risks, and the Audit Committee discusses with management the appropriateness of such strategies. The Compensation Committee is charged with ensuring that our compensation policies and procedures do not encourage risk taking in a manner that would have a material adverse impact on the company. The Governance Committee is charged with overseeing risks with respect to our Related Party Transaction Policy, and with respect to issues arising with directors and director nominees. Each Committee reports its findings to the full Board on a quarterly basis for consideration. In addition, the Board receives updates from senior management on other areas of material risk at each regularly scheduled quarterly meeting, including operational, financial, legal and regulatory, and strategic and reputational risks. These measures are designed to allow the Board to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

What is the Board’s role with respect to the nomination of directors?

The Governance Committee, with the input of the Chief Executive Officer, is responsible for recommending to the Board (1) nominees for Board membership to fill vacancies or newly created positions and (2) the persons to be nominated by the Board for election at the Company’s Annual Meeting of Stockholders. In connection with the selection and nomination process, the Governance Committee reviews the desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. In considering whether to recommend any candidate to the Board, the Governance Committee will apply the criteria set forth in our Corporate Governance Principles.

The Governance Committee has, as appropriate, retained search firms to assist in identifying qualified director candidates. The Governance Committee will generally look for individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, disability or sexual orientation.

How can stockholders nominate directors?

Stockholders may recommend individuals to the Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and the number of shares of our common stock beneficially owned by the nominee to the Governance Committee, c/o Corporate Secretary, 2711 North Haskell Avenue, Suite 3400, Dallas, Texas 75204. Assuming the appropriate information has been provided on a timely basis, the Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the Board of Directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in the Proxy Statement for the next annual meeting of stockholders.

Stockholders also have the right under our bylaws to directly nominate candidates, without any action or recommendation on the part of the Governance Committee or the Board of Directors. Our bylaws require that the Company be given advance written notice of stockholder nominations for election to the Board of Directors. Such nomination must contain the information required by our bylaws with respect to the nominee and the stockholder. To be timely, a stockholder’s notice must be delivered to the Corporate Secretary (i) in the case of an annual meeting, not earlier than the 120th day and no later than 5:00 P.M., Central Time, on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 P.M., Central Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation; or (ii) in the case of a special meeting at which the Board of Directors gives notice that directors are to be elected, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board of Directors to be elected at such meeting is first made.

Do we have a Code of Ethics?

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees, with the exception of our Alpro employees, who are subject to a comparable code of ethics. Our Code of Ethics is posted on our corporate website at www.deanfoods.com. Any amendments to or waivers of our Code of Ethics for directors or executive officers also will be posted on our website. If you would like a copy of our Code of Ethics, please request one by writing or calling our Investor Relations Department at:

Dean Foods Company

Attention: Investor Relations

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

800.431.9214

How is our ethics and compliance function managed?

We have a designated officer who oversees our ethics and compliance program. He provides quarterly reports to the Audit Committee on the program’s effectiveness and works closely with various compliance functions to coordinate the sharing of best practices across our Company.

Do we have a Disclosure Committee?

We have established a Financial Disclosure Committee composed of members of management to assist in fulfilling our obligations to maintain effective disclosure controls and procedures and to coordinate and oversee the process of preparing our securities filings with the SEC.

Who is our Independent Auditor?

Deloitte & Touche LLP has served as independent auditor for the Company since its formation. In addition to performing the audit of the Company’s consolidated financial statements, Deloitte & Touche also provides various other services to the Company. All of the services provided for the Company by Deloitte & Touche in 2010 were approved by the Audit Committee. The aggregate fees and reimbursable expenses billed to the Company and its subsidiaries by Deloitte & Touche in 2010 and 2009 were:

	2010	2009
Audit Fees(1)	$5,379,000	$5,705,000
Audit-Related Fees(2)	6,805,000	5,200,000
Tax Fees(3)	—	67,000
All Other Fees(4)	25,000	172,000

Total	$12,209,000	$11,144,000

(1)	“Audit Fees” includes fees and expenses billed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports on Form 10-Q, and services provided in connection with statutory and regulatory filings. Also included in Audit Fees is the audit of the Company’s internal controls.

(2)	“Audit-Related Fees” includes fees billed for services that are related to the performance of the audit or review of the Company’s financial statements (which are not reported above under the caption “Audit Fees”), such as fees for accounting due diligence on acquisitions and divestitures.

(3)	“Tax Fees” includes fees billed for services that are related to tax compliance, including international tax consulting in 2009.

(4)	“All Other Fees” includes fees and expenses not related to audit or tax services.

The Audit Committee has recommended ratification of its engagement of Deloitte & Touche as the Company’s independent auditor for 2011.

The Audit Committee has sole authority to engage and determine the compensation of the Company’s independent auditor. The Audit Committee’s pre-approval is required for any engagement of Deloitte & Touche. Annually, the Audit Committee pre-approves services to be provided by Deloitte & Touche. The Audit Committee also considers the engagement of Deloitte & Touche for the provision of other services during the year. In addition to conducting the Company’s 2011 audit, the Audit Committee has pre-authorized Deloitte & Touche to provide services to the Company in connection with the following types of audit-related and tax matters:

Audit-Related Engagements

•	Audit of the financial statements of any subsidiary or other combined financial statements of the Company, as requested, including the Hero/WhiteWave joint venture;

•	Ordinary course accounting consultations; and

•	Due diligence services related to potential acquisitions and divestitures of businesses.

Tax Engagements

•	U.S. federal, state and local tax compliance advice;

•	International tax compliance advice;

•	Review of federal, state, local and international income, franchise and other tax returns;

•	Advice on tax audits; and

•	Tax structuring and related advice in connection with potential acquisitions, divestitures and restructurings.

Other

•

Board of Directors’, management’s and employees’ continued access to education, information and other tools in various formats including database subscriptions, websites and electronic and other formats;

•	Advisory services related to the Company’s efforts to determine its 2010 Corporate Governance Gas Inventory and responses to the 2011 Carbon Disclosure Project; and

•	Advisory services to WhiteWave Foods Company related to the Company’s life cycle assessment and general sustainability analysis for Almond and Coconut Silk®.

The pre-approval described above will expire in the first quarter of 2012. In the event a matter of a type listed above arises before the first quarter of 2012, the Audit Committee has authorized management, if necessary, to negotiate, for the Audit Committee’s approval and execution, an engagement agreement related to that matter. For each such matter, management is required to provide the Audit Committee, at its next regularly scheduled meeting, with documentation about the services provided or to be provided. Any service that management requests Deloitte & Touche to provide that is of a type that has not been pre-approved must be considered at a meeting of the Audit Committee before the service is provided, or may be pre-approved by the Chairman of the Audit Committee pursuant to a delegation by the Audit Committee. In determining whether to approve the engagement of Deloitte & Touche, the Audit Committee considers whether such service is consistent with Deloitte & Touche’s independence. The Audit Committee also considers the amount of audit and audit-related fees in comparison to all other fees paid to Deloitte & Touche and the Audit Committee reviews such comparisons regularly.

Representatives of Deloitte & Touche will be present at the annual meeting to make a statement, if they choose, and to answer any questions you may have.

Audit Committee Report

We have met with representatives of Deloitte & Touche and Company management to review and discuss the Company’s audited consolidated financial statements for the year ended December 31, 2010, and the assessment of the Company’s internal control over financial reporting. We have discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. We discussed with the Company’s Chief Audit Executive and with Deloitte & Touche the overall scope and plans for their respective audits. We met with the Chief Audit Executive and with Deloitte & Touche, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. We also regularly review and discuss the Company’s activities with respect to risk assessment and risk management, and receive regular reports regarding the Company’s compliance program.

We have discussed with Deloitte & Touche the matters that are required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and we have discussed with Deloitte & Touche their independence.

We have considered whether the services performed by Deloitte & Touche, other than audit services or services related to the audit, are compatible with maintaining the independence of Deloitte & Touche, and we have concluded that they are. Based on our reviews and discussions with management and Deloitte & Touche, as described above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

This report is presented by:

The members of the Audit Committee

Stephen L. Green (Chairman)

Tom C. Davis

Hector M. Nevares

Doreen A. Wright

Who are our executive officers?

The term “executive officer” is defined by applicable securities law as a company’s president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the public company. According to that definition, as of the date of this Proxy Statement, our Board of Directors has determined that our “executive officers” are:

Gregg L. Engles—Chairman of the Board and Chief Executive Officer

See Mr. Engles’ biography on page 20 of this Proxy Statement.

Shaun P. Mara—Executive Vice President and Chief Financial Officer

Mr. Mara, age 46, joined us in June 2010 as Senior Vice President and Chief Accounting Officer. Effective December 1, 2010, Mr. Mara was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Mara served from 2008 to 2009 as Senior Vice President of Finance for the Wm. Wrigley Jr. Company (“Wrigley”), a subsidiary of Mars, Incorporated (“Mars”), where he maintained responsibility for corporate reporting, global finance, and post-merger integration functions for a division with approximately $6 billion in revenue. Prior to the acquisition of Wrigley by Mars, from 2006 to 2008 Mr. Mara also served as Vice President, Corporate Controller and Chief Accounting Officer for Wrigley and oversaw all accounting, SEC financial filings, and Sarbanes-Oxley compliance matters. From 2004 to 2006, Mr. Mara served as Vice President of Finance, Commercial Operations for Wrigley, where he led a global sales and marketing group with approximately $4 billion in revenue.

Gregg A. Tanner—Executive Vice President and Chief Supply Chain Officer

Mr. Tanner, age 54, joined us in November 2007 as Executive Vice President and Chief Supply Chain Officer. Prior to joining us, Mr. Tanner was Senior Vice President, Global Operations at The Hershey Company from 2006 to 2007. Before joining Hershey, Mr. Tanner was Senior Vice President, Retail Supply Chain at ConAgra Foods, Inc. from 2001 to 2005, where he directed the entire supply chain for retail products. Previously, Mr. Tanner held positions of increasing responsibility at the Quaker Oats Company and Ralston Purina Company. Mr. Tanner also serves on the Board of Directors of The Boston Beer Company, Inc., where he serves on the Audit Committee.

Christopher Sliva—Chief Commercial Officer

Mr. Sliva, age 47, joined us in 2006 as Senior Vice President of Sales and Chief Customer Officer at our WhiteWave Foods Company subsidiary. Effective October 6, 2010, Mr. Sliva was promoted to Chief Commercial Officer, a new role in which Mr. Sliva has responsibility for directing the commercial strategy of both the Fresh Dairy Direct and Morningstar divisions’ sales and lines of business. Prior to this promotion, Mr. Sliva was promoted to Chief Operating Officer at our Morningstar division from 2008 to 2009, and President, Morningstar for the balance of 2010. Prior to joining us, from 2003 to 2006 Mr. Sliva served as Vice President and General Manager of Americas Output for Eastman Kodak Corporation, where he also served as Vice President, Retail Sales from 2000 to 2001 and Vice President, U.S. Sales from 2001 to 2003. His prior experience also includes marketing and sales roles at Fort James Corporation and Procter & Gamble. Mr. Sliva currently serves on the Board of Directors of the North Texas Food Bank, a nonprofit hunger relief organization.

Bernard P.J. Deryckere—Chief Executive Officer, Alpro

Mr. Deryckere, age 52, joined us through our acquisition of Alpro in 2009. Prior to our acquisition, Mr. Deryckere held the position of Chief Executive Officer of the Alpro Soya Food division of Vandemoortele Group Europe, a position he held since September 2001. Prior to joining Alpro, Mr. Deryckere held numerous leadership positions at Unilever and Henkel. From 1993 to 1995, Mr. Deryckere was Marketing Director for Unilever Portugal. From 1995 to 1998, he was European Category Director for Unilever’s European Business Group Lipton Ready to Drink Beverages. From 1998 to 2000, he was General Manager for Unilever’s Bakery Business covering Belgium, the Netherlands, Luxembourg and France. Immediately prior to joining Alpro, Mr. Deryckere was Chief Executive Officer for Unilever Bestfoods Scandinavia.

Kelly Duffin-Maxwell—Executive Vice President, Research and Development

Ms. Duffin-Maxwell, age 46, joined us in 2008 as Executive Vice President, Research & Development. She brings 20 years of experience from Kraft Foods, most recently as Senior Vice President, Breakthrough Innovation, a position she held from 2007 to 2008, where she created original platforms to accelerate the growth of Kraft Foods Inc. She worked in Germany from 1999 to 2006, where she led R&D efforts on some of Europe’s leading chocolate brands including Milka and Toblerone. She also worked throughout the Kraft organization including in the Cheese, Convenient Meals and Grocery categories, as well as serving as Director, Basic Flavor and Ingredient Research for North America.

Steven J. Kemps—Executive Vice President, General Counsel and Corporate Secretary

Mr. Kemps, age 46, joined us in February 2006 as Senior Vice President and Deputy General Counsel. In January 2008, Mr. Kemps was promoted to General Counsel, and became Executive Vice President in August 2008. Prior to joining us, Mr. Kemps held various legal positions with Kimberly-Clark Corporation from 1997 to 2006. From 1993 to 1997, he was an attorney with Dorsey & Whitney, LLP, and from 1991 to 1993, he served as a law clerk to Judge Paul A. Magnuson of the United States District Court, Minnesota.

Gregory A. McKelvey—Executive Vice President and Chief Strategy and Transformation Officer

Mr. McKelvey, age 37, joined us in 2005 as Vice President, WhiteWave Strategic Planning. Mr. McKelvey was subsequently promoted to Executive Vice President, Chief Strategy and Transformation Officer in November 2008 and currently leads Strategic Planning and Information Technology across Dean Foods. Mr. McKelvey joined us after a long-term engagement with the Company as a strategy consultant with Bain & Company, where he developed growth and profit improvement strategies for leading companies and private equity clients. Mr. McKelvey started with Bain & Company in 2001 and left as a Manager to join the Company in 2005.

Blaine E. McPeak—President, WhiteWave Foods Company

Mr. McPeak, age 45, joined us in 2007 as the President of Horizon Organic at our WhiteWave Foods Company subsidiary. In 2008, Mr. McPeak was named President of the Horizon, Silk and Rachel’s Organic U.K. businesses. In 2009, Mr. McPeak was promoted to President, WhiteWave Foods Company. Prior to joining us, Mr. McPeak held several senior management roles at Kellogg Company from 1994 to 2007, leading their Wholesome Snack division, Frozen Foods division, and Kellogg’s Kashi Company. In each position, he led strategic oversight and delivery of financial performance across a full scope of responsibilities, including Sales, Marketing, Finance, Supply Chain and Research and Development. Prior to his time at Kellogg, Mr. McPeak began his career in the food business at the Sara Lee Corporation.

Kevin C. Yost—President, Morningstar

Mr. Yost, age 45, joined us in March of 2010 as Senior Vice President and General Manager, ESL of our Morningstar division. In April of 2011, Mr. Yost was promoted to President, Morningstar. Prior to joining us, Mr. Yost served as Managing Partner of Belle Camp Associates, LLC, a consulting firm, where he led private equity-owned companies, from November 2007 to February 2010. From 2002 to 2007, Mr. Yost served as Executive Vice President of Swift & Company, a processor of fresh beef and pork, where he led global commercial activities, including sales and supply chain. Mr. Yost also held senior operating and general management positions at ConAgra Foods from 2000 to 2002.

Thomas N. Zanetich—Executive Vice President, Human Resources

Mr. Zanetich, age 59, joined us in April 2005 as Senior Vice President, Human Resources at our WhiteWave Foods Company subsidiary. Effective February 18, 2011, Mr. Zanetich was promoted to Executive Vice President, Human Resources. Prior to joining us, Mr. Zanetich was a Vice President of HR for Kraft/Nabisco where he led a team of 40 HR professionals serving a $26 billion organization with 15,000 employees. Mr. Zanetich was employed with Kraft for 20 years, during which time he served as a senior HR advisor and led numerous staffing, employee relations, organizational development, and performance initiatives. His early experience includes managing HR teams for Nabisco and General Foods.

How is the compensation of our Named Executive Officers determined?

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving at the end of the fiscal year. These individuals are identified below:

•	Gregg L. Engles, Chairman of the Board and Chief Executive Officer

•	Shaun P. Mara, Executive Vice President and Chief Financial Officer

•	Joseph E. Scalzo, former President and Chief Operating Officer

•	Bernard P.J. Deryckere, Chief Executive Officer, Alpro

•	Gregg A. Tanner, Executive Vice President and Chief Supply Chain Officer

In addition, we will be reporting compensation for the following individuals:

•	Harrald F. Kroeker, former President, Fresh Dairy Direct

•	Paul T. Moskowitz, former Executive Vice President, Human Resources

•	Jack F. Callahan, Jr., former Executive Vice President and Chief Financial Officer

Mr. Kroeker’s employment with the Company was terminated effective November 30, 2010, following his removal as President of Fresh Dairy Direct effective October 6, 2010. Mr. Moskowitz’s employment with the Company was terminated effective November 30, 2010. Each received severance benefits under our Executive Severance Pay Plan, which is more fully described on page 71 of this Proxy Statement. Mr. Kroeker and Mr. Moskowitz are included as named executive officers as, but for the fact they were not serving as executive officers at the end of the fiscal year, each would have been among the three most highly compensated executive officers in 2010. Mr. Callahan voluntarily terminated his employment effective December 15, 2010. Mr. Callahan served as our Chief Financial Officer for part of the year, therefore we are required to include him as a Named Executive Officer. In addition, effective February 25, 2011, the employment of Joe Scalzo was terminated.

Together, these individuals constitute the Named Executive Officers, or NEOs, that we describe throughout this Proxy Statement.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

•	Executive Compensation Objectives and Policies

•	Executive Summary—2010 Overview

•	Impact of Company Results on Compensation

•	Personnel Changes and Retention Activities in 2010 and 2011

•	Elements of Compensation

•	Agreements with Named Executive Officers

•	Benchmark Comparison Group for Executive Compensation Purposes

•	Compensation Methodology

•	Compensation of the Chief Executive Officer

•	Role of Chief Executive Officer in Compensation of Other Executive Officers

•	Compensation Mix

•	Annual Cash Compensation

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Incentive Compensation

•	Equity Grants Made in Fiscal 2010

•	Performance Cash Plan

•	Changes to Long-Term Incentive Compensation Effective in 2011

•	Fiscal 2011 Grants

•	Long-Term Incentive Grant Policies

•	Deferred Compensation Plan and Supplemental Employee Retirement Plan; Alpro Top Hat Plan

•	Alpro Defined Benefit Plan

•	Other Compensation

•	Severance and Change in Control Benefits

•	Tax Deductibility Policy

To further illustrate these concepts, we have included charts and tables where we believe appropriate to enhance our stockholders’ understanding of the compensation of our Named Executive Officers. These tables and charts are meant to be in addition to, and not an alternative to, the charts and tables provided under the heading “How much are our Named Executive Officers paid?” beginning on page 60 of this Proxy Statement.

Executive Compensation Objectives and Policies

Our Compensation Committee is responsible for establishing and administering our policies governing the compensation of our senior executives, including our Named Executive Officers. For a description of the Compensation Committee’s charter and additional information regarding the processes and procedures it follows in determining executive compensation, see “Other Information—What are the responsibilities of our Board Committees?” The Compensation Committee is composed entirely of independent directors. In accordance with its charter, the Compensation Committee has adopted executive compensation plans that are designed to achieve the following four objectives:

•	Attract and retain top talent;

•	Motivate and reward the performance of officers in support of achievement of the Company’s strategic, financial and operating performance objectives;

•

Ensure that our total compensation package is competitive in comparison to our peers, and that our compensation practices are consistent with high standards of good corporate governance and best practices within our industry; and

•

Align our executives’ interests with the long-term interests of our stockholders through long-term incentive awards, which for 2010 included stock options, restricted stock units and cash performance units.

Executive Summary – 2010 Overview

Impact of Company Results on Compensation. We are one of the leading food and beverage companies in the United States. Our Fresh Dairy Direct-Morningstar segment is the largest processor and distributor of milk and other dairy products in the country, and our WhiteWave-Alpro segment markets and sells a variety of nationally branded dairy and dairy-related products and plant-based beverages. The dairy industry is sensitive to changes in general economic conditions, both nationally and locally. In addition, our business is heavily dependent on raw materials such as conventional and organic raw milk, diesel fuel, resin, soybeans and other commodities. The prices of these materials increase and decrease based on market conditions, and in some cases, governmental regulation.

2010 was an exceptionally difficult year for Dean Foods. Throughout the year, our core dairy business was faced with highly promotional retail pricing, intense competition, wholesale price pressure, weak consumer demand, and volatile commodity prices. These pressures resulted in substantial operating income declines for the Company on a consolidated basis, driven by results in our Fresh Dairy Direct-Morningstar segment, which comprised 84% of our net sales in 2010. In contrast to the very difficult year at Fresh Dairy Direct-Morningstar, our WhiteWave-Alpro segment had an exceptional year. Driven by strong innovation across the portfolio, excellent marketing campaigns, and tight cost discipline, our WhiteWave business reported its best year ever, even before the positive impact of our successful Alpro acquisition in 2009.

Due to the disappointing performance of the Company in 2010 and aligned with the Compensation Committee’s commitment to link executive pay to Company performance, 2010 compensation for many of the Named Executive Officers was negatively impacted as compared to 2009. As described more fully on pages 49-50 of this Proxy Statement, Company and business unit financial performance targets under the Corporate and Fresh Dairy Direct short-term incentive plans were not met in 2010, and therefore participants in those plans, including Mr. Engles, Mr. Scalzo, and Mr. Tanner, received no payment with respect to the portion of short-term incentive compensation based on financial targets, which comprised 60% of their target short-term incentive payout. Participants in these plans were eligible to receive 40% of their short-term incentive target payout for the achievement of their individual objectives, which are set by the Compensation Committee early in the plan year. However, for most participants in the Corporate and Fresh Dairy Direct plans, including Mr. Scalzo, and Mr. Tanner, the 40% payable upon the achievement of individual objectives was reduced by 25% due to the below target financial performance of the Company on a consolidated basis, and Mr. Engles’ individual objective portion was reduced by 37.5%. Participants in the WhiteWave, Morningstar and Alpro plans were not affected and continued to be eligible to receive the full 40% based upon achievement of their individual objectives, in addition to that portion of their financial target achieved by their individual business units.

Additionally, in 2011, in view of 2010 performance and the continued pressures expected to face the Company in 2011, Mr. Engles voluntarily agreed to reduce his base salary from $1,100,000 to $1,000,000, comprising a reduction of approximately 9%. The Compensation Committee approved the reduction in February 2011, and the reduction was effective March 1, 2011. In addition, the Compensation Committee froze salary increases across the Company, affecting all other Company employees eligible to participate in the short-term incentive plan, including the other Named Executive Officers serving as such in March 2011, as a result of the Company’s performance in 2010 and expected performance over 2011.

Personnel Changes and Retention Activities in 2010 and 2011. In 2010 and 2011, in response to challenging market conditions faced by the business, the Company made personnel changes throughout the year in order to position the business with executives equipped to lead change. In addition, as a result of the disappointing performance of the business and the resulting impact on the long-term incentive compensation structure due to the reduction in stock price, the Compensation Committee implemented measures to retain the remaining executive management team. A summary of personnel and retention actions is set forth below.

Effective January 1, 2010, the Company promoted Christopher Sliva to President-Morningstar. In connection with the promotion, Mr. Sliva received an increase in salary to $415,000, an increase in short-term incentive compensation to 65% of base salary.

In August 2010, the Compensation Committee recommended that the Board of Directors name Joe Scalzo President and Chief Operating Officer of the Company. In connection with the promotion, Mr. Scalzo received an increase in salary to $900,000, an increase in target short-term incentive compensation to 125% of base salary, and additional equity grants as set forth in the Grants of Plan-Based Awards table on pages 63-64 of the Proxy Statement. The Compensation Committee considered the fact that Mr. Scalzo maintained primary responsibility for the profitability and growth of the Company’s operating businesses as Chief Operating Officer during 2009 and 2010, and that he had continuing responsibility for transformation of the Fresh Dairy Direct and Morningstar businesses. The Board approved his promotion to President and Chief Operating Officer on August 20, 2010.

In October 2010, the Company announced the promotion of Mr. Sliva to Chief Commercial Officer, effective October 6, 2010, in connection with the reorganization of the Company’s core dairy operations to better align the Fresh Dairy Direct and Morningstar business platforms. In the newly created Chief Commercial Officer role, Mr. Sliva will have responsibility for directing the commercial strategy of both the Fresh Dairy Direct and Morningstar platforms’ sales and lines of business. In connection with the promotion, Mr. Sliva received an increase in salary to $500,000, an increase in target short-term incentive compensation to 75% of base salary, and an additional equity grant of 9,372 RSUs.

On October 8, 2010, in connection with the reorganization of our core dairy operations, we announced that Harrald F. Kroeker would no longer serve as President of our Fresh Dairy Direct division, effective October 6, 2010. Mr. Kroeker’s employment terminated on November 30, 2010, and he received benefits in accordance with our Executive Severance Plan, filed as Exhibit 10.1 to our Current Report on Form 8-K filed on November 19, 2010, and as further described under the heading “Executive Severance Pay Plan” in this Proxy Statement.

In October 2010, the Compensation Committee approved additional equity grants to Gregg Tanner as set forth in the Grants of Plan-Based Awards table on pages 63-64 of this Proxy Statement. The Compensation Committee considered several factors in determining to award the additional grant to Mr. Tanner, including the fact that a portion of Mr. Tanner’s original equity compensation had been structured to replace the value of certain compensation that Mr. Tanner had relinquished upon joining the Company, and that the current value of the replacement equity compensation was significantly lower than the grant date value. The Compensation Committee also considered Mr. Tanner’s extensive experience with the consumer packaged goods industry, his expertise with respect to supply chain operations and his ability to lead and execute the Company’s short-term and long-term plans to reduce its cost structure in connection with the additional retention grant.

On November 9, 2010, we announced that Jack Callahan resigned as Executive Vice President and Chief Financial Officer to accept a similar position as Chief Financial Officer of another publicly traded company.

On November 30, 2010, the employment of Paul T. Moskowitz, Executive Vice President, Human Resources was terminated. Mr. Moskowitz received benefits in accordance with our Executive Severance Plan, filed as Exhibit 10.1 to our Current Report on Form 8-K filed on November 19, 2010, and as further described under the heading “Executive Severance Pay Plan” in this Proxy Statement.

Effective December 1, 2010, the Company promoted Shaun Mara from Senior Vice President and Chief Accounting Officer to Executive Vice President and Chief Financial Officer following the departure of Jack Callahan, our former Chief Financial Officer. In connection with the promotion, Mr. Mara received an increase in salary to $465,000, an increase in target short-term incentive compensation to 70% of base salary, and additional equity grants as set forth in the Grants of Plan-Based Awards table on pages 63-64 of the Proxy Statement.

On December 20, 2010, the Compensation Committee approved a three-year performance-based cash retention plan applicable to the Company’s executive officers and certain other key executives. The retention plan was implemented to further ensure leadership continuity, and its objectives are to align the executive’s pay with the Company’s near-term and longer-term strategic initiatives. Although the retention plan originally included Mr. Engles as a participant, due to the poor performance of the business and the challenging outlook for 2011, Mr. Engles voluntarily removed himself as a participant from the plan upon approval of the Compensation

Committee in March 2011. Awards under the plan will be payable in cash based on certain performance targets, and will be equal to the executive’s short-term incentive target for the corresponding year of measurement for payments made at target. The executive must be actively employed at the end of the plan year to receive a payout. The retention plan is described more fully on page 55 of this Proxy Statement.

On February 18, 2011, we named Thomas N. Zanetich as Executive Vice President, Human Resources. Mr. Zanetich joined WhiteWave in April 2006 and was instrumental in transforming the business from multiple legacy companies to the best-in-class consumer packaged goods company it is today.

Effective February 25, 2011, the employment of Joseph Scalzo was terminated. The Board of Directors believed that the Company would be best served by a new structure that can move decisively and quickly to execute its strategy while maintaining an extremely tight rein on costs. Following Mr. Scalzo’s departure, Mr. Engles assumed Mr. Scalzo’s operating responsibilities, including responsibility for supervising Mr. Scalzo’s former direct reports. Mr. Scalzo received benefits in accordance with our Executive Severance Pay Plan, filed as Exhibit 10.1 to our Current Report on Form 8-K on November 19, 2010, and as further described under the heading “Executive Severance Pay Plan” in this Proxy Statement.

Elements of Compensation

Our executive compensation program is composed of the following elements:

•	base salary;

•	annual cash incentives, which we will refer to as short-term incentive compensation;

•

long-term incentives, which for the Named Executive Officers and other senior executives consist of stock options, restricted stock units, and, beginning in 2010, cash performance units; and mid-term incentive, or MTI, for our Alpro executives;

•	our Executive Deferred Compensation Plan and Supplemental Executive Retirement Plan and the Alpro Top Hat plan for our Alpro executives;

•	our retention plan; and

•	other perquisites.

The Company does not maintain an ERISA qualified defined benefit plan for the Chief Executive Officer or for any of the other U.S.-based Named Executive Officers. We do have a defined benefit pension plan available to our Alpro management level employees.

Agreements with Named Executive Officers

In general, we enter into letter agreements with each of our executive officers that govern the terms of his or her employment. Such letter agreements generally state the executive’s base salary, signing bonus, if any, annual short-term incentive compensation opportunity, long-term incentive awards to be granted upon hire or in the future, if applicable, and any other benefits, such as relocation benefits, COBRA reimbursement, and eligibility for the Dean Foods Executive Severance Pay Plan. We have such agreements for all of our Named Executive Officers, except Mr. Engles and Mr. Deryckere. We have an employment agreement with Mr. Deryckere. These agreements, along with any additional agreements with our Named Executive Officers, are summarized under the heading “Do we have agreements with our Named Executive Officers or directors?” on pages 72-75 of this Proxy Statement.

Benchmark Comparison Group for Executive Compensation Purposes

In order to ensure that we are able to attract and retain the highest caliber management, we analyze our total compensation to ensure that it is comparable to that offered by competitors for the Company’s management talent. To facilitate this comparison, we use a group of peer companies as our benchmark, which we will refer to in this Proxy Statement as the Benchmark Comparison Group. The Benchmark Comparison Group is reviewed from time to time by the Compensation Committee with input from Mercer, our outside compensation consultant. In November 2008, the Compensation Committee determined the Benchmark Comparison Group set forth below:

• Campbell Soup Company	• The J.M. Smucker Company

• The Clorox Company	• Kellogg Company

• Colgate-Palmolive Company	• Kimberly-Clark Corporation

• ConAgra Foods, Inc.	• Kraft Foods Inc.

• Dr. Pepper Snapple Group Inc.	• Molson Coors Brewing Company

• General Mills, Inc.	• Ralcorp Holdings, Inc.

• H.J. Heinz Company	• Sara Lee Corporation

• The Hershey Company	• Smithfield Foods, Inc.

• Hormel Foods Corporation	• Tyson Foods, Inc.

The Compensation Committee used an analysis conducted by Mercer to assist with its determination. The criteria considered by the Compensation Committee in selecting peer companies for the Benchmark Comparison Group include the following:

•	size, as measured by revenue, typically with a range of 1/3 to 3 times the Company’s revenue;

•	industry category, including food consumer products, food processing or food products and consumer packaged goods companies; and

•	competition for sources of talent, including companies or sectors where the Company has either gained or lost executive talent.

Bottling companies were also considered comparable to the consumer packaged goods sector due to similarities in manufacturing and distribution capabilities. In 2010, Coca-Cola Enterprises, Inc. was excluded from the list following the acquisition of its assets by The Coca-Cola Company in October 2010.

Compensation Methodology

To ensure that management’s interests are aligned with those of stockholders and to motivate and reward individual initiative and effort, we emphasize a pay for performance compensation philosophy so that attainment of Company, business unit and individual performance goals are rewarded. Through the use of performance-based plans that emphasize attainment of Company and/or business unit goals, we seek to foster teamwork and commitment to performance. The use of tools such as equity ownership and long-term incentive compensation programs are important to ensure that the efforts of management are consistent with the objectives of our stockholders. Our Compensation Committee does not believe that the Company’s compensation arrangements, including financial performance measures used to determine short-term incentive payout amounts, provide our executives with incentive to engage in business activities or other behavior that would expose the Company or our stockholders to excessive risk in order to obtain targeted results. In addition, in February 2010, the Compensation Committee implemented a “clawback” policy applicable to our short-term and long-term incentive compensation programs, which applies to our Named Executive Officers and other Company employees. See page 28 of this Proxy Statement for a description of this policy.

To determine the 2010 compensation for our Named Executive Officers, the Compensation Committee directed Mercer to provide a compilation of base salary, short-term incentive compensation and long-term incentive compensation for senior executives with similar responsibilities, including positions within business groups, within the companies in the Benchmark Comparison Group. The Compensation Committee also directed Mercer to compare our executive officers’ compensation by percentile ranking to those senior executives in the Benchmark Comparison Group for base salary, short-term incentive compensation and long-term incentive compensation. The Compensation Committee used these rankings as a component in determining base salary, annual short-term and long-term incentive compensation for the Named Executive Officers and other senior executives. In addition to the comparison data, the Compensation Committee will also consider the achievement of performance targets and the subjective evaluation of such officer’s overall performance and contribution to the Company’s results as discussed in more detail in the Annual Cash Compensation section below. In addition to the Benchmark Comparison Group, the Compensation Committee may also consider general industry data where such additional information may be helpful.

Our compensation philosophy is to compensate Named Executive Officers and other key employees at the following approximate percentile ranges:

Base Salary	60th percentile

Total Cash	50th – 60th percentile
(Base Salary + Short-Term Incentive)

Long-Term Incentive	50th percentile

Generally, this approach assures that if the performance metrics and individual goals are met at the target level, the participant would be paid total direct compensation, which consists of base salary, short-term incentive and long-term incentive awards, at or near the 50th – 60th percentile for his or her position relative to the Benchmark Comparison Group. The Compensation Committee believes that setting base salary at the 60th percentile is appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of the Company do not have defined benefit plans. In addition, the Compensation Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

The Compensation Committee met throughout 2010 with Mercer, members of the management team and independently to keep apprised of the Company’s and each business unit’s progress toward attaining the financial targets set forth in the Company’s 2010 Short-Term Incentive Compensation Plan, and financial performance relative to our Benchmark Comparison Group. In February 2010, the Compensation Committee met to approve short-term incentive payouts for fiscal 2009, long-term incentive grants, and the Company’s short-term incentive compensation plan for 2010, which included targets for executives in the Corporate, Fresh Dairy Direct, WhiteWave, Morningstar and Alpro business units. The Compensation Committee also approved merit increases for the executive team, which were effective March 1, 2010. The Compensation Committee also finalized and approved 2010 objectives for the Chief Executive Officer and the executive team. At its scheduled meetings in May, August, and November 2010, the Compensation Committee received updates on performance to date compared to targets set forth in the short-term incentive plan, and reviewed relative total stockholder return data for long-term incentive performance related to the performance cash plan. In May 2010, the Compensation Committee approved revised targets for the Fresh Dairy Direct and Morningstar platforms in response to business changes regarding the realignment of responsibilities for portions of the Company’s cultured product lines from Morningstar to Fresh Dairy Direct. In addition, in November 2010, the Compensation Committee reviewed benchmark data with respect to compensation and approved design changes to the Company’s 2011 long-term incentive plan as more fully described on page 54 of this Proxy Statement. In December 2010, the Compensation Committee met to review and approve the addition of a retention plan for executive officers and other key employees beginning in 2011, which is more fully described on page 55 of this Proxy Statement. In February 2011, the Compensation Committee met to review and approve fiscal 2010 short-term incentive compensation payouts for the Named Executive Officers, which were paid in March of 2011, and to approve 2011 long-term incentive targeted awards. The Compensation Committee strives to keep an ongoing dialogue with management and Mercer throughout the year with respect to executive compensation issues.

Compensation of the Chief Executive Officer. At the beginning of each year, the Compensation Committee establishes specific objectives for the Chief Executive Officer for the upcoming year. In January of the following year, Mr. Engles prepares a self-assessment of his performance for the previous fiscal year and sends it to the Compensation Committee Chair. The Compensation Committee and the Chair of the Governance Committee review the self-assessment and evaluate the Chief Executive Officer’s achievement of performance objectives for the prior year, which includes an assessment of his individual objectives, and they establish his performance rating and individual payout factor. Following the establishment of the performance rating and payout factor, the Compensation Committee Chair sends the assessment to the full Board for review and comment on the achievement of Mr. Engles’ individual objectives. Once all feedback has been received, the Compensation Committee and Governance Committee Chairs prepare a final Chief Executive Officer assessment and distribute it to the full Board for review. The Chair of the Compensation Committee then communicates the results of the assessment to Mr. Engles. An overview of key achievements that were considered by the Compensation Committee and the Chair of the Governance Committee when evaluating his 2010 performance is discussed below under the heading “Annual Cash Compensation—Short-Term Incentive Compensation.”

When considering Mr. Engles’ compensation, the Compensation Committee compares base salary, short-term incentive compensation, long-term incentive compensation and total compensation to that of each Chief Executive Officer in the Benchmark Comparison Group. The Compensation Committee then uses this information when determining Mr. Engles’ compensation applying the metrics described below under “Annual Cash Compensation—Base Salary” and “—Short-Term Incentive Compensation,” and “Long-Term Equity Incentive Compensation.” The Compensation Committee targets Mr. Engles’ total annual compensation at or near the 60th percentile of total compensation for Chief Executive Officers of companies included in the Benchmark Comparison Group. However, following the reduction in Mr. Engles’ salary effective in 2011 and the reduced short-term incentive payout, Mr. Engles’ total direct compensation is currently below the 50th percentile of the Benchmark Comparison Group.

The difference between Mr. Engles’ compensation and the compensation of the other Named Executive Officers reflects the significant difference in their responsibilities. In general, the Chief Executive Officer’s compensation is much higher than that of other executive officers of public companies. The Chief Executive Officer is directly responsible for driving the strategy of the Company, and for ensuring that the strategy is fully executed across the Company, which encompasses all business units and functions across the Company. In addition, the Chief Executive Officer is directly responsible for selecting, retaining and developing the executive team that will develop and execute corporate strategy.

Role of Chief Executive Officer in Compensation of Other Executive Officers. The process of setting objectives and reviewing performance against those objectives for executive officers is similar to that followed for the Chief Executive Officer. At the beginning of the year, the Compensation Committee, with input from the Chief Executive Officer, establishes specific objectives for each executive officer, which are tracked throughout the year by the Compensation Committee. In February of the following year, the Chief Executive Officer’s recommendations for the executive officers’ merit increases, individual objectives and short-term incentive compensation percentage payout targets are presented to the Compensation Committee for further input and comments. Once the assessments are finalized by the Compensation Committee, the Chief Executive Officer then meets with each executive officer to review that officer’s performance. Mr. Engles based his 2010 compensation recommendations with respect to other executive officers on the same Benchmark Comparison Group market data reviewed by the Compensation Committee, his subjective review of each executive officer’s overall performance and contribution to the Company, and the overall performance of the Company and/or the individual business units applicable to each executive officer. While the Compensation Committee considers the recommendations of the Chief Executive Officer with respect to the compensation of the executive officers, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions.

Compensation Mix

Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, the Compensation Committee allocates a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an employee’s responsibility and ability to affect the financial results of the Company increases, base salary becomes a relatively smaller component of total compensation and long-term incentive compensation becomes a larger component of total compensation. Short-term incentive compensation decreased as a percentage of total direct compensation for 2010 versus 2009 in line with the Company’s 2010 performance. See the Summary Compensation and Grants of Plan-Based Awards tables on pages 60-61 and 63-64 of this Proxy Statement for more information.

For 2010, target total direct compensation was composed of the following:

Chief Executive Officer		Other Named Executive Officers
Base Salary	29%	Base Salary	37%
Short-term incentive	13%	Short-term incentive	13%
Long-term incentive	58%	Long-term incentive	50%

Annual Cash Compensation

Base Salary. The base salary component of our compensation program is intended to compensate our senior executives for their job responsibilities and level of experience and allows us to attract and retain top talent, consistent with our objectives. It is our practice to set the base salary levels at approximately the 60th percentile of the Benchmark Comparison Group and the overall general industry, adjusted to reflect each executive’s individual performance and contributions. In some cases, such as when an executive is recruited from another company, the base salary may exceed the levels indicated in order to attract, and ultimately retain, the executive; or, some executives may be below such levels due to internal promotions or other circumstances. The Committee believes that setting base salary at the 60th percentile is appropriate due in part to the fact that, unlike many of its peer companies, U.S.-based executive officers of the Company do not have defined benefit plans. In addition, the Committee believes that the salary targets allow the Company to attract and retain executives from key consumer packaged goods companies with which it competes for talent.

Base salaries are reviewed annually by the Compensation Committee. Adjustments are made based on changes in the Benchmark Comparison Group, the performance of the executive and Company performance, considering recommendations from the Chief Executive Officer for all executives except himself. The Compensation Committee separately reviews the performance of the Chief Executive Officer, as described above, and makes adjustments as warranted.

The table below discloses base salary for each Named Executive Officer in fiscal years 2009 and 2010.

Named Executive Officer	Fiscal Year 2009 Base Salary		Fiscal Year 2010 Base Salary(1)
Gregg L. Engles	$1,100,000		$1,100,000
Shaun P. Mara .	—		465,000	(2)
Joseph E. Scalzo	800,000		900,000	(3)
Bernard P.J. Deryckere	—	(4)	556,626	(4)
Gregg A. Tanner	553,000		564,100
Harrald F. Kroeker	550,000		561,000
Paul T. Moskowitz	420,800		429,200
Jack F. Callahan, Jr.	558,800		570,000

(1)	Reflects annualized base salary as of December 31 of the year presented. Actual base salary may differ due to the timing of increases as noted below. See the Summary Compensation Table on pages 60-61 of this Proxy Statement for more information.

(2)	Mr. Mara was promoted to Executive Vice President and Chief Financial Officer effective December 1, 2010. His salary was increased to $465,000 effective with the promotion.

(3)	Mr. Scalzo was promoted to President and Chief Operating Officer effective August 20, 2010. His salary was increased to $900,000 effective with the promotion.

(4)	We acquired Alpro from Mr. Deryckere’s prior employer, Vandemoortele, N.V., in July 2009. Amounts for Mr. Deryckere have been converted from Euros using the conversion price of $1.3253 for each Euro, based on the conversion rate at December 31, 2010.

The merit increases were approved by the Compensation Committee in February 2010 and became effective March 1, 2010. The Compensation Committee compared the base salaries of our Named Executive Officers to comparable positions in our Benchmark Comparison Group, and considered the individual performance of each of the Named Executive Officers and the performance of the Company and the individual business units for which the Named Executive Officers had overall responsibility.

Short-Term Incentive Compensation. Short-term incentive compensation is designed to motivate our senior executives to achieve annual financial and other goals based on the strategic, financial and operating performance objectives of the Company. In connection with our review of the strategic and operating plans of the Company, we establish target short-term incentive payout percentages consistent with our Benchmark Comparison Group for each executive, the achievement of which is based on a combination of the Company’s performance, the performance of particular business units for which an executive has responsibility, and on individual objectives, depending on the executive’s area of business responsibility.

For 2010, cash incentive payments were based on the 2010 Short-Term Incentive Compensation Plan approved by our Compensation Committee. The Compensation Committee established performance measures for Corporate, Fresh Dairy Direct, WhiteWave, Morningstar and Alpro short-term incentive compensation plans. Our program places significant weight on the achievement of financial objectives. For 2010, we used the following key performance measures:

•

a combination of achievement of targeted consolidated adjusted operating income and achievement of targeted adjusted diluted earnings per share (referred to collectively as the Corporate Objectives) for our Corporate employees, including Mr. Engles, Mr. Mara, Mr. Scalzo, Mr. Tanner, Mr. Moskowitz and Mr. Callahan;

•	a combination of achievement of Corporate Objectives and Fresh Dairy Direct targeted operating income for Mr. Kroeker;

•

a combination of achievement of Corporate Objectives, WhiteWave targeted operating income and net sales for our WhiteWave executives, including two executive officers who are not Named Executive Officers;

•	a combination of achievement of Corporate Objectives and achievement of Morningstar targeted operating income for an executive officer who is not a Named Executive Officer; and

•	a combination of achievement of Corporate Objectives, Alpro targeted operating income and net sales for Mr. Deryckere.

Pursuant to the Executive Severance Pay Plan, Mr. Kroeker and Mr. Moskowitz received severance payments which included payment at target for a portion of their 2010 short-term incentive payment, prorated for the amount of months employed during 2010. Mr. Callahan voluntarily terminated his employment and did not receive a short-term incentive payment for 2010 or severance.

For 2010, the Compensation Committee measured performance for the Corporate Short-Term Incentive Compensation Plan using consolidated adjusted diluted earnings per share (EPS) and consolidated adjusted operating income as financial targets. In addition, the Compensation Committee employed operating income as a performance measure for our business unit plans, and included net sales for our WhiteWave and Alpro business units. For 2010, the Compensation Committee considered EPS an appropriate financial performance measure, as it links executive compensation with the interests of our stockholders. The Compensation Committee considered operating income an appropriate performance measure as it is representative of our profitability. In addition, the net sales performance measure for our WhiteWave and Alpro platforms underscores our focus on the quality of our top line performance and growing those businesses.

While we report our financial results in accordance with Generally Accepted Accounting Principles (“GAAP”), our financial targets are adjusted to eliminate the net expense or net gain related to certain items identified in our quarterly earnings press releases. We believe these adjustments allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with closed or anticipated to close deal costs, gains or losses on foreign currency forward contracts, facility closings and reorganizations, the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own, certain financing costs, and other non-recurring items, management does not consider these costs or any income tax impact related to these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. These costs are not presented in any of the adjusted financial results for the Company’s operating segments. These non-GAAP measures may be different than similar measures used by other companies. In addition, the Compensation Committee has approved additional adjustments to the target and actual amounts related to our Short-Term Incentive Compensation Plan as described in the table below.

Pursuant to the Short-Term Incentive Compensation Plan, upon the recommendation of the Chief Executive Officer, the Compensation Committee may (but has no obligation to) adjust the incentive criteria, targets or payout scale upon the occurrence of extraordinary events or circumstances. The Compensation Committee engaged Mercer to benchmark our peer companies in order to determine what types of adjustments constitute common market practice, and makes its decisions using such guidelines. If approved, these adjustments are in addition to those adjustments included in consolidated adjusted operating income, adjusted diluted earnings per share, and segment operating income presented in the Company’s earnings releases. Such adjustments are to compensate for strategic decisions made throughout the year that are expected to have a significant long-term impact on the Company, and that would have been included in the operating plan on which the initial targets are based had they been known during the planning process. Items that are deemed to be part of ongoing business operations are not appropriate for adjustment.

During 2010, certain of the targets and financial performance measures were adjusted based on the guidelines for adjustments under our Short-Term Incentive Compensation Plan. Although adjustments were made to the target and actual financial performance results for the Corporate plan, the adjusted results were still below target, resulting in a 0% payout for the financial portion of the Corporate short-term incentive plan. The adjustments excluded the impact of abandoned transaction costs from adjusted diluted earnings per share and consolidated adjusted operating income, and the impact of additional interest expense incurred as a result of the amendments to and extension of our credit agreements, and our $400 million senior notes offering in December 2010. The WhiteWave adjustments were related to target net sales and operating income to reflect the divestiture of our Rachel’s business and the shift of certain private label organic business between platforms. There were no adjustments made to the Fresh Dairy Direct, Morningstar or Alpro short-term incentive plans. These adjustments are further described in footnote (3) to the Financial Performance Measure chart below.

In February 2011, the Compensation Committee assessed performance against the financial goals for corporate performance and business unit performance established at the beginning of 2010. The financial performance measures we used for the Chief Executive Officer and other executive officers, and the results of the 2010 assessment, are set forth in the table below.

Financial Performance Measure (Non-GAAP*)	Target 100% Payout(1)(2)(3)	Actual(1)(2)(3)	Percentage Payout
Corporate
Consolidated Adjusted Operating Income	$692.9	$473.1	0%
Adjusted Diluted Earnings Per Share	$1.59	$0.88	0%
Combined Payout(4)	—	—	0%

Fresh Dairy Direct
Fresh Dairy Direct Operating Income	$688.7	$449.6	0%

Morningstar
Morningstar Operating Income	$117.8	$120.9	113%

WhiteWave
WhiteWave Operating Income	$157.6	$164.5	122%
WhiteWave Net Sales	$1,496.5	$1,587.8	200%
WhiteWave Combined Payout(5)	—	—	142%

Alpro
Alpro Operating Income	€15.0	€17.5	200%
Alpro Net Sales	€255.5	€257.6	108%
Alpro Combined Payout(6)	—	—	177%

*	Certain non-GAAP financial measures discussed in this Proxy Statement have been adjusted. Adjusted diluted operating income and adjusted diluted earnings per share are non-GAAP measures, which differ from the corresponding GAAP measure by excluding transaction-related fees on acquisitions that have closed or are expected to close, charges related to facility closings and reorganization costs, the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own, the income tax impact for income from continuing operations before income tax adjustments, certain financing costs, and other non-recurring charges.

(1)	Amounts are in millions, except per share figures.

(2)	Reflects adjustments to WhiteWave operating income and net sales approved by the Compensation Committee as described above. Also reflects adjustments to consolidated adjusted operating income and adjusted diluted EPS for the corporate plan.

(3)

The actual results reflect the non-GAAP adjustments referred to above, as well as the following adjustments approved by the Compensation Committee as described above: An increase of $1.5 million to actual consolidated adjusted operating income and $0.01 to actual adjusted diluted earnings per share to reflect the impact of abandoned transaction costs in 2010; an increase of $0.07 to actual adjusted diluted earnings per share to reflect the interest impact of the two amendments to our senior credit facility and our $400 million senior notes offering; a decrease of $46.9 million to WhiteWave target net sales and $400,000 to WhiteWave target operating income due to the divestiture of the Rachel’s business; and an increase of

$4.6 million to WhiteWave actual net sales and $4.1 million to WhiteWave actual operating income due to the shift of certain private label organic milk between platforms.

(4)	Corporate’s financial target consists of 50% consolidated adjusted operating income and 50% adjusted diluted earnings per share.

(5)	WhiteWave’s financial target consists of 75% WhiteWave operating income and 25% WhiteWave net sales.

(6)	Alpro’s financial target consists of 75% Alpro operating income and 25% Alpro net sales.

A portion of each Named Executive Officer’s short-term cash incentive was based on individual objectives approved by the Compensation Committee. The individual objectives for the Chief Executive Officer were set by the Compensation Committee, and were approved for the executive officers by the Compensation Committee with review and input by the Chief Executive Officer. The payout factor for the individual objective component of short-term incentive compensation for each executive officer ranges from zero to 150% of that officer’s target payment, depending on the officer’s performance in 2010 against the individual objectives established by the Compensation Committee. The payout factor for the financial component of short-term incentive compensation for each executive officer ranges from zero to 200% of that officer’s target payment, depending on actual performance in 2010 against the financial objectives established by the Compensation Committee. Achievement at the target level constitutes 100% payout of that portion of the short-term incentive. However, due to the Company’s performance in 2010, individual payouts for employees in the Corporate and Fresh Dairy Direct Plans, including Mr. Scalzo and Mr. Tanner, were reduced to 75% of target on the individual objective portion of their short-term incentive target payout. Mr. Engles’ individual payout was further reduced to 62.5% of the individual objective portion of his short-term incentive target payout.

If the Company or business unit exceeds 100% of its respective financial objectives, then each executive officer’s individual objective payout factor is multiplied by the relevant financial payout factor, resulting in a maximum payout of 300% of the individual objective component of the officer’s short-term incentive compensation. For participants with two or more financial performance measures in the financial component, the financial payout percentages were averaged on a pro rata basis to determine if overall financial performance exceeded 100%, in which case the pro rata average of the financial payout percentages was multiplied by the individual objective payout percentage for purposes of calculating the individual component of the incentive award. The maximum total payout for any executive officer under the formulas set forth above is 240% of the executive officer’s target incentive opportunity.

The following table provides, for each Named Executive Officer, each element of short-term incentive payment and the relative weight assigned to each of the elements described above:

	Corporate Objectives(1)	Business Unit Performance		Individual Objective Performance	Total
Gregg L. Engles	60%	—		40%	100%
Shaun P. Mara(2)	60%	—		40%	100%
Joseph E. Scalzo	60%	—		40%	100%
Bernard P.J. Deryckere	20%	40	%(3)	40%	100%
Gregg A. Tanner	60%	—		40%	100%
Harrald F. Kroeker	20%	40	%(4)	40%	100%
Paul T. Moskowitz	60%	—		40%	100%
Jack F. Callahan	60%	—		40%	100%

(1)	Consists of 50% consolidated adjusted operating income and 50% adjusted diluted earnings per share.

(2)	Mr. Mara’s bonus was guaranteed at the greater of target or $100,000 per his original offer letter dated April 21, 2010.

(3)	Based on 75% Alpro operating income and 25% Alpro net sales.

(4)	Based on Fresh Dairy Direct operating income.

In addition to the financial performance measures discussed above, the Compensation Committee assessed performance against the strategic performance goals that comprised the individual objective portion of the Named Executive Officers’ goals. The individual objective portion of each Named Executive Officer’s short-term incentive compensation, by its nature, has an element of subjectivity. Performance is measured against each executive’s leadership and execution of strategic and organizational objectives established at the beginning of 2010 that further the Company’s long-term goals. An overview of key objectives achieved by the Chief Executive Officer and each Named Executive Officer that were considered by the Compensation Committee is set forth below.

Gregg L. Engles

As the Chief Executive Officer for the Company, Mr. Engles is responsible for developing and implementing the overall strategy for the Company and for recruiting, developing and leading qualified executives to implement this strategy. The successful execution of the individual objectives of the executive leadership team impacts the Company’s financial performance as a whole, and each therefore affects Mr. Engle’s performance rating and payout. In addition, Mr. Engles’ individual objectives for 2010 included the following:

•    Maintaining primary responsibility for dialogue and messaging to the Company’s investors and the investment community

•    Maintaining an open, responsive and candid relationship with the Board of Directors

•    Instilling a culture of ethical behavior and social responsibility through the Company

Individual objectives for the remaining Named Executive Officers included the following:

Shaun P. Mara

Contributed to the Company’s strategic growth plan by successful completion of the following:

•    Continuing the implementation of standardization procedures which contributed to significant progress toward our cost-savings initiatives

•    Developing and leading the corporate development strategy to focus on the most attractive opportunities necessary to accelerate long term growth, including divesting non-core businesses such as our yogurt business

•    Successfully implementing a plan to amend the Company’s credit agreements and to extend their maturity through a $400 million senior notes offering

Joseph E. Scalzo

As the Chief Operating Officer, Mr. Scalzo maintained direct responsibility for leading the business units in 2010. In addition, Mr. Scalzo’s objectives included shaping the strategy for the following:

•    Implementing significant cost savings of $100 million in 2010, the second year of the Company’s 3-5 year cost reduction program

•    Managing critical business unit objectives, including strengthening the Company’s plant-based beverage business

•    Leading quality improvement measures across the Company

Bernard P.J. Deryckere

Delivering strong results at Alpro, including the following:

•    Contributing to 23% operating income growth for the WhiteWave-Alpro segment in 2010 compared to 2009

•    Increasing Alpro net sales by 6% on a constant currency basis in 2010 compared to 2009

•    Increasing Alpro’s market share in European soy beverages and products

Gregg A. Tanner

Successfully completed various initiatives across the supply chain function, including the following:

•    Delivering cost savings improvements across the supply chain function, including savings in procurement, conversion, productivity and waste reduction

•    Implementing quality management across the Company and improving customer service

•    Leading sustainability initiatives across the Company, including improvements in water and energy efficiency

With respect to the individual objective component of short-term incentive, the Compensation Committee determined that the Chief Executive Officer and each Named Executive Officer met all objectives, resulting in a rating of “on target” for each Named Executive Officer’s respective individual objective percentage. Pursuant to the Short-Term Incentive Compensation Plan, payout for an “on target” rating ranges from 70 to 110% of that portion of the short-term incentive payout, with a multiplier corresponding to business unit or Corporate performance that is above 100% of plan for the particular target. Mr. Kroeker and Mr. Moskowitz received short-term incentive payouts prorated for the number of months each was employed by the Company in 2010 as a component of their severance payments under the Executive Severance Pay Plan. Mr. Callahan did not receive a short-term incentive payment for 2010 due to his voluntary termination from the Company.

The table below shows the short-term incentive compensation payout target for fiscal year 2010 and the actual payouts for the Named Executive Officers:

Named Executive Officer	Short-Term Incentive Plan Target As % of Salary		Short-Term Incentive Plan Target		FY10 Short-Term Incentive Award
					Corporate Objectives	Business Unit Objectives	Individual Objectives	Total Incentive Award Payout
Gregg L. Engles	180%		$1,980,000		$—	$—	$495,000	$495,000
Shaun P. Mara	70	%(1)	123,690		—	—	37,201	100,000
Joseph E. Scalzo	125	%(2)	974,250	(2)	—	—	292,500	292,500	(3)
Bernard P.J. Deryckere	50%		278,313		—	197,470	275,662	473,132	(4)
Gregg A. Tanner	70%		394,870		—	—	118,461	118,461

(1)	Mr. Mara joined the Company in June 2010 as Chief Accounting Officer. Mr. Mara was promoted to Chief Financial Officer effective December 1, 2010. Mr. Mara’s target was increased from 50% to 70% effective with his promotion. Pursuant to his original offer letter dated April 21, 2010, Mr. Mara was guaranteed the greater of target or $100,000.

(2)	Mr. Scalzo was promoted to President and Chief Operating Officer effective August 20, 2010. Mr. Scalzo’s target was increased from 100% to 125% effective with his promotion. His 2010 short-term incentive compensation was prorated at these percentages based on the time spent in each position using his base salary in effect at December 31, 2010.

(3)	Amounts prorated for promotion as described in note (2).

(4)	Amounts for Mr. Deryckere have been converted from Euros using the conversion price of $1.3253 for each Euro, based on the conversion rate at December 31, 2010.

Long-Term Incentive Compensation

We believe that a significant portion of each senior executive’s compensation should be dependent on long-term value created for our stockholders. Our long-term incentive compensation program is designed to align the results achieved for stockholders with the rewards provided to our senior executives. Historically, our awards have been granted in the form of stock options and restricted stock units, referred to as Options and RSUs, respectively. Options are used to motivate and reward our senior executives relative to value created for stockholders. RSUs are used to provide an ongoing retention element and a continuing link to stockholder value. Beginning with grants made in fiscal 2010, our long-term incentive compensation plan includes a performance cash plan, which is described in more detail below. For grants made in 2010, the performance cash plan encompassed 40% of the total long-term incentive compensation for those eligible for the plan, with the remaining 60% split evenly between Options and RSUs. The Compensation Committee annually reviews both market practices and trends, and the availability of shares and units in our incentive program, in determining the mix of awards.

Mr. Deryckere, who is based outside of the U.S., does not receive long-term incentive compensation pursuant to the long-term incentive plan designed for U.S. based employees. However, through 2010, Mr. Deryckere was eligible for compensation under the Alpro Mid-Term Incentive Compensation plan, referred to as the Alpro MTI plan. This plan was in effect at the time of our acquisition of Alpro from Vandemoortele N.V in July of 2009, and had a target payout of 10% of Mr. Deryckere’s base salary based on earnings after taxes for the Vandemoortele Group over successive three-year periods. In connection with our acquisition of Alpro, we agreed to assume the payment obligations under this plan and agreed to fund the plan at 7.5% of Mr. Deryckere’s salary for the remaining performance periods of the plan, the last of which terminated December 31, 2010. Following termination of the Alpro MTI plan, Mr. Deryckere is now a participant in a cash-based plan that pays up to 50% of his salary based on relative TSR of the Company on a consolidated basis, payable upon the same terms and conditions as the Company’s performance cash plan as further described below. Mr. Deryckere’s grant of MTI differs from the CPU grants in that it is not granted pursuant to the 2007 Plan, and we make a contribution of 32% of the MTI payout into the Alpro Top Hat plan for Mr. Deryckere’s benefit. The performance periods and TSR performance payout scale are the same as the performance cash plan. For information on the compensation Mr. Deryckere received with respect to the Alpro MTI plan, including the corresponding contribution to the Alpro Top Hat plan, see the Summary Compensation and All Other Compensation tables on pages 60-61 and 62-63 of this Proxy Statement.

Equity Grants Made in Fiscal 2010. In 2010, the Compensation Committee changed our grant valuation method so that we granted awards at the dollar amount representing the 50th percentile of equity grants made to executives with similar positions in the Benchmark Comparison Group. The Compensation Committee retains discretion to adjust the value of the awards up or down depending upon the performance of the Company or the individual executive officer. For 2010, no such adjustments were made.

The equity grants were weighted equally between Options and RSUs with respect to dollar valuation, using the Black-Scholes valuation model for the Options value as of the determination date for the RSUs, calculated as described below. Beginning with grants made in 2010, the number of shares was determined based on an average of the Company’s stock price during the first 15 trading days of January in order to better align valuation periods with annual grant dates, as the new valuation is closer to the actual grant date on which the exercise price is determined. The price used for determining the number of shares underlying the RSU and stock option awards was $9.66. The exercise price of the Options is the closing price of our stock on the date of grant.

Performance Cash Plan. For fiscal 2010, the Compensation Committee implemented a performance cash plan applicable to U.S.-based executive officers and certain other key employees, granted pursuant to the terms and conditions of our 2007 Plan. The Committee reviewed current market practice, with the assistance of Mercer, and determined that such plan was comparable to other Benchmark Comparison Group companies. Awards under the performance cash plan are designed to link compensation to the Company’s performance over a three-year period using relative TSR performance of members of our Performance Comparison Group, as defined below.

The first performance period will end on December 31, 2012, with payout, if any, to occur in early 2013 in accordance with our long-term incentive grant practices.

The performance cash plan target payouts were set at the 50th percentile relative to TSR of the Performance Comparison Group and can range from 0-200% payout for performance between the 25th and 75th percentile targets based on a pre-determined sliding scale relative to our comparative TSR performance. The Company must meet a threshold performance metric at the measurement date in order for the award under the performance cash plan to be payable. As of December 31, 2010, due to the Company’s stock price performance, the performance cash plan was below the threshold performance level and no payments were accrued.

The threshold and maximum payouts are as follows:

Dean Foods’ TSR Percentile Ranking	Percentage of Target Award Opportunity Earned
75th %ile and above	200%
65.0 – 74.9 %ile	150%
55.0 – 64.9 %ile	125%
45.0 – 54.9 %ile	100%
38.0 – 44.9 %ile	75%
31.0 – 37.9 %ile	50%
25.0 – 30.9 %ile	25%
0 – 24.9 %ile	0%

The Compensation Committee determined that an alternate set of peer group companies would be appropriate for TSR measurement of the cash performance target. This set focuses on companies that are more aligned with the consumer packaged goods industry and that may have smaller revenues than the Benchmark Comparison Group, which would tend to be impacted by market conditions occurring over time in a similar manner to our Company. The set, referred to as the Performance Comparison Group, is as follows:

• Campbell Soup Company	• Kimberly-Clark Corporation

• ConAgra Foods, Inc.	• Kraft Foods Inc.

• General Mills, Inc.	• Ralcorp Holdings, Inc.

• H.J. Heinz Company	• Sara Lee Corporation

• The Hershey Company	• Smithfield Foods, Inc.

• Hormel Foods Corporation	• TreeHouse Foods, Inc.

• The J.M. Smucker Company	• Tyson Foods, Inc.

• Kellogg Company

Changes to Long-Term Incentive Compensation Effective in 2011

For fiscal 2011, the Compensation Committee changed the design of the Company’s Long-Term Incentive program by adding additional forms of equity-based and cash-based long-term compensation. For U.S.-based employees at the Senior Vice President level and below, the Compensation Committee instituted a deferred cash award, referred to as Dean Cash, with three-year cliff vesting. For U.S.-based employees at the Vice President level and below, the Compensation Committee instituted a grant of phantom shares, which are similar to RSUs in that they are based on the price of the Company’s stock and vest ratably over a three-year period, but are cash settled based upon the value of the Company’s stock at each vesting period. These changes were made as a result of the limited amount of shares available for grant under the 2007 Plan. For the U.S.-based executive officers, the Compensation Committee retained the components of long-term incentive grants among Options, RSUs and cash performance units, or CPUs, as with grants made in 2010. For 2011, the grants were distributed as follows:

	Options	RSUs	CPUs
Chief Executive Officer	50%	25%	25%
Executive Vice Presidents	25%	50%	25%

In addition, on December 20, 2010, the Compensation Committee approved a three-year performance-based cash retention plan applicable to the Company’s executive officers and certain other key executives. The retention plan was implemented to further ensure leadership continuity, and its objectives are to align the executive’s pay with the Company’s near-term and longer-term strategic initiatives. Although the retention plan originally included Mr. Engles as a participant, due to the poor performance of the business and the challenging outlook for 2011, Mr. Engles voluntarily removed himself as a participant from the plan upon approval of the Compensation Committee in March 2011. Awards under the retention plan will be payable in cash based on the criteria set forth below, and will be equal to the executive’s short-term incentive target for the corresponding year of measurement for payments made at target.

The retention plan will have annual measurement periods for each year included. The first measurement period will end on December 31, 2011 and will be measured based on the achievement of 2011 dairy core or business unit strategic objectives related to the officer’s area of responsibility. For the first plan year, payouts will be either 0%, 75% or 100% of target payout depending upon achievement of the strategic objectives. The following two measurement periods will end on December 31, 2012 and 2013, and will be measured based on achievement of the Company’s or business unit’s strategic growth plan for each respective year related to the officer’s area of responsibility. For these plan years, payments range from 0% to 150% of target payout depending upon achievement of the applicable strategic growth plan.

The executive must be employed as of the end of the performance period to receive the award under the retention plan. In the event of a change in control prior to the end of the performance period, the retention plan award will be prorated for the date of the change in control and performance will be measured as of the date of the change in control. If the executive’s employment with the Company terminates for any reason other than a change in control prior to the end of the performance period, the executive forfeits any right to receive payment under the retention plan.

Fiscal 2011 Grants

The Long-Term Incentive Compensation grants made to Named Executive Officers in fiscal 2011 were as follows:

Named Executive Officer	RSUs	Options	Target CPUs	Target MTI
Gregg L. Engles	119,048	753,220	$1,150,000	$—
Shaun P. Mara	41,408	54,628	$200,000	$—
Joseph E. Scalzo	—	—	$—	$—
Bernard P.J. Deryckere	—	—	$—	$278,313
Gregg A. Tanner	41,408	54,628	$200,000	$—

Mr. Engles’ grant was deferred until February 24, 2011. The Compensation Committee determined that Mr. Engles’ strike price should reflect the closing sales price as of February 18, 2011 ($10.35), which was applicable to the other Named Executive Officers. The actual closing sales price on the grant date was $10.08. The $10.35 strike price maintains the same opportunity for Mr. Engles as that of other Named Executive Officers, rather than the benefit that may have been derived by the delay. Mr. Kroeker, Mr. Moskowitz and Mr. Callahan were not serving as executive officers in 2011 and received no grants. Mr. Scalzo was not awarded long-term incentive compensation prior to the termination of his employment on February 25, 2011. Mr. Deryckere is based outside of the U.S. and does not receive equity-based grants under our long-term incentive plan; however he is eligible to receive MTI, which is comparable to CPU’s for other executive officers.

Long-Term Incentive Grant Policies

Our long-term incentive grant guidelines provide that Options have an exercise price equal to the closing price of the Company’s stock on the date of grant. In addition, our policy requires that annual long-term incentive grants to senior executives and other employees be made by the Compensation Committee at a meeting held each year on the third business day following our fourth quarter earnings release. The Compensation Committee has the ability to postpone the annual grant date if circumstances warrant such postponement. In addition, pursuant to the 2007 Plan, the Compensation Committee determines the strike price of Options, provided such price is not less than 100% of fair market value on the date of grant.

Our Chief Executive Officer, General Counsel and Executive Vice President, Human Resources have limited authority to grant Options, RSUs, and cash performance units in connection with the hiring of new employees or the promotion or special recognition of selected employees. These recruiting and recognition Grants shall not exceed an aggregate of 400,000 shares annually, in the case of Options and restricted stock units, or $1.2 million in value, in the case of cash performance units, and shall not be made to any executive officer of the Company. No individual grant shall exceed 50,000 shares, in the case of Options and RSUs, or $150,000 in value, in the case of cash performance units, without the Compensation Committee’s approval. In general, such grants shall be made on the first business day of each quarter for all employees selected for awards, or whose employment began, during the preceding quarter; provided, however, that any of the appropriate officers shall have the authority to make such grants on the first business day of the month on an as-needed basis.

Deferred Compensation Plan and Supplemental Employee Retirement Plan; Alpro Top Hat Plan

Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. We believe a deferred salary and bonus plan is a strong retention tool for our eligible executives, and that this program is similar to that offered at most of the companies in our Benchmark Comparison Group. The amounts deferred by the Named Executive Officers are partially funded as unsecured obligations of the Company, receive no preferential standing, and are subject to the same risks as any of the Company’s other unsecured obligations. The participants in this plan may choose from a number of externally managed mutual fund investments, and their investment balances track the rates of return for these accounts. For more information on amounts deferred pursuant to the Deferred Compensation Plan, see the Nonqualified Deferred Compensation for Fiscal Year 2010 table on page 68 of this Proxy Statement.

In addition, we maintain a Supplemental Executive Retirement Plan (SERP), which is a nonqualified deferred compensation arrangement for our executive officers and other employees earning compensation in excess of the maximum compensation that can be taken into account with respect to the Dean Foods 401(k) Plan, as set forth in the Internal Revenue Code. The SERP is designed to provide these employees with retirement benefits from the Company that are equivalent, as a percentage of total compensation, to the benefits provided to other employees. The Company credits to each eligible employee’s account an amount equal to 4% of his or her covered compensation in excess of the maximum described above, and credits interest on those balances at the mid-term applicable federal rate set by the Internal Revenue Service, plus 1%. Each employee’s plan balance will be paid to him or her upon termination of employment, a change in control or the employee’s death or qualifying disability.

Mr. Deryckere is eligible for contributions to the Alpro Top Hat plan, which is a Belgian tax qualified deferred compensation benefit plan for Alpro key employees. Pursuant to the Top Hat plan, we contribute 32% of all variable compensation paid to Mr. Deryckere to this plan. As state pension programs in Belgium are capped based on salary, a top hat plan for executives is a common market practice to safeguard retirement benefits for individuals with salaries above the state benefit ceilings. Variable compensation under the Alpro Top Hat plan is composed of payments made under the Company’s STI plan and the Alpro MTI plan. The Alpro Top Hat plan pays benefits upon retirement, which is defined as age 65, and the benefits are taxable to the participant upon retirement. For information on the payment Mr. Deryckere received with respect to the Alpro Top Hat plan, see the Summary Compensation and All Other Compensation tables on pages 60-63 of this Proxy Statement.

Alpro Defined Benefit Plan

Mr. Deryckere is a participant in the Alpro Defined Benefit Plan, a defined benefit plan that is available to all Alpro management level employees. The maximum plan benefits include payment to the covered employee of 70% of their final salary, provided the employee has been employed by Alpro for at least 40 years. For more information on this plan, see the 2010 Pension Benefits table on page 67 of this Proxy Statement.

Other Compensation

We provide our executive officers with a limited number of perquisites. The perquisites are designed to minimize the amount of time they devote to administrative matters other than Company business, promote a healthy work/life balance and provide opportunities for developing business relationships. For example, we make available to our executive officers a health screening program which helps to maintain their overall health. We also provide an executive long-term disability benefit for our executive officers and other key employees that pays the officer a set monthly payment in the event he or she becomes disabled. The Company pays the premium costs for the Named Executive Officers, as reflected in the Summary Compensation Table on pages 60-61 of this Proxy Statement. Per his employment agreement, Mr. Deryckere also receives a car allowance.

The Compensation Committee has also approved certain personal use of the corporate aircraft as described in the Summary Compensation Table. The Compensation Committee believes the enhanced security and efficiency this benefit provides is appropriate and is in the best interests of the Company and our stockholders. The incremental cost to us of providing personal travel on corporate aircraft is included in the All Other Compensation table on pages 62-63 of this Proxy Statement. For 2011 and beyond, we expect this benefit to be significantly reduced and eventually eliminated as we dismantle our aviation group as part of our overall cost cutting measures.

The Compensation Committee has also approved the payment of relocation costs when hiring or moving executive officers and other employees. The Compensation Committee believes it is appropriate and necessary to pay these costs in attracting and retaining top talent in the locations where we operate. In addition, we provide a tax benefit to these officers by grossing up amounts reimbursed with respect to taxable expenses including certain closing costs, loss on sale and duplicate housing. The incremental cost to us of providing relocation benefits, including the amounts grossed up for tax purposes, is included in the All Other Compensation table on pages 62-63 of this Proxy Statement.

In addition, in November 2010, the Compensation Committee approved a new perquisite pursuant to which executive officers are eligible to receive financial counseling, including tax and other financial advice in 2011. Amounts paid on behalf of each officer under this plan are not material.

We purchase tickets to various cultural, charitable, civic, entertainment and sporting events for business development and relationship building purposes, as well as to maintain our involvement in communities in which the Company operates and our employees live. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes.

Our senior executives participate in the Company’s broad-based programs generally available to all employees, or other key employees, including our 401(k) retirement plan, health and dental and various other insurance plans, including disability and life insurance. For additional information regarding perquisites and other compensation, see the All Other Compensation table on pages 62-63 of this Proxy Statement.

Severance and Change in Control Benefits

We have entered into agreements with each of our executive officers, except for Mr. Deryckere, pursuant to which we would provide certain payments in the event of a qualified termination as described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control” following a change in control. A copy of the form of these change in control agreements, which were approved by the Compensation Committee, is filed with the SEC as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. Generally, the executive officer would be paid a lump sum of cash equal to three times his or her annual pay, which includes base salary and bonus, and his or her target bonus for the year, plus a gross-up payment for excise taxes, along with insurance benefits, outplacement services and certain other benefits.

The Compensation Committee believes that change in control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change in control benefits are consistent with those maintained by comparable companies. Some of the change in control agreements also include provisions to lessen the impact of the federal excise tax on “excess parachute payments,” including those agreements with our Named Executive Officers. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. “Excess parachute payments” are those payments in the nature of compensation that are made to the individual that are contingent on the change in control to the extent the aggregate amount of such payments exceeds the individual’s base amount (generally an average of the individual’s W-2 compensation from the Company for the five years preceding the year in which the change in control occurs) if the aggregate amount of such payments equals or exceeds three times the individual’s “base amount.” Depending upon circumstances, the excise tax can effectively discriminate against new hires who have not received previous compensation from the Company, newly promoted employees depending on their historical compensation from the Company, individuals who have not exercised stock options and those who elect to defer compensation. For these reasons, we believe that the provision of the excise tax gross-up is appropriate. Estimated payments to the Named Executive Officers pursuant to the change in control agreements are summarized under the heading “Executive Officer Severance—Potential Benefits upon a Change in Control.”

We also maintain a severance plan for our U.S.-based executive officers, which provides certain severance benefits in the event of a qualified termination defined as a termination other than for “cause” or if the executive officer terminates his or her employment due to a material reduction in compensation or scope of duties or relocation (as described under “Estimated Payments Upon a Qualified Termination”). In November 2010, the Compensation Committee amended the plan to include the Company’s Chief Executive Officer. The Compensation Committee considered analysis by Mercer, which indicated that the majority of the Company’s Benchmark Comparison Group include the Chief Executive Officer in similar plans, and that of those companies the median benefit included a two-year salary payment and similar additional benefits. A copy of the Company’s Amended and Restated Executive Severance Pay Plan, which was approved by the Compensation Committee, is on file with the SEC as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 19, 2010. Generally, upon a qualified termination, an executive officer would receive a cash payment equal to two times his or her base annual salary plus his or her target bonus, a payment in the amount of the officer’s prorated bonus for the year of termination, and a cash payment for the in-the-money value of any long-term incentive awards that would vest during the two years following the date of severance, or during the three years following in the case of the Chief Executive Officer, and certain health benefits and outplacement services. We believe this plan helps create stability during periods of significant change, aids in recruiting and retaining executive talent and enables us to avoid negotiating individual severance arrangements. We also believe this plan reduces the likelihood and extent of litigation from executive separation. In addition, we require each executive to sign non-competition and non-solicitation agreements effective for two years post termination. We believe that our severance benefits are consistent with those maintained by comparable companies. Estimated payments to the Named Executive Officers pursuant to the Executive Severance Pay Plan are summarized under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Tax Deductibility Policy

The United States income tax laws generally limit the deductibility of compensation paid to each Named Executive Officer to $1 million per year. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The Company has sought and received approval from its shareholders to grant performance-based awards that would, and has granted certain long-term incentive awards that should, qualify for the exception from this deduction limit. As and when appropriate in light of its business objectives, the Company intends to design incentive compensation awards and programs in a manner that satisfies the conditions to this performance-based exception to the otherwise applicable deduction limits. Beginning in 2011, the Company has structured its short-term incentive compensation plan and retention plan so that each should qualify for the exemption.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. We believe it is more important to retain the flexibility to compensate executive officers competitively. We will continue to monitor our compensation practices, however, and consider future opportunities to take advantage of the Section  162(m) exemption when we believe it is in the best interests of the Company and its stockholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is presented by:

The members of the Compensation Committee

Joseph S. Hardin, Jr. (Chairman)

Tom C. Davis

Stephen L. Green

Wayne Mailloux

How much are our Named Executive Officers paid?

The charts presented below should be read in conjunction with the Compensation Discussion and Analysis set forth above.

The chart presented on the following page shows the compensation paid during fiscal 2008, 2009 and 2010 to our Named Executive Officers.

Summary Compensation Table for Fiscal Year 2010

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation ($)(5)	Total ($)(6)
Gregg L. Engles	2010	1,100,000	—	1,096,164	1,092,653	495,000		—	290,509	4,074,326
Chairman of the Board and Chief Executive Officer	2009	1,133,333	—	2,849,940	2,704,700	3,335,904		—	238,546	10,262,423
	2008	1,300,000	—	3,424,950	2,788,800	2,350,900		—	187,452	10,052,102

Shaun P. Mara(7)	2010	188,622	50,000	224,999	117,719	100,000		—	90,685	772,025
Executive Vice President and Chief Financial Officer	2009	—	—	—	—	—		—	—	—
	2008	—	—	—	—	—		—	—	—

Joseph E. Scalzo(8)	2010	833,077	—	780,108	756,572	292,500		—	137,727	2,799,984
President and Chief Operating Officer	2009	767,282	—	1,102,805	754,800	1,138,133		—	119,767	3,882,787
	2008	700,000	—	1,014,800	940,800	784,900		—	83,450	3,523,950

Bernard P.J. Deryckere(9)	2010	548,878	—	—	—	514,879	(10)	77,057	197,997	1,338,811
Chief Executive Officer, Alpro	2009	—	—	—	—	—		—	—	—
	2008	—	—	—	—	—		—	—	—

Gregg A. Tanner	2010	562,250	—	374,489	154,395	118,461		—	53,448	1,263,043
Executive Vice President and	2009	548,333	—	632,444	377,400	652,186		—	50,940	2,261,303
Chief Supply Chain Officer	2008	525,000	175,000	675,080	403,200	533,700		—	618,485	2,930,465

Harrald F. Kroeker	2010	512,417	—	238,304	237,533	—		—	2,953,887	3,942,141
Former President, Fresh Dairy Direct	2009	540,833	—	802,092	566,100	606,320		—	57,367	2,572,712
	2008	495,000	—	520,085	470,400	585,200		—	23,913	2,094,598

Paul Moskowitz(11)	2010	392,033	—	119,144	118,769	—		—	1,953,835	2,583,781
Former Executive Vice President Human Resources	2009	—		—	—	—		—	—	—
	2008	—		—	—	—		—	—	—

Jack F. Callahan, Jr.	2010	520,633	—	285,958	285,040	—		—	56,826	1,148,457
Former Executive Vice President and Chief Financial Officer	2009	553,667	—	772,341	635,290	706,100		—	54,853	2,722,251
	2008	528,000	—	761,100	672,000	557,000		—	27,001	2,545,101

(1)	Includes salary deferred pursuant to our Deferred Compensation Plan as described on page 68 of this Proxy Statement.

(2)	Amounts shown reflect restricted stock unit awards. This column reflects the aggregate grant date fair value of stock awards as calculated in accordance with Financial Accounting Standards related to “Share-Based Payment” for all years presented.

(3)	Amounts shown reflect stock option awards. This column reflects the aggregate grant date fair value of option awards for all years presented. The assumptions used in valuing the stock options we granted are described under the caption “Stock Options” in Note 11 to the Consolidated Financial Statements included within our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan. Amounts related to awards of CPUs in 2010 were below threshold payout at December 31, 2010 and are not included in this table.

(5)	See the “All Other Compensation” table below for a description of the included amounts.

(6)	Represents the sum of the compensation amounts (expressed in dollars) shown in the columns to the left.

(7)	Mr. Mara was promoted to Executive Vice President and Chief Financial Officer effective December 1, 2010. Mr. Mara’s salary was increased to $465,000, and his target short-term incentive compensation was increased to 70% of base salary effective with his promotion. Mr. Mara joined the Company on June 28, 2010.

(8)	Mr. Scalzo was promoted to President and Chief Operating Officer effective August 20, 2010. Mr. Scalzo’s salary was increased to $900,000 and his target was increased to 125% effective with his promotion. His 2010 short-term incentive compensation was prorated based on the amount of time spent in his old and new positions due to his promotion.

(9)	Mr. Deryckere was not a Named Executive Officer in 2009 and was not an employee in 2008. Amounts for Mr. Deryckere have been converted from Euros using the conversion price of $1.3253 for each Euro, based on the conversion rate at December 31, 2010.

(10)	Includes $41,747 payable under Mr. Deryckere’s MTI plan.

(11)	Mr. Moskowitz was not a Named Executive Officer in 2009 or 2008.

All Other Compensation(1)

Name	Year	Aircraft Usage ($)(2)	Club Membership ($)	Relocation ($)(3)	401(k) ($)(4)	SERP ($)(5)	Life Insurance ($)(6)	Long-Term Disability Premiums ($)(7)	Severance ($)(8)	Defined Contribution Plan(9)	Other ($)(10)	Total ($)
Gregg L. Engles	2010	100,846	2,324	—	11,000	167,636	4,002	4,701	—	—	—	290,509
	2009	82,759	3,984	—	11,000	129,570	3,835	7,398	—	—	—	238,546
	2008	116,747	2,463	—	9,200	55,040	4,002	—	—	—	—	187,452

Shaun P. Mara	2010	—	—	85,073	5,050	—	285	277	—	—	—	90,685
	2009	—	—	—	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—	—	—	—

Joseph E. Scalzo	2010	50,495	—	—	11,000	69,048	2,622	4,562	—	—	—	137,727
	2009	47,797	—	—	11,000	52,287	2,594	6,088	—	—	—	119,766
	2008	42,778	—	—	9,200	28,878	2,594	—	—	—	—	83,450

Bernard P.J. Deryckere(11)	2010	—	—	—	—	—	9,955	4,085	—	164,761	19,196	197,997
	2009	—	—	—	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—	—	—	—

Gregg A. Tanner	2010	—	—	—	6,739	38,777	2,151	5,781	—	—	—	53,448
	2009	—	—	—	6,914	33,481	2,035	7,860	—	—	650	50,940
	2008	—	—	596,057	6,312	14,250	1,866	—	—	—	—	618,485

Harrald F. Kroeker	2010	—	—	—	11,000	34,949	1,961	4,701	2,901,276	—	—	2,953,887
	2009	—	—	—	11,000	35,241	1,911	6,392	—	—	2,822	57,366
	2008	—	—	—	8,663	13,525	1,725	—	—	—	—	23,913

Paul T. Moskowitz(12)	2010	—	—	—	11,000	22,896	959	3,563	1,915,417	—	—	1,953,835
	2009	—	—	—	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—	—	—	—

Jack F. Callahan, Jr.	2010	—	—	—	11,000	39,269	1,995	4,562	—	—	—	56,826
	2009	—	—	—	11,000	34,626	2,048	7,179	—	—	—	54,853
	2008	—	—	—	9,200	15,952	1,849	—	—	—	—	27,001

(1)	The amounts in the table do not include group health, hospitalization, medical reimbursement, disability or other benefits that are available to all other employees, or the incremental cost of any health-related screenings.

(2)	The amounts shown for personal use of our aircraft by our executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating aircraft multiplied by the number of hours of personal travel.

(3)	Relocation costs are the aggregate incremental cost paid by us for the Named Executive Officer’s relocation. Includes amounts grossed up for tax purposes of $21,373 in 2010 for Mr. Mara; and $217,263 in 2008 for Mr. Tanner in accordance with our relocation policy.

(4)	Amounts shown are for Company matching contributions.

(5)	Our Compensation Committee approved a supplemental retirement plan for the benefit of employees who receive salary and bonus in excess of the amount that IRS regulations allow to be contributed to a 401(k) plan. The amount shown in this column includes the amount credited to the Named Executive Officer under the supplemental executive retirement plan (“SERP”). See “Compensation Discussion and Analysis—Deferred Compensation Plan and Supplemental Employee Retirement Plan” for more information on the SERP.

(6)	Amounts shown relate to life insurance policies available to all employees generally.

(7)	Effective January 1, 2009, we implemented an Executive Long-Term Disability Plan (the “Executive LTD”) for our executive officers and other key employees, which provides supplemental income replacement for key leaders and enhances coverage provided under the general long-term disability plan. The Executive LTD coverage is provided at the Company’s expense through individual non-cancelable and guaranteed renewable policies. In 2009, the premium amounts were paid by the employees in a lump sum. To make the employees whole, which included the Named Executive Officers, such payment amounts resulted in a one-time gross-up to their 2009 income for the premium amount. For benefits accruing in 2010 and beyond, the Company paid the premiums on the employees’ behalf monthly with no gross-up.

(8)	Includes benefits payable under the Company’s Executive Severance Pay Plan following the termination of the Named Executive Officer’s employment.

(9)	The amounts shown are paid pursuant to Alpro’s Top Hat Plan, which amounts reflect contributions to a retirement plan.

(10)	Includes a car allowance for Mr. Deryckere and amounts grossed up for tax purposes related to travel benefits provided to family members of Mr. Kroeker and Mr. Tanner.

(11)	Mr. Deryckere was not a Named Executive Officer in 2009 and was not an employee in 2008. Amounts for Mr. Deryckere have been converted from Euros using the conversion price of $1.3253 for each Euro.

(12)	Mr. Moskowitz was not a Named Executive Officer in 2009 or 2008.

Grants of Plan-Based Awards in Fiscal Year 2010

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)		All Other Option Awards; Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Target ($)		Maximum ($)
Gregg L. Engles		1,980,000		4,752,000
	2/12/2010				75,286					1,096,164
	2/12/2010						222,084		14.56	1,092,653
Shaun P. Mara		123,690	(4)	296,856
	12/1/2010				13,661	(5)				99,999
	8/18/2010				12,364					125,000
	8/18/2010						36,110		10.11	117,719
Joseph E. Scalzo		974,250	(6)	2,338,200
	8/20/2010				37,166	(5)				375,005
	8/20/2010						108,544	(5)	10.09	352,768
	2/12/2010				27,823					405,103
	2/12/2010						82,074		14.56	403,804
Bernard P.J. Deryckere (7)	—	278,313		667,951	—		—		—	—

Gregg A. Tanner		394,870		947,688
	12/1/2010				25,000	(8)				183,000
	12/1/2010				5,000	(8)				36,600
	2/12/2010				10,638					154,889
	2/12/2010						31,381		14.56	154,395
Harrald F. Kroeker
	2/12/2010				16,367					238,304
	2/12/2010						48,279		14.56	237,533
Paul T. Moskowitz
	2/12/2010				8,183					119,144
	2/12/2010						24,140		14.56	118,769
Jack F. Callahan, Jr.
	2/12/2010				19,640					285,958
	2/12/2010						57,935		14.56	285,040

(1)	The actual amounts paid pursuant to these awards are included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Annual Cash Compensation—Short-Term Incentive Compensation” for a description of this plan. Amounts related to awards of CPUs in 2010 were below threshold payout at December 31, 2010 and are not included in this table.

(2)	Restricted stock unit awards were granted pursuant to our 2007 Plan. Each employee’s restricted stock units granted in 2010 vest ratably over three years beginning on the first anniversary of the grant date and vest in full upon death, qualified disability or retirement, except as otherwise noted.

(3)	Stock option awards were granted pursuant to our 2007 Plan. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date and vest in full upon death, qualified disability or retirement, except as otherwise noted.

(4)	Represents prorated amount due to Mr. Mara’s promotion to Executive Vice President and Chief Financial Officer effective December 1, 2010. Mr. Mara’s target was increased to 70% effective with this promotion. His 2010 short-term incentive compensation was prorated based on the amount of time spent in his old and new positions due to his promotion.

(5)	Denotes promotional grant.

(6)	Represents prorated amount due to Mr. Scalzo’s promotion to President and Chief Operating Officer effective August 20, 2010. Mr. Scalzo’s target was increased to 125% effective with his promotion. His 2010 short-term incentive compensation was prorated based on the amount of time spent in his old and new positions due to his promotion.

(7)	Mr. Deryckere is based outside of the U.S., and does not receive equity-based grants under the Company’s long-term incentive plan. Amounts for Mr. Deryckere have been converted from Euros using the conversion price of $1.3253 for each Euro, based on the conversion rate at December 31, 2010.

(8)	Pursuant to Mr. Tanner’s employment agreement, he will receive a grant of 5,000 restricted stock units annually each December through December 1, 2011 which vest in full on November 1, 2012. Mr. Tanner’s restricted stock unit awards were granted pursuant to our 2007 Plan. In addition, the Compensation Committee approved an additional grant of 25,000 restricted stock units vesting on November 1, 2012, and additional RSU grants each December through 2016 as follows:

Grant Date	RSU Amount	Vesting Date
December 1, 2011	8,000	November 1, 2012

December 1, 2012	8,000	December 1, 2013

December 1, 2013	15,000	December 1, 2014

December 1, 2014	15,000	December 1, 2015

December 1, 2015	15,000	December 1, 2016

December 1, 2016	25,000	December 1, 2017

Outstanding Equity Awards at 2010 Fiscal Year-End(1)(2)

	Grant Date		Option Awards(3)				Stock Awards(4)
Name			Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregg L. Engles	2/12/2010		—	222,084	14.56	2/12/2020	75,286	665,528
	2/13/2009		143,334	286,666	20.07	2/13/2019	94,666	836,847
	1/15/2008		276,667	138,333	25.37	1/15/2018	81,000	716,040
	2/12/2007		361,497	—	30.11	2/12/2017	58,780	519,615
	1/13/2006		640,702	—	25.68	1/13/2016	26,157	231,228
	1/7/2005		501,200	—	18.30	1/7/2015	—	—
	1/13/2004		536,234	—	17.91	1/13/2014	—	—
	1/6/2003		950,101	—	14.25	1/6/2013	—	—

TOTAL			3,409,735	647,083			335,889	2,969,258

Shaun P. Mara	12/1/2010	(5)	—	—	—	—	13,661	120,763
	8/18/2010		—	36,110	10.11	8/18/2020	12,364	109,298

TOTAL			—	36,110			26,025	230,061

Joseph E. Scalzo	8/20/2010	(5)	—	108,544	10.09	8/20/2020	37,166	328,547
	2/12/2010		—	82,074	14.56	2/12/2020	27,823	245,955
	11/3/2009	(5)	—	—	—	—	11,792	104,241
	2/13/2009		40,000	80,000	20.07	2/13/2019	26,666	235,727
	1/15/2008		93,334	46,666	25.37	1/15/2018	24,000	212,160
	2/12/2007		146,950	—	30.11	2/12/2017	11,756	103,923
	10/11/2005		360,028	—	25.85	10/11/2015	—	—

TOTAL			640,312	317,284			139,203	1,230,553

Bernard P.J. Deryckere(6)	—		—	—	—	—	—	—

TOTAL			—	—			—	—

Gregg A. Tanner	12/1/2010	(7)	—	—	—	—	30,000	265,200
	2/12/2010		—	31,381	14.56	2/12/2020	10,638	94,040
	12/1/2009	(7)	—	—	—	—	5,000	44,200
	11/3/2009	(8)	—	—	—	—	8,844	78,181
	2/13/2009		20,000	40,000	20.07	2/13/2019	13,333	117,864
	12/1/2008	(7)	—	—	—	—	5,000	44,200
	1/15/2008		40,000	20,000	25.37	1/15/2018	14,400	127,296
	12/17/2007	(7)	—	—	—	—	5,000	44,200
	11/6/2007		216,028	—	26.67	11/6/2017	18,622	164,618

TOTAL			276,028	91,381			110,837	979,799

	Grant Date	Option Awards(3)				Stock Awards(4)
Name		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Harrald F. Kroeker(9)(10)	2/13/2009	30,000	—	20.07	2/28/2011	—	—
	1/15/2008	46,667	—	25.37	2/28/2011	—	—
	2/12/2007	51,433	—	30.11	2/28/2011	—	—
	12/1/2006	22,043	—	29.09	2/28/2011	—	—

		150,143	—			—	—

Paul T. Moskowitz(9)(10)	2/13/2009	13,334	—	20.07	2/28/2011	—	—
	1/15/2008	28,667	—	25.37	2/28/2011	—	—
	6/18/2007	66,500	—	31.58	2/28/2011	—	—

TOTAL		108,501	—			—	—

Jack F. Callahan, Jr.(10)	2/13/2009	33,667	—	20.07	2/28/2011	—	—
	1/15/2008	66,667	—	25.37	2/28/2011	—	—
	2/12/2007	66,128	—	30.11	2/28/2011	—	—
	5/9/2006	161,645	—	25.44	2/28/2011	—	—

TOTAL		328,107	—			—	—

(1)	The amounts shown reflect outstanding equity awards granted under our 1989 Stock Awards Plan, our 1997 Stock Option and Restricted Stock Plan and our 2007 Plan.

(2)	Numbers shown in the table include adjustments made in connection with the TreeHouse Foods, Inc. spin-off and previous stock splits, and reflect adjustments as a result of the $15 per share special cash dividend paid on April 2, 2007.

(3)	Generally, stock option awards vest as follows: one-third on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant, unless otherwise noted.

(4)	Each restricted stock unit represents the right to receive one share of common stock in the future. Restricted stock units have no exercise price. Generally, grants made prior to 2009 vest ratably over five years subject to certain accelerated vesting provisions based on our stock price, and may provide for accelerated vesting upon death, qualified disability or retirement unless otherwise noted. Beginning in 2009, the restricted stock units vest ratably over three years.

(5)	Denotes promotional grant of restricted stock units, with vesting occurring ratably over three years subject to accelerated vesting.

(6)	Mr. Deryckere is based outside of the U.S., and does not receive equity-based grants under the Company’s long-term incentive plan.

(7)	The restricted stock units vest in full on November 1, 2012, pursuant to Mr. Tanner’s employment agreement.

(8)	The retention grants made on November 3, 2009 vest 50% on the second anniversary and 50% on the third anniversary of the grant date, with no accelerated vesting.

(9)	All unvested stock options and RSUs were cancelled as of the executive’s termination date in return for payment pursuant to our Executive Severance Pay Plan.

(10)	Option Expiration Date reflects the last date on which the option could be exercised following the employee’s termination.

Option Exercises and Stock Vested in Fiscal Year 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Gregg L. Engles	—	—	129,881	2,094,271
Shaun P. Mara	—	—	—	—
Joseph E. Scalzo	—	—	33,109	485,973
Bernard P.J. Deryckere(2)	—	—	—	—
Gregg A. Tanner	—	—	20,778	282,855
Harrald F. Kroeker	—	—	17,039	263,176
Paul T. Moskowitz	—	—	10,000	143,888
Jack F. Callahan, Jr.	—	—	27,453	422,145

(1)	The value realized on vesting was our closing stock price on the vesting date multiplied by the number of shares vested.

(2)	Mr. Deryckere is based outside of the U.S., and does not receive equity-based grants under the Company’s long-term incentive plan.

2010 Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Bernard P.J. Deryckere	Alpro Defined Benefit Plan	9	477,597	—

The present value of accumulated benefits was calculated using standard Belgian rates for mortality, inflation, and future salary increases. The value presented is based on Mr. Deryckere’s current base salary of €420,000 and is derived from projected benefits as of January 1, 2011 of €568,080, payable upon retirement at age 60. The Company funds the pension annually in an amount equal to 5% of salaries for covered employees. Variable compensation is not included for purposes of pension calculations. The maximum plan benefits assume payment to the covered employee of 70% of their final salary and continuous employment with the company for 40 years.

Deferred Compensation Plan

U.S.-based Employees of the Company with a base compensation in excess of $150,000, including the Named Executive Officers, may defer all or a portion of their salary and bonus each year into the Dean Foods Deferred Compensation Plan, which is a tax deferred plan. The balances in the deferred compensation accounts are unsecured general obligations of the Company. This program is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The Company makes no contributions to the plan. The Named Executive Officers who have elected to defer salary and/or bonus pursuant to this plan have accumulated the deferred compensation amounts shown below:

Nonqualified Deferred Compensation for Fiscal Year 2010

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals / Distributions ($)(2)	Aggregate Balance at Last FYE ($)
Gregg L. Engles	—	—	(541,147)	(2,205,329)	—
Shaun P. Mara	—	—	—	—	—
Joseph E. Scalzo	—	—	—	—	—
Bernard P.J. Deryckere	—	—	—	—	—
Gregg A. Tanner	—	—	—	—	—
Harrald F. Kroeker	—	—	—	—	—
Paul T. Moskowitz	63,807	—	22,467	—	166,365
Jack F. Callahan, Jr.	—	—	—	—	—

(1)	This column reflects the deemed investment income on deferred account balances. Participants are responsible for selecting tracking investments and bear the investment risk based on fund selection and market performance. The investment alternatives available for tracking purposes under the plan for 2010 were as follows: Lincoln VIP Money Market Fund, American Funds US Government Securities Fund, Lincoln VIP Delaware Bond Fund, American Funds High-Income Bond Fund, Fidelity VIP Equity-Income Portfolio, Fidelity VIP Contrafund Portfolio, DWS VIP Equity 500 Index Class A, American Funds Growth Fund, Neuberger Berman AMT Regency Portfolio, Neuberger Berman AMT Mid-Cap Growth Portfolio, Delaware VIP Small Cap Value Series, Lincoln VIP Baron Growth Opportunities Fund, Fidelity VIP Overseas Portfolio, Delaware VIP Emerging Markets Series, Delaware VIP REIT Series and Alliance Bernstein VPS Global Thematic Growth.

(2)	Participants are required to elect annually the scheduled in-service distribution of amounts deferred in that annual period. Participants have the ability to postpone withdrawals to a later date, while employed, or to the end of their employment with the Company.

Executive Officer Severance

We maintain two severance plans for our U.S.-based executive officers, depending on the circumstances that result in their termination. The Amended and Restated Executive Severance Pay Plan (the “Severance Plan”), a copy of which is filed as Exhibit 10.1 of our Current Report on Form 8-K dated November 19, 2010, is applicable in the event of certain involuntary terminations. In addition, we entered into amended and restated change in control agreements with each of our executive officers, the form of which is filed as Exhibit 10.2 of our Quarterly Report on Form 10-Q for the period ended September 30, 2008, and which is applicable in the event of a qualifying termination following a change in control. Following is a description of the benefits that may be paid to the executive officers pursuant to the Severance Plan and the change in control agreements. An executive officer may not receive benefits under both plans.

Potential Benefits Upon a Change in Control

We have entered into agreements with our Named Executive Officers, except for Mr. Deryckere, pursuant to which we must, in the event of a change in control and a subsequent qualifying termination (as defined below) provide the following:

•

pay each of the Named Executive Officers a lump sum of cash equal to three times his or her base annual salary plus his or her target bonus for the year in which the termination occurs, plus a prorated bonus for the portion of the year served prior to termination, in addition to a gross-up payment to pay for any applicable excise taxes;

•	pay each of the Named Executive Officers the unvested balance of his or her 401(k) account, plus three times his or her most recent annual Company match;

•	continue the Named Executive Officer’s insurance benefits for two years; and

•

provide certain outplacement services. In addition, all unvested awards vest in full upon a change in control. With respect to CPU awards, the amount is prorated based on the date of the change in control using that date as the performance measurement date.

We assumed Mr. Deryckere’s existing employment agreement upon our acquisition of Alpro. The agreement was not consistent with many benefits offered to other Named Executive Officers upon a change in control, including the ability to terminate the agreement with “good reason,” as defined below. Under Belgian law, a similar agreement could potentially have adverse tax consequences for Mr. Deryckere. In November 2010, the Compensation Committee approved an amendment to Mr. Deryckere’s agreement to provide him with similar benefits as those received by other Named Executive Officers upon a termination that triggers severance benefits. Mr. Deryckere’s agreement, as amended, is summarized under “Do we have agreements with our Named Executive Officers?” on pages 73-74 of this Proxy Statement.

Pursuant to the agreements a “change in control” means (1) any person who becomes the “beneficial owner,” as such term is defined in the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent or more of the combined voting power of the Company’s then outstanding securities; (2) individuals who currently serve on the Board, or whose election to the Board or nomination for election to the Board was approved by a vote of at least two-thirds of the directors who either currently serve on the Board, or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (3) the Company or any subsidiary of the Company shall merge with or consolidate into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding immediately thereafter securities representing more than sixty percent of the combined voting power of the voting securities of the Company or such surviving entity (or its ultimate parent, if applicable) outstanding immediately after such merger or consolidation; or (4) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, or such a plan is commenced.

A qualifying termination means a termination of employment by the Company or its successor without cause, within thirteen months following a change in control or by the executive officer with good reason prior to the first anniversary of a change in control, or by the executive officer for any reason during the thirteenth month following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to the Company, or (iii) conviction of, or plea of nolo contendere to a felony. “Good reason” means any of the following occurring prior to the first anniversary of a change in control: (i) any material reduction in the amount of the executive officer’s base salary plus bonus or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, (iii) transfer of the executive officer’s principal place of employment, or (iv) the failure of the successor company to assume the obligations under the agreement.

The agreements also contain:

•	a covenant pursuant to which the executives have agreed not to compete with us for two years after termination;

•	a confidentiality provision pursuant to which the executives have agreed not to divulge any of our confidential information; and

•	agreements not to solicit any of our employees for two years after termination.

All of the Named Executive Officers’ unvested stock options and restricted stock units would automatically vest immediately upon a change in control.

If a change in control occurred as of December 31, 2010, and the rights of our Named Executive Officers serving as such on December 31, 2010, under the agreements were triggered, they would receive approximately the following:

Estimated Payments Upon Termination Following a Change in Control

Name	Severance Amount ($)(1)	Early Vesting of Restricted Stock ($)(2)	Early Vesting of Stock Options ($)(3)	Other ($)(4)	Estimated Tax Gross Up ($)(5)	Total ($)
Gregg L. Engles	11,253,000	2,969,259	—	70,000	—	14,292,259
Shaun P. Mara	2,347,944	230,061	—	70,000	1,135,269	3,783,274
Joseph E. Scalzo	7,233,000	1,230,555	—	70,000	3,385,465	11,919,020
Bernard P.J. Deryckere(6)	—	—	—	—	—	—
Gregg A. Tanner	3,303,426	979,799	—	70,000	1,171,899	5,525,124
Harrald F. Kroeker(7)	—	—	—	—	—	—
Paul T. Moskowitz(7)	—	—	—	—	—	—
Jack F. Callahan(7)	—	—	—	—	—	—

(1)	This amount represents three times the sum of the Named Executive Officer’s base salary in effect at the time of the termination, the target annual incentive payment and the aggregate matching contributions payable to the Named Executive Officer’s 401(k) account plus the balance of the unvested portion of the Company 401(k) account.

(2)	This amount represents the payout of all unvested restricted stock units based on the Company’s closing stock price on December 31, 2010 ($8.84).

(3)	This amount represents the payout of all unvested stock options based on the Company’s closing stock price on December 31, 2010 ($8.84). None of the Named Executive Officers’ unvested stock options were in the money based on this price.

(4)	This amount represents the value of outplacement services, long-term disability, life insurance and medical coverage.

(5)	The estimated tax gross-up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits equal to or greater than each individual’s average five-year W-2 earnings if the amount of severance and other benefits exceeds three times the individual’s average five-year W-2 earnings.

(6)	Mr. Deryckere does not have a change in control agreement.

(7)	Mr. Kroeker’s and Mr. Moskowitz’s employment was terminated effective November 30, 2010, and Mr. Callahan’s was terminated effective December 15, 2010. As they were not serving as executive officers on December 31, 2010, estimated benefits have not been provided.

Executive Severance Pay Plan

The Amended and Restated Executive Severance Pay Plan provides severance benefits to certain designated officers, including the Named Executive Officers, who are involuntarily terminated, other than for cause (as defined below), or who voluntarily terminate their employment for good reason (as defined below). Generally, the executive officer will be entitled to receive a payment in an amount up to two times the sum of his or her base salary and target bonus, plus a pro rata portion of his or her target bonus for the fiscal year in which the termination occurs. The Severance Plan Administrator may impose certain conditions on a participant’s right to receive benefits under the plan including the execution of a release, non-compete agreement, non-solicitation agreement and/or non-disclosure agreement. In addition, participants receive a cash payment for the in-the-money value of all outstanding and unvested long-term incentive awards that would vest up to 36 months for the Chief Executive Officer, and up to 24 months for other participants, following the date of severance based on the average closing price of the Company’s stock for 30 days immediately following the date of severance; however, cash-based awards and stock-based awards whose payment is based upon the satisfaction of performance criteria will be valued based on the measurement of the performance criteria as of the end of the calendar year in which the date of severance occurs, unless otherwise expressly provided in the terms of the award. The participant would also be entitled to payments which may be used to pay COBRA health benefits and to obtain outplacement services.

Under the Severance Plan “cause” means the following: (i) the executive officer’s conviction of any crime deemed by the Company to make the executive officer’s continued employment untenable, (ii) the willful and intentional misconduct or negligence that has caused or could reasonably be expected to result in material injury to the business or reputation of the Company, (iii) the conviction of or plea of guilty or of nolo contendere to a crime constituting a felony, (iv) the breach by the executive officer of any written covenant or agreement with the Company, or (vi) the executive officer’s failure to comply with or breach of the Company’s “code of conduct” from time to time. “Good reason” means any of the following: (i) any reduction in the amount of the executive officer’s compensation or significant reduction in benefits not generally applicable to similarly situated employees of the Company, (ii) removal of the executive officer from the position held by him or her immediately prior to the change in control, or (iii) the transfer of the executive officer’s principal place of employment.

In November 2010, the Severance Plan was amended to include all forms of long-term incentive compensation that may be awarded to participants in the future, including the Company’s Cash Performance Units. This change ensures that all components of long-term incentive compensation will be included in a participant’s severance calculation. In addition, the Chief Executive Officer was added as a participant in the Severance Plan, which is consistent with the practices of the majority of the Company’s Benchmark Comparison Group.

In the event the rights of the Named Executive Officers under the Severance Plan were triggered as of December 31, 2010, absent a change in control they would have received approximately the following:

Estimated Payments Upon a Qualified Termination

Name	Severance Amount ($)(1)	Cash in Lieu of Unvested RSUs ($)(2)	Cash in Lieu of Unvested Stock Options ($)(3)	Other ($)(4)	Total ($)
Gregg L. Engles	8,140,000	3,291,712	—	50,000	11,481,712
Shaun P. Mara	1,627,500	170,040	—	50,000	1,847,540
Joseph E. Scalzo(5)	4,237,500	908,168	—	50,000	5,195,668
Bernard P.J. Deryckere(6)(7)	2,783,130	—	—	1,113,252	3,896,382
Gregg A. Tanner	2,312,810	1,004,412	—	50,000	3,367,222
Harrald F. Kroeker(8)	2,349,188	502,088	—	50,000	2,901,276
Paul T. Moskowitz(9)	1,609,500	239,409	—	50,000	1,898,909
Jack F. Callahan(10)	—	—	—	—	—

(1)	This amount represents two times the sum of the Named Executive Officer’s base salary in effect at the time of the termination and the target annual incentive payment, plus an amount reflecting 12 months of the Named Executive Officer’s target short-term incentive payout for 2010.

(2)	This amount represents the payout of restricted stock scheduled to vest in the 24 months following December 31, 2010, or, in the case of Mr. Engles, 36 months following December 31, 2010 in accordance with the terms of our Executive Severance Pay Plan, based on the average of the Company’s closing stock price for 30 days following December 31, 2010 ($9.80).

(3)	This amount represents the payout of stock options scheduled to vest in the 24 months following December 31, 2010, based on the average of the Company’s closing stock price for 30 days following December 31, 2010 ($9.80). None of the Named Executive Officers’ unvested stock options were in the money based on this price.

(4)	This amount represents the value of outplacement services and medical coverage for U.S.-based executives. Represents payment with respect to a non-compete agreement for Mr. Deryckere pursuant to Belgian law.

(5)	Mr. Scalzo’s employment was terminated effective February 25, 2011. The amounts presented represent actual payments pursuant to the Severance Plan.

(6)	Although Mr. Deryckere is not a participant in the Severance Plan, he would receive benefits upon a termination without cause pursuant to his employment agreement. See “Do we have agreements with our Named Executive Officers or directors?—Agreement with Bernard P.J. Deryckere.”

(7)	Amounts for Mr. Deryckere have been converted from Euros using the conversion price of $1.3253 for each Euro, based on the conversion rate at December 31, 2010.

(8)	Mr. Kroeker’s employment was terminated effective November 30, 2010. The amounts presented represent actual payments pursuant to the Severance Plan.

(9)	Mr. Moskowitz’s employment was terminated November 30, 2010. The amounts presented represent actual payments pursuant to the Severance Plan.

(10)	Mr. Callahan voluntarily terminated his employment effective December 15, 2010. As he was not serving as an executive officer on December 31, 2010, estimated benefits have not been provided.

Do we have agreements with our Named Executive Officers or directors?

Agreements with Gregg L. Engles

We do not maintain an employment agreement with Gregg L. Engles. We do have a change in control agreement with Mr. Engles, pursuant to which he is eligible for the change in control benefits described under the heading “Executive Officer Severance—Potential Benefits Upon a Change in Control.” Mr. Engles is also eligible for severance benefits under the Severance Plan described above under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Agreements with Shaun P. Mara

We entered into a letter agreement with Shaun P. Mara dated April 21, 2010, pursuant to which we offered him the position of Senior Vice President and Chief Accounting Officer. We agreed to pay him an annual salary of $350,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $50,000, less payroll taxes. We guaranteed Mr. Mara an annual incentive for 2010 of a minimum of $100,000. On November 16, 2010, we entered into a new letter agreement with Mr. Mara pursuant to which we promoted him to the position of Executive Vice President and Chief Financial Officer effective December 1, 2010. In connection with his promotion, we agreed to pay him an annual salary of $465,000, to be reviewed annually by the Compensation Committee. Pursuant to the agreement, Mr. Mara is eligible to earn a bonus of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased to a maximum of 240% of his target short-term incentive compensation if operating targets and individual objectives are exceeded. In connection with his promotion, we also gave Mr. Mara a grant of restricted stock units with an approximate value of $100,000, vesting on each anniversary of the grant date in equal annual installments over a three-year period.

Upon commencement of his employment, Mr. Mara was granted long-term incentive compensation in the form of stock options having a Black-Scholes value, as determined by our compensation consultant, of $125,000, vesting on each anniversary of the grant date in equal annual installments over a three-year period, and a grant of restricted stock units with an approximate value of $125,000, vesting on each anniversary of the grant date in equal annual installments over a three-year period. For 2011, Mr. Mara’s long-term incentive compensation was set at a value of no less than $250,000.

Pursuant to his letter agreement, Mr. Mara is eligible for benefits under the Severance Plan as described under the heading, “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. Mara is eligible to contribute to our Executive Deferred Compensation Plan. We agreed to provide certain other benefits to Mr. Callahan, including paid time off, payment of certain COBRA premiums, and relocation benefits. Mr. Mara is eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Mara that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is similar to those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Mr. Mara is also subject to a non-compete, pursuant to which Mr. Mara agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Mara agreed to keep the Company’s proprietary information confidential.

Agreements with Joseph E. Scalzo

Mr. Scalzo’s employment with the Company was terminated effective February 25, 2011. In connection with this termination, Mr. Scalzo received benefits under the Severance Plan described above under the heading, “Executive Officer Severance—Executive Severance Pay Plan.” In addition, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Scalzo, dated October 7, 2005, pursuant to which Mr. Scalzo agreed he would not compete with us, provided that his employment is not terminated by us for cause, as defined in the agreement, or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Scalzo agreed to keep the Company’s proprietary information confidential.

Agreement with Bernard P.J. Deryckere

In connection with our acquisition of Alpro from Vandemoortele N.V. in July of 2009, we assumed the obligations of the existing employment agreement with Mr. Deryckere. The original agreement provided for a minimum 24 month notice of termination, which could be increased by statute to a maximum of three months per five years of service. The Company could waive the notice period by paying a severance indemnity in the amount of compensation to be received over the notice period. Effective February 4, 2011, we executed an amendment to the original agreement with Mr. Deryckere pursuant to which we agreed to pay him an amount equal to the greater of 24 months or the maximum statutory amount using the formula set forth above times his current salary, bonus and mid-term incentive compensation upon a termination of the agreement for any reason other than for “serious cause” as defined in Article 35 of the Employment Contracts Act. In addition, if the Company terminates the agreement without “serious cause,” or Mr. Deryckere terminates his employment with the Company for good reason, defined as (i) a material reduction in annual base salary, target annual bonus opportunity or the aggregate value of benefits; (ii) a material reduction in the scope of duties; or (iii) the relocation of his principal place of employment more than 50 miles from the prior location; the Company shall pay Mr. Deryckere an additional amount equal to 12 months’ salary in addition to the notice period payment, which additional amount shall be reduced by any number of months greater than 24 payable with respect to the severance indemnity, calculated by using the maximum statutory formula set forth above.

In addition, Mr. Deryckere is subject to a non-compete and non-solicitation clause pursuant to which he agreed that he would not compete with us in the countries in which Alpro conducts business at the time of his termination for a period of 24 months following his termination for any reason and he agreed not to solicit any of our employees. In return for this agreement, the Company shall pay Mr. Deryckere a gross compensatory lump sum equal to one-half of the compensation that would have been earned by Mr. Deryckere over the non-compete period, unless such clause is waived by the Company, subject to a clawback in the event Mr. Deryckere violates such agreement.

Agreements with Gregg A. Tanner

We entered into a letter agreement with Gregg A. Tanner dated October 23, 2007, pursuant to which we offered him the position of Executive Vice President and Chief Supply Chain Officer. We agreed to pay him an annual salary of $525,000, to be reviewed annually by the Compensation Committee, and a one-time signing bonus of $400,000, less payroll taxes. In addition, we agreed to pay Mr. Tanner an additional one-time signing bonus of $175,000, less payroll taxes, within 30 days of December 31, 2008, provided that he was employed by us on December 31, 2008. Mr. Tanner is eligible to earn short-term incentive compensation of 70% of his annualized base salary, subject to the achievement of certain operating targets and individual objectives, which could be increased to a maximum of 240% of his target short-term incentive compensation if operating targets and individual objectives are exceeded.

Upon commencement of his employment, Mr. Tanner was granted options to purchase 60,000 shares of our common stock, with an exercise price equal to the closing market value on Mr. Tanner’s hire date. The options will vest on each anniversary of the grant date in equal annual installments over a three year period. He was also granted 24,000 restricted stock units, which vest on each anniversary of the grant date in equal annual installments over a five year period. The restricted stock units could vest earlier if certain stock performance targets are met. In addition, upon commencement of his employment, Mr. Tanner was granted an additional number of stock options having a Black-Scholes value, as determined by our compensation consultant, of $1,100,000, and a grant of restricted stock units with an approximate value of $600,000. Each of these grants have terms and conditions equivalent to the initial grants described above. Finally, Mr. Tanner will receive five annual grants of 5,000 restricted stock units per year until November 1, 2011, for a total of 25,000 restricted stock units. The first grant was made on December 17, 2007, and the remaining grants will be on the first of the month following the anniversary of Mr. Tanner’s employment date. Each of these five grants will vest on November 1, 2012. Mr. Tanner will also receive five annual grants of 5,000 restricted shares each year from 2012 through 2016, for a total of 25,000 restricted stock units. He will receive these grants each year on the first of the month following the anniversary of his employment date. Each of these grants will vest one year after their issue date. Mr. Tanner must be employed by the Company on the date of issue in order to receive these annual grants of restricted stock units. In addition, on October 6, 2010, the Compensation Committee of the Board of Directors approved additional grants of restricted stock units to Mr. Tanner. He will receive these grants on December 1 of each year from 2010 through 2016, for a total of 111,000 restricted stock units. The 2010 and 2011 grants will vest 11 months after their issue date, while each of the remaining grants will vest one year after their issue date.

Pursuant to his employment agreement, Mr. Tanner is eligible for benefits under the Severance Plan as described under the heading, “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. Tanner is eligible to contribute to our Executive Deferred Compensation Plan. We also agreed to provide certain other benefits to Mr. Tanner, including paid time off, payment of certain COBRA premiums, relocation benefits, and home office equipment. Mr. Tanner is also eligible for those benefits offered to all employees equally, including 401(k) and health insurance.

We also executed a change in control agreement with Mr. Tanner that provides for certain payments upon a change in control as defined in the agreement. The change in control agreement is in the form of those provided to our other executive officers, the terms and conditions of which are described under the heading, “Executive Officer Severance—Potential Benefits Upon a Change In Control.”

Finally, we entered into a Proprietary Information, Inventions and Non-Compete Agreement with Mr. Tanner, dated November 1, 2007, pursuant to which Mr. Tanner agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Tanner agreed to keep the Company’s proprietary information confidential.

Agreements with Harrald F. Kroeker

On October 6, 2010, Harrald F. Kroeker’s employment as President, Fresh Dairy Direct, was terminated; Mr. Kroeker remained with the Company through November 30, 2010. Mr. Kroeker received severance benefits in accordance with the Severance Plan described above under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. Kroeker is also subject to a Proprietary Information, Inventions and Non-Compete Agreement, pursuant to which Mr. Kroeker agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Kroeker agreed to keep the Company’s proprietary information confidential.

Agreements with Paul T. Moskowitz

On November 30, 2010, Paul T. Moskowitz’s employment as Executive Vice President, Human Resources was terminated. Mr. Moskowitz received severance benefits in accordance with the Severance Plan described above under the heading “Executive Officer Severance—Executive Severance Pay Plan.”

Mr. Moskowitz is also subject to a non-compete, pursuant to which Mr. Moskowitz agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Moskowitz agreed to keep the Company’s proprietary information confidential.

Agreement with Jack F. Callahan, Jr.

Effective December 15, 2010, Jack F. Callahan, Jr. resigned as Executive Vice President and Chief Financial Officer. Mr. Callahan voluntarily terminated his employment and thus did not receive severance benefits described above under the heading “Executive Officer Severance—Executive Severance Pay Plan.” Mr. Callahan is also subject to a Proprietary Information, Inventions and Non-Compete Agreement, pursuant to which Mr. Callahan agreed he would not compete with us or solicit any of our customers or employees, or interfere with our customer relationships, for two years following his termination. In addition, Mr. Callahan agreed to keep the Company’s proprietary information confidential.

How much stock do our executive officers and directors own?

The following table presents information as of March 23, 2011 concerning:

•	each director and each Named Executive Officer, and

•	all directors and executive officers as a group, including executive officers not named in the table.

Beneficial Owner	Number of Shares Common Stock		Exercisable Options/ RSUs(1)		Total	Percent(2)
Jack F. Callahan, Jr	77,148		—		78,148	0.04%
Tom C. Davis	19,276		162,740		182,016	0.10%
Bernard P.J. Deryckere	5,900		—		5,900	*
Gregg L. Engles	2,583,707		3,765,429		6,349,136	3.40	%(3)
Stephen L. Green	183,719		72,432		256,151	0.14%
Joseph S. Hardin, Jr	213,513		162,740		376,253	0.21	%(4)
Janet Hill	28,581		123,583		152,164	0.08%
Harrald F. Kroeker	—		—		—	*
J. Wayne Mailloux	23,825		16,462		40,287	0.02%
Shaun P. Mara	—		—		—	*
Paul T. Moskowitz	13,324		—		13,324	0.01%
John R. Muse	400,364	(5)	162,740		563,104	0.31	%(5)
Hector M. Nevares	428,452		162,740		591,192	0.32%
Joseph E. Scalzo	83,712		754,336		838,048	0.46	%(6)
Gregg A. Tanner	56,512		326,489		383,001	0.21%
Jim L. Turner	320,989	(7)	162,740	(8)	483,729	0.26	%(7)(8)
Doreen A. Wright	6,315		16,462		22,777	0.01%
Executive officers and directors as a group, including 6 executive officers not named in the table	4,552,830		6,681,153		11,233,983	5.92%

*	Denotes ownership of less than 0.01%

(1)	As of March 23, 2011, and including stock options exercisable and restricted stock units vesting within the next 60 days.

(2)	Percentages based on 183,168,522 shares of common stock issued and outstanding as of March 23, 2011, plus option shares of the particular person(s), which are exercisable within 60 days, and restricted stock units.

(3)	Includes 71,482 shares subject to a call option, 831,947 shares pledged as security for a private loan, and 1,680,178 shares pledged as security for bank loans.

(4)	Includes 3,550 shares held by a family trust, of which Mr. Hardin’s children and sister are the beneficiaries. Mr. Hardin is the trustee and disclaims all beneficial interest except to the extent of his pecuniary interest in the trust, if any.

(5)	Includes 2,550 shares owned by Mr. Muse’s spouse and 2,000 shares owned by minor children sharing Mr. Muse’s household; Mr. Muse disclaims ownership of such shares.

(6)	Includes 23,800 shares held by a Grantor Retained Annuity Trust, maintained by Goldman Sachs Group, Inc.

(7)	Includes 47,948 shares held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such shares.

(8)	Includes 45,683 options held by Mr. Turner’s spouse; Mr. Turner disclaims ownership of such options.

Do we have any holders who beneficially own more than 5% of our common stock?

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Appaloosa Partners, Inc.(2) c/o Appaloosa Management L.P. 51 John F. Kennedy Parkway Short Hills, NJ 07078	13,396,536	7.31%
LSV Asset Management(3) 155 N. Wacker Drive, Suite 4600 Chicago, IL 60606	9,316,400	5.09%
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	15,764,941	8.61%

(1)	Based on 183,168,522 shares outstanding as of March 23, 2011.

(2)	Based on a Schedule 13G filed with the SEC on January 7, 2011 by and on behalf of Appaloosa Investment Limited Partnership I (“AILP”), Palomino Fund Ltd. (“Palomino”), Thoroughbred Fund L.P. (“TFLP”), Thoroughbred Master Ltd. (“TML”), Appaloosa Management L.P. (“AMLP), Appaloosa Partners Inc. (“API”) and David A. Tepper. Mr. Tepper is the sole stockholder and the President of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interest in, AMLP. AMLP is the general partner of AILP and TFLP, and acts as investment advisor to Palomino and TML. The parties report as follows: AILP (reporting shared voting power and dispositive power with respect to 4,348,074 shares), Palomino (reporting shared voting power and dispositive power with respect to 6,369,156 shares), TFLP (reporting shared voting power and dispositive power with respect to 1,317,045 shares), TML (reporting shared voting power and disositive power with respect to 1,362,261 shares), AMLP (reporting shared voting power and dispositive power with respect to 13,396,536 shares), API (reporting shared voting power and dispositive power with respect to 13,396,536 shares), and Mr. Tepper (reporting shared voting power and dispositive power with respect to 13,396,536 shares), filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act.

(3)	Based on a Schedule 13G filed with the SEC on February 10, 2011, LSV Asset Management reported sole voting power and sole dispositive power with respect to 9,316,400 shares.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2011, by and on behalf of FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management and Research Company (“Fidelity”), filing as joint filers pursuant to Rule 13d-1(f)(1) under the Exchange Act. Fidelity is a wholly-owned subsidiary of FMR, and Mr. Johnson has reported controlling interest in FMR. FMR reported beneficial ownership with respect to 15,764,941 shares, distributed as follows: FMR (reporting sole voting power with respect to a total of 345,421 shares and sole dispositive power with respect to a total of 15,764,941 shares); Fidelity (reporting beneficial ownership of 15,419,520 shares, and reporting sole dispositive power of such shares by Mr. Johnson); Strategic Advisers, Inc., a wholly-owned subsidiary of FMR (reporting beneficial ownership of 668 shares); and Pyramis Global Advisors Trust Company, a wholly-owned subsidiary of FMR (reporting beneficial ownership of 344,753 shares, and reporting sole dispositive power and sole power to direct the voting of such shares by Mr. Johnson and FMR).

What are our policies regarding transactions with related persons and what relationships do we have with our executive officers and directors?

Related Party Transaction Policy

Under our Code of Ethics, directors, officers and employees are expected to make business decisions and take actions based upon the best interests of the Company and not based upon personal relationships or benefits.

The Board of Directors has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written policy governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our Company was, is or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Governance Committee of the Board of Directors is responsible for reviewing and approving these transactions.

Any transaction proposed to be entered into by the Company with a a related party must be reported to our General Counsel and reviewed and approved by the Governance Committee in accordance with the terms of the policy, prior to effectiveness or consummation of the transaction, whenever practicable. If advance approval is not practicable under the circumstances, the Governance Committee will review and, in its discretion, may ratify the interested transaction at the next meeting of the Governance Committee. In the event management becomes aware of any further transactions subsequent to that meeting, such transactions may be presented to the Governance Committee for approval at the next Governance Committee meeting, or where it is not practicable or desirable to wait until the next Governance Committee meeting, to the Chair of the Governance Committee (to whom authority has been delegated to act between Committee meetings) subject to ratification by the Governance Committee at its next meeting.

Any transaction with an interested person previously approved by the Governance Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Governance Committee annually.

The Governance Committee (or the Chair) will approve only those transactions that are in, or are not inconsistent with, the best interests of the Company and our stockholders, as the Governance Committee (or the Chair) determines in good faith in accordance with its business judgment. In addition, the transaction must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

The transaction below has been considered and ratified by the Governance Committee pursuant to this policy. No other related party transactions were considered by the Governance Committee in 2010.

Jim Turner serves as Principal of JLT Beverages L.P. In 2010, the Company made a payment of approximately $128,700 to JLT Beverages L.P. in exchange for use of a suite at the American Airlines Center in Dallas, Texas during 2010.

Other transactions considered by our Board in assessing director independence, but which do not involve a direct or indirect material interest for the related person, are described in this Proxy Statement under the heading “Who are our independent directors?”

Have our equity compensation plans been approved by our stockholders?

Our equity compensation plans have been approved by our stockholders. In addition, from time to time we grant inducement grants outside our approved plans as permitted by NYSE rules. The following table contains certain information about our plans as of December 31, 2010.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	20,545,011		$20.11	5,584,003	(1)(2)
Equity compensation plans not approved by security holders	978,722	(3)	$22.04	828,076	(4)(5)

Total	21,523,733		$20.20	6,412,079

(1)	Reflects 2,588,643 shares reserved for issuance upon vesting of outstanding RSUs.

(2)	Subsequent to December 31, 2010, the Compensation Committee granted stock options and RSUs in connection with our annual long-term incentive award grant cycle. These grants were made under the 2007 Plan and accordingly reduced the remaining shares available for future grants under the 2007 Plan. Following these additional grants, and including stock option exercises, stock option and RSU cancellations, shares withheld for taxes on vested RSUs, and additional vesting of RSUs after the end of fiscal 2010, the following is a summary of our 2007 Plan as of February 24, 2011:

•	There are 22,983,783 shares of stock to be issued upon exercise of outstanding options, with a weighted average price of $19.57 and a weighted average remaining term of 4.95 years.

•	There are 2,731,282 shares of stock to be issued upon vesting of outstanding RSUs.

•	The number of shares available for future grants under the 2007 Plan is 3,235,317, of which approximately 947,842 shares can be granted as RSUs or restricted stock awards.

If shareholders approve Proposal Two to increase the number of shares authorized under the 2007 Plan by 2.34 million shares, the total number of shares available for future grants under the 2007 Plan would be 5,575,317 as of February 24, 2011, of which 2,297,842 would be available for grants of RSUs or restricted stock awards.

(3)	Consists of stock options issued as “inducement grants,” as such term is defined by the NYSE. The stock options generally vest over three years and will expire on the tenth anniversary of the date of grant. The stock options are generally subject to the same terms and conditions of those awarded pursuant to the plans approved by stockholders.

(4)	Reflects 130,586 shares reserved for issuance upon vesting of outstanding RSUs.

(5)	Remaining shares authorized for issuance as inducement grants which represent 1,759,000 shares registered with the SEC on June 30, 2006, less those previously issued, plus incremental adjustments for the spin-off of TreeHouse Foods, Inc. and the special dividend paid on April 2, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on our review of these forms or written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2010 with the following exceptions: Vesting of restricted stock units for Kelly Duffin-Maxwell and Paul Moskowitz on February 12, 2010 and for Harrald Kroeker, Ronald McCrummen, Gregory McKelvey, and Joseph Scalzo on both February 12 and 13, 2010, and grants of stock options and restricted stock units made to Kelly Duffin-Maxwell, Harrald Kroeker, Ronald McCrummen, Gregory McKelvey, Paul Moskowitz and Joseph Scalzo on February 12, 2010 were reported in Form 4s filed one day late on February 18, 2010.

Appendix A

Dean Foods Company 2007 Stock Incentive Plan

DEAN FOODS COMPANY 2007 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors and executive personnel and other key employees of outstanding ability; (ii) motivating non-employee directors and executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors and employees to participate in the growth and financial success of the Company.

SECTION 2. DEFINITIONS

(a) Certain Definitions. Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i)	any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)

the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii)	the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);

(iv)	the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x);

(v)	the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced; and

(vi)	any other event not described in clauses (i) through (v) above that the Board, in its discretion, determines to be a Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means Dean Foods Company, a Delaware corporation.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, disability as specified under the long-term disability plan of the Company or an Affiliate thereof that covers the Participant, or if there is no such long-term disability plan, any other termination of a Participant’s Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such employment or severance agreement.

“Effective Date” means April 2, 2007, the date on which the Plan was approved by the Board.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by the principal national exchange or trading system on which the Common Stock is then listed or traded. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercised” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the common stock of the Company, par value $0.01 per share.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b) Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3. POWERS OF THE COMMITTEE

(a) Eligibility. Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b) Power to Grant and Establish Terms of Awards. The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times.

(c) Administration. The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto.

(d) Delegation by the Committee. The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of an executive officer of the Company, pursuant to such conditions and limitations as the Committee may establish and only the Committee or the Board may select, and grant Awards to, executive officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(e) Restrictive Covenants and Other Conditions. Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(f) Participants Based Outside the United States. To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The

Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4. MAXIMUM AMOUNT AVAILABLE FOR AWARDS

(a) Number. Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are available for Awards shall be six million shares, plus the number of shares remaining available for issuance as of the Effective Date under both the 1997 Stock Option and Restricted Stock Plan and the 1989 Stock Awards Plan. Such maximum number of shares shall be subject to adjustment in Section 4(d). Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

(b) Canceled, Terminated or Forfeited Awards, Etc. Any shares of Stock subject to an Award which for any reason expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall again be available for grant under the Plan; provided that, for purposes of Section 4(a) upon the Net Exercise of any Options or the exercise of any SAR, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan.

(c) Individual Award Limitations. No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 1,000,000 shares of Stock, subject to adjustment in Section 4(d) or 10(b). No Participant may be granted Options and SARs on more than 1,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d) or 10(b). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $5,000,000.

(d) Adjustment in Capitalization. In the event that the Committee shall determine that any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value, or other similar corporate event affects the Stock such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under this Plan, then an adjustment shall be made in the number and class of shares of stock available for Awards under Section 4(a) and the limitations in Section 4(c) and the Committee shall substitute for or add to each share of Stock that may become subject to an Award the number and kind of shares of stock or other securities into which each outstanding share of Stock was changed, for which each such share of Stock was exchanged, or to which each such share of Stock, as the case may be.

SECTION 5. PERFORMANCE AWARDS, PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Generally. The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b) Earned Performance Awards, Performance Shares and Performance Units. Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c) Performance Criteria. At the discretion of the Committee, Performance Criteria may be based on the total return to the Company’s shareholders, inclusive of dividends paid, during the applicable Performance Period (determined either in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies), or upon the relative or comparative attainment of one or more of the following criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies: stock price, operating earnings or margins, net earnings, return on equity, income, market share, return on investment, return on capital employed, level of expenses, revenue cash flow and, in the case of persons who are not Executive Officers, such other criteria as may be determined by the Committee. Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d) Special Rule for Performance Criteria. If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the

Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e) Certification of Attainment of Performance Criteria. As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria.

(f) Payment of Awards. Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g) Newly Eligible Participants. Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(h) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii)

Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 6. RESTRICTED STOCK AND RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b) Vesting. Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, the Restricted Stock shall vest ratably over five years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c) Dividend Equivalents. The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d) Settlement of Restricted Stock and Restricted Stock Units. At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock.

(e) Restrictions on Transfer. Except as provided herein or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f) Termination of Service.

(i)	Qualifying Termination of Employment. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii)	Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 7. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

(a) Grant. Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c) Vesting and Exercisability. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued employment with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three approximately equal installments on each of the first three anniversaries of the grant date. Options and SARs may also become exercisable, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Option or SAR. In its discretion, the Committee may also establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee. No Option or SAR shall be exercisable on or after the tenth anniversary of its grant date (the fifth anniversary of the grant date for an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof). The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment of Option Exercise Price. No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(e) Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(f) Incentive Stock Option Status. Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

(g) Termination of Service.

(i)	Special Termination. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the first anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii)

Termination for any Other Reason. Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii)	Termination for Cause. Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv)	Termination in Connection with a Change in Control. Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 8. OTHER STOCK-BASED AWARDS

(a) Other Stock Based Awards. The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other-Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b) Termination of Service. In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

SECTION 9. CHANGE IN CONTROL

(a) Accelerated Vesting and Payment.

(i)	In General. Except as provided in an employment or individual severance agreement between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately and (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately. Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the excess, if any, of the Fair Market Value over the exercise price for such Option and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for an amount (payable in accordance with Section 9(a)(iii) below) equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award.

(ii)

Performance Awards, Performance Shares and Performance Units. Except as provided in an Award Agreement, in the event of a Change in Control, (i) each outstanding Performance Award and Performance Share shall be canceled in exchange for a payment equal to the greater of (a) the payment that would have been payable had each such Performance Award or Performance Share been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) and (ii) each outstanding Performance Unit shall be canceled in exchange for a payment equal to the greater of (a) the value that would have been payable had each such Performance Unit been deemed equal to 100% or (b) the actual performance to date (or such greater or lesser percentage as the Committee shall specify at the grant date or such greater percentage as the Committee shall specify after the grant date) of its initially established dollar or local currency denominated value.

(iii)	Payments. Payment of any amounts calculated in accordance with Sections 9(a)(i) and (ii) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer having an aggregate fair market value equal to such amount or in a combination of such shares of stock and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of stock of the New Employer shall be determined by the Committee (as constituted prior to the consummation of the transaction constituting the Change in Control) in good faith.

(b) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

SECTION 10. EFFECTIVE DATE, AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN OR AWARDS

(a) General. The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 10(b), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or it part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

(b) Adjustment of Awards Upon the Occurrence of Certain Events.

(i)	Equity Restructurings. If the outstanding shares of Stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through a non-reciprocal transaction between the Company and its stockholders that causes the per share fair market value underlying an Award to change, such as stock dividend, stock split, spin-off, rights offering, recapitalization through a large, non-recurring cash dividend, or other similar transaction, a proportionate adjustment shall be made to the number or kind of shares or securities allocated to Awards that have been granted prior to any such change. Any such adjustment in an outstanding Option or SAR shall be made without change in the aggregate exercise price applicable to the unexercised portion of such Option or SAR but with a corresponding adjustment in the exercise price for each share of Stock or other unit of any security covered by such Option or SAR.

(ii)	Reciprocal Transactions. The Board may, but shall not be obligated to, make an appropriate and proportionate adjustment to an Award or to the exercise price of any outstanding Award, and/or grant an additional Award to the holder of any outstanding Award, to compensate for the diminution in the intrinsic value of the shares of Stock resulting from any reciprocal transaction.

(iii)	Certain Unusual or Nonrecurring Events. In recognition of unusual or nonrecurring events affecting the Company or its financial statements, or in recognition of changes in applicable laws, regulations or accounting principles, and, whenever the Board determines that adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Board may, using reasonable care, make adjustments in the terms and conditions of, and the criteria included in, Awards. In case of an Award designed to qualify for the Performance-Based Exception (as defined in Code Section 409A), the Board will take care not to make an adjustment that would disqualify the Award.

(iv)	Fractional Shares and Notice. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 10(b) may be settled in cash or otherwise as the Board determines. The Company will give notice of any adjustment to each Participant who holds an Award that has been adjusted and the adjustment (whether or not such notice is given) will be effective and binding for all Plan purposes.

SECTION 11. DEFERRALS AND SECTION 409A

Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A.

SECTION 12. GENERAL PROVISIONS

(a) Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b) Nontransferability of Awards. No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c) No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner which is not expressly authorized under the Plan.

(d) No Right to Employment. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(e) No Rights as Shareholder. Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(f) Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).

(g) Compliance with Legal and Exchange Requirements. The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(h) Indemnification. Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(i) No Impact On Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(j) No Constraint on Corporate Action. Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(k) Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting date.

DEAN FOODS COMPANY

INTERNET

http://www.proxyvoting.com/df

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE

1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

97485

FOLD AND DETACH HERE

Mark, sign, date and return this proxy card promptly using the enclosed envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2, 3 AND 5. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY TWO YEARS” ON PROPOSAL 4.

Please mark your votes as indicated in this example

FOR AGAINST ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6.

FOR AGAINST ABSTAIN

1. Nominees for a 3-year term:

2. Proposal to amend the Dean Foods Company 2007 Stock Incentive Plan.

3. Proposal to approve our executive compensation.

4. Proposal to approve the frequency of stockholder votes on our executive compensation.

5. Proposal to ratify Deloitte & Touche LLP as independent auditor.

6. Stockholder proposal regarding tax gross-ups.

FOR AGAINST ABSTAIN

1.1 Stephen L. Green

1.2 Joseph S. Hardin, Jr.

1.3 John R. Muse

Every 1 year Every 2 years Every 3 years Abstain

In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

FOR AGAINST ABSTAIN

I plan to attend the Annual Meeting.

Mark Here for Address Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature Signature Date

You can now access your Dean Foods Company account online.

Access your Dean Foods Company account online via Investor ServiceDirect (ISD).

BNY Mellon Shareowner Services, the transfer agent for Dean Foods Company, now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-866-557-8698

Dear Stockholder:

On the reverse side of this card are instructions on how to vote your shares for the election of directors and the other proposals by Internet or telephone. We encourage you to vote now, by Internet or telephone. Your vote will be recorded the same as if you mailed in your proxy card. See the enclosed proxy statement and proxy card for further information about voting procedures.

If you have elected to view the Dean Foods Company proxy statement and annual report online instead of receiving copies in the mail, you can now access the proxy statement for the 2011 Annual Meeting of Stockholders and the 2010 annual report online through the following address: www.deanfoods.com/proxymaterials

If you notified us previously that you prefer to receive the proxy statement and annual report electronically, then you may not have received paper copies. If you would like paper copies of the proxy statement and annual report, Dean Foods Company will provide a copy to you upon request. To obtain a copy of these documents, please call 800-431-9214.

Thank you for your attention to these matters.

Dean Foods Company

You can view the Dean Foods Company Proxy Statement and Annual Report on the Internet at: www.deanfoods.com/proxymaterials

FOLD AND DETACH HERE

PROXY

DEAN FOODS COMPANY

PROXY

ANNUAL MEETING OF STOCKHOLDERS – MAY 19, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregg L. Engles and Steven J. Kemps, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of common stock of Dean Foods Company held of record by the undersigned on March 23, 2011, at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2011, or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 5, EVERY TWO YEARS ON PROPOSAL 4, AND AGAINST PROPOSAL 6.

IMPORTANT – IF YOU INTEND TO VOTE BY MAILING IN THIS PROXY CARD, RATHER THAN BY INTERNET OR TELEPHONE, YOU MUST SIGN AND DATE THE REVERSE SIDE.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side) 97485